As filed with the Securities and Exchange Commission July 17, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                             ----------------------


                             MEDTOX Scientific, Inc.
              (Exact name of registrant as specified in its charter)

       Delaware                         8071                  95-3863205
(State or other jurisdiction      (Primary Industrial      (I.R.S. Employer
of incorporation or organization)    Code Number)        Identification Number)


                             402 West County Road D
                            St. Paul, Minnesota 55112
                                 (651)-636-7466
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               Richard Braun, CEO
                             MEDTOX Scientific, Inc.
                             402 West County Road D
                            St. Paul, Minnesota 55112
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                             ----------------------

                                   Copies to:

                             Robert R. Ribeiro, Esq.
                            Julius M. Davidson, Esq.
                            Fredrikson & Byron, P.A.
                       900 Second Avenue South, Suite 1100
                          Minneapolis, Minnesota 55402
                            Telephone: (612)-347-7000
                            Facsimile: (612)-347-7077

         Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: /__/

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: /__/

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /__/

                         CALCULATION OF REGISTRATION FEE
========================= ====================== ===================== =================== ===========================
     Title of each              Proposed               Proposed             Proposed                Proposed
        class of                 Amount                maximum              maximum                 Amount of
       securities                 to be                offering             aggregate              Registration
                             registered                price per            offering                 Fee
                                                       share (3)            price (3)
------------------------- ---------------------- --------------------- ------------------- ---------------------------
Common Stock (par value      966,665 shares (1)(2)      $8.88             $8,583,985.20              $789.73
$0.15 per share)

TOTAL                        966,665 shares             $8.88             $8,583,985.20              $789.73
========================= ====================== ===================== =================== ===========================

(1) Includes (i) 766,831 shares available for issuance under the MEDTOX Scientific, Inc. Restated Equity Compensation Plan, (ii) 181,500 shares issuable under the MEDTOX Scientific, Inc. Qualified Employee Stock Purchase Plan and (iii) 18,334 shares available for issuance under the MEDTOX Scientific, Inc. Non-Employee Director Plan.
(2) Together with such number of indeterminate number of securities to be offered as a result of any judgment from stock splits, stock dividends, exercise price adjustments or similar events.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
                             ----------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay our effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             MEDTOX SCIENTIFIC, INC.
                              CROSS-REFERENCE SHEET

                      Showing Location in the Prospectus of
                   Information Required by Items 1 through 12,
                               Part I, of Form S-1

        Item Number and Caption                                         Heading in Prospectus
        -----------------------                                         ---------------------
1.      Forepart of the Registration Statement and Outside Front Cover  Outside Front Cover Page of Prospectus
        Page of Prospectus........................................

2.      Inside Front and Outside Back Cover Pages of Prospectus...      Inside Front and Outside Back Cover Pages of
                                                                        Prospectus
3.      Summary Information, Risk Factors and Ratio of Earnings to      Prospectus Summary; Risk Factors
        Fixed Charges.............................................

4.      Use of Proceeds...........................................      Use of Proceeds

5.      Determination of Offering Price...........................      Outside Front Cover Page of Prospectus;
                                                                        Underwriting
6.      Plan of Distribution......................................      Outside Front Cover Page; Underwriting

7.      Description of Securities to be Registered................      Outside Front Cover Page; Prospectus; Summary;
                                                                        Description of Securities
8.      Interests of Named Experts and Counsel....................                              *

9       Information with Respect to the Registrant................      Prospectus Summary; The Company; Dividends;
                                                                        Selected Financial Data; Management's Discussion
                                                                        and Analysis of Financial Condition and Results
                                                                        of Operations; Business; Management; Principal
                                                                        Shareholders; Certain Transactions; Shares
                                                                        Eligible for Future Sale; Financial Statements

10.     Disclosure of Commission Position on Indemnification for                                *
        Securities................................................


----------------------

*Not applicable or answer negative.

                              SUBJECT TO COMPLETION

         The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    Preliminary Prospectus Dated July 17, 2002

                                   PROSPECTUS
                                 966,665 Shares


                             MEDTOX SCIENTIFIC, INC.

                                  Common Stock

                 ----------------------------------------------

     Of the shares of Common Stock offered hereby (the "Shares"), no Shares are being offered by MEDTOX Scientific, Inc., and all 966,665 Shares are shares authorized to be issued under MEDTOX's Restated Equity Compensation Plan, Qualified Employee Stock Purchase Plan and the Non-Employee Director Plan. The Company will receive proceeds of an undeterminable amount from the sale of Shares if and when employees choose to exercise their options and the Company issues Shares from such options.

         After giving effect to the offering of Shares, the Company will have outstanding 4,794,458 shares of Common Stock. The Shares are entitled to 1 vote per share. See "Description of Securities."

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN THIS PROSPECTUS. SEE "RISK FACTORS."

                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=====================================================================================================================
                                Proceeds to             Price to           Underwriting            Proceeds to
                              Shareholders (1)           Public            Discounts and           Company (1)
                                                                            Commissions
---------------------------------------------------------------------------------------------------------------------
Per Share............              $8.88                  $8.88                 $ -                    $ -
Total ...............            $8,583,985.20          $8,583,985.20           $ -                    $ -
=====================================================================================================================

(1) The Company will receive proceeds of an undeterminable amount from the sale of Shares if and when employees choose to exercise their options and the Company issues Shares from such options. Plan participants will be required to pay brokerage commissions in the event they execute trades through a broker.

                       The date of this Prospectus is July ___, 2002.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.


                                   THE COMPANY

     MEDTOX Scientific, Inc., a Delaware corporation, was organized in September 1986. MEDTOX Scientific, Inc. has three wholly-owned subsidiaries, MEDTOX Laboratories, Inc., MEDTOX Diagnostics, Inc., and New Brighton Business Center LLC. We are engaged primarily in two distinct, but related businesses. The business of manufacturing and distribution of diagnostic devices is carried on by MEDTOX Diagnostics, Inc. from our facility in Burlington, North Carolina and the business of forensic and clinical laboratory services is conducted by MEDTOX Laboratories, Inc. at our facility in St. Paul, Minnesota.

         We have two reportable segments: "Laboratory Services" conducted by MEDTOX Laboratories, Inc. and "Products Sales" conducted by MEDTOX Diagnostics, Inc. Laboratory Services include forensic toxicology, clinical toxicology, clinical testing for the pharmaceutical industry and heavy metal analyses as well as logistics, data, and overall program management services. Product Sales include sales of a variety of point-of-collection (POC) screening devices for therapeutic drugs and drugs of abuse. For the years ended December 31, 2001, 2000, and 1999, Laboratory Services revenue accounted for 77%, 81% and 89% of our revenues, respectively. Revenue from Product Sales accounted for 23%, 19% and 11% of our total revenues for the years ended December 31, 2001, 2000 and 1999, respectively.

                                  THE OFFERING

Shares of Common Stock Offered by:

         The Company..............   The Company is not offering for sale any
                                     of the Shares.

         Plan Shares Offered.....    Includes (i) 766,831 shares available for
                                     issuance under the MEDTOX Scientific, Inc.
                                     Restated Equity Compensation Plan, (ii)
                                     181,500 shares issuable under the
                                     MEDTOX Scientific, Inc. Qualified
                                     Employee Stock Purchase Plan and (iii)
                                     18,334 shares available for issuance under the MEDTOX Scientific, Inc. Non-Employee
                                     Director Plan.

Common Stock Outstanding..........   The Company has 4,794,458 Shares issued
                                     and outstanding.

Use of Proceeds...................   The Company will receive proceeds of an
                                     undeterminable amount from the sale of
                                     the Shares if and when employees choose
                                     to exercise their options and the Company issues Shares from such options.

AMEX Symbol.......................   TOX



                                  RISK FACTORS

         Each prospective investor should carefully consider all of the following risk factors in addition to the information set forth elsewhere in this Prospectus.

         1. We Have Accumulated a Deficit From Net Losses and Cannot Be Certain of Future Profitability. From June 1983 through March 31, 2002, we accumulated approximately $52 million in losses from operations. Although we earned money during 1997, 1999, and 2001, we could lose money in the future.

         2. Losses Could Impair Our Ability to Pay Our Debts. In January 1998, we entered into a Credit Security Agreement (the Wells Fargo Credit Agreement) with Wells Fargo Business Credit (Wells Fargo). The Wells Fargo Credit Agreement, as amended, consists of (i) a term loan of $3.185 million bearing interest at prime + 1.25%; (ii) a revolving line of credit, payable on demand, of not more than $6.0 million or 85% of our eligible trade accounts receivable bearing interest at prime + 1%; (iii) a capex note of up to $3.5 million for the purchase of capital equipment bearing interest at prime + 1.25% and (iv) availability of letters of credit in amounts not to exceed the lesser of $300,000 (less outstanding letters of credit) or the unborrowed portion of the revolving line of credit (less outstanding letters of credit).

                  In October and November 2001, we received approximately $1.05 million from private placements of subordinated debt. The notes require payment of the principal amounts on September 30, 2004. Interest at 10% per annum is paid semi-annually on June 30 and December 31. In connection with the issuance of the subordinated notes, we issued warrants to purchase 60,294 shares of common stock at $8.7075 per share.

     We received a total of $575,000 from private placements of subordinated debt and warrants from 1998 through 1999. The notes require payment of the principal amounts on December 31, 2001. Interest at 12% per annum is paid semi-annually on June 30 and December 31. In connection with the issuance of the subordinated notes, we issued warrants to purchase 54,604 shares of common stock at $2.6325 per share. At December 31, 2001, we had repaid $475,000 of the principal amount of the notes. The remaining $100,000 was renewed at 8.5% interest per annum paid semi-annually and requires payment of the principal amount on December 31, 2002.

         3. Our Products Could Become Outdated and Adversely Affect Our Future Operating Results. Modern biotechnology has changed and continues to change very quickly. We require adequate financial resources in order to maintain a competitive position with respect to our technology and to continue to attract and retain qualified technical personnel. These financial resources may be unavailable. We focus our research and development resources on those products which we believe will most quickly maximize revenue. There can be no guarantee that future technological developments will not cause our existing or proposed products to become outdated, thereby adversely affecting our future operating results.

         4.  We Face Intense Competition in Both of Our Business Segments.

                  Laboratory Services. As of December 31, 2001 approximately 59 labs, including MEDTOX Laboratories, Inc. were certified by the Department of Health and Human Services as having met the standards for Subpart C of Mandatory Guidelines for Federal Workplace Drug Testing Programs (59 FR 29916, 29925). Competitors and potential competitors include forensic testing units of large clinical laboratories and other independent laboratories, specialized laboratories, and in-house testing facilities maintained by hospitals.

                  Competitive factors include reliability and accuracy of tests, price structure, service, transportation and collection networks and the ability to establish relationships with hospitals, physicians, and users of drug abuse testing programs. It should be recognized, however, that many of the competitors and potential competitors have substantially greater financial and other resources than us.

                  Our ability to successfully compete in the future and maintain our margins will be based on our ability to maintain our quality and customer service strength while maintaining efficiencies and low cost operations. There can be no assurance that price competitiveness will not increase in importance as a competitive factor in the laboratory testing business.

                  Product Sales. The diagnostics market has become highly competitive with respect to the price, quality and ease of use of various tests and is characterized by rapid technological and regulatory changes. We have designed our diagnostic products to be inexpensive, on-site tests for use by unskilled personnel, and has not endeavored to compete with laboratory-based systems. Numerous large companies with greater research and development, marketing, financial, and other capabilities, as well as government-funded institutions and smaller research firms, are engaged in research, development and marketing of diagnostic assays for application in the areas for which we produce our products.

                  We have experienced increased competition with respect to our immunoassay tests from systems and products developed by others, many of whom compete solely on price. As the number of firms marketing diagnostic tests has grown, we have experienced increased price competition. A further increase in competition may have a material adverse effect on our business and future financial prospects.

         5. Protection of Our Patents and Proprietary Information Could be Inadequate. We hold eight issued United States patents. Seven of these patents generally form the basis for the EZ-SCREEN and one-step technologies. Additionally, we have one patent that relates to methods of using whole blood as a sample medium on our immunoassay devices. We also hold various patents in several foreign countries and two United States patents which it acquired in the acquisition of Granite Technological Enterprises, Inc. in 1986.

                  Of the seven U.S. patents, which generally form the basis for the EZ-SCREEN and one-step technologies, one expires in 2004, five expire in 2007, and one expires in 2010. The patent which relates to the methods of using whole blood as a sample medium expires in 2012.


                  There can be no assurance that there will not be a challenge to the validity of the patents. If challenged, we might be required to spend significant funds to defend our patents, and there can be no assurance that we would be successful in any such action.

                  We hold twelve registered trade names and/or trademarks in reference to our products and corporate names. Our trade names and/or trademarks range in duration from 10 to 20 years with expiration dates from 2003 to 2009. Additionally, applications have been made for additional trade names.

                  We believe that the basic technologies required to produce antibodies are in the public domain and are not patentable. We intend to rely upon trade secret protection of certain proprietary information, rather than patents, where it believes disclosure could cause the Company to be vulnerable to competitors who could successfully copy our production and manufacturing techniques and processes.

                  6. Our Business and Products are Subject to Extensive Government Regulation. Our products and services are subject to the regulations of a number of governmental agencies as listed below. We believe that we are currently in compliance with all the regulations and requirements of such regulatory authorities, but we cannot predict whether future changes in governmental regulations might significantly increase compliance costs or adversely affect the time or cost required to develop and introduce new products. In addition, our products are or may become subject to foreign regulations. Any failure by us to comply with government regulations or requirements could have a material adverse effect us.

     (a) Substance Abuse and Mental Health Services Administration (SAMHSA). MEDTOX Laboratories, Inc. has been certified by SAMHSA since 1988. SAMHSA certifies laboratories meeting strict standards under Subpart C of Mandatory Guidelines for Federal Workplace Drug Testing Programs. Continued certification is accomplished through periodic inspection by SAMHSA to assure compliance with applicable regulations.

                  (b) United States Food and Drug Administration (FDA). Certain tests for human diagnostic purposes must be cleared by the FDA prior to their marketing for in vitro diagnostic use in the United States. The FDA regulated products produced by the Company are in vitro diagnostic products subject to FDA clearance through the 510(k) process which requires the submission of information and data to the FDA that demonstrates that the device to be marketed is substantially equivalent to a currently marketed device. This data is generated by performing clinical studies comparing the results obtained using our device to those obtained using an existing test product. Although no maximum statutory response time has been set for review of a 510(k) submission, as a matter of policy the FDA has attempted to complete review of 510(k) submissions within 90 days. To date, we have received 510(k) clearance for 16 different products. Products subject to 510(k) regulations may not be marketed for in vitro diagnostic use until the FDA issues a letter stating that a finding of substantial equivalence has been made.

                  As a registered manufacturer of FDA regulated products, we are subject to a variety of FDA regulations including the Good Manufacturing Practices (GMP) regulations which define the conditions under which FDA regulated products are to be produced. These regulations are enforced by FDA and failure to comply with GMP or other FDA regulations can result in the delay of pre-market product reviews, fines, civil penalties, recall, seizures, injunctions and criminal prosecution.

                  (c) Centers for Medicare and Medicaid Services (CMS), formerly Health Care Financing Administration (HCFA). The Clinical Laboratory Improvement Act (CLIA) introduced in 1992 requires that all in vitro diagnostic products be categorized as to level of complexity. A request for CLIA categorization of any new clinical laboratory test system must be made simultaneously with FDA 510(k) submission. The EZ-SCREEN, PROFILE, PROFILE II, VERDICT and VERDICT II drugs of abuse tests currently marketed by MEDTOX Diagnostics, Inc. have been categorized as moderately complex. The complexity category to which a clinical laboratory test system is assigned may limit the number of laboratories qualified to use the test system thus impacting product sales. MEDTOX Laboratories, Inc. is a CLIA licensed laboratory.

     (d) Drug Enforcement Administration (DEA). Our primary business involves either testing for drugs of abuse or developing test kits for the detection of drugs/drug metabolites in urine. MEDTOX Laboratories, Inc. is registered with the DEA to conduct chemical analyses with controlled substances. The MEDTOX
Diagnostics, Inc. facility in Burlington, North Carolina is registered by the DEA to manufacture and distribute controlled substances and to conduct research with controlled substances. Maintenance of these registrations requires that we comply with applicable DEA regulations.

                  (e) Additional Laboratory Regulations. The laboratories of MEDTOX Laboratories, Inc. and certain of our laboratory personnel are licensed or otherwise regulated by certain federal agencies, states, and localities in which it conducts business. Federal, state and local laws and regulations require MEDTOX Laboratories, Inc. among other things, to meet standards governing the qualifications of laboratory owners and personnel, as well as the maintenance of proper records, facilities, equipment, test materials, and quality control programs. In addition, the laboratories are subject to a number of other federal, state, and local requirements which provide for inspection of laboratory facilities and participation in proficiency testing, as well as govern the transportation, packaging, and labeling of specimens tested by either laboratory. The laboratories are also subject to laws and regulations prohibiting the unlawful rebate of fees and limiting the manner in which business may be solicited.

                  The laboratory receives and uses small quantities of hazardous chemicals and radioactive materials in their operations and are licensed to handle and dispose of such chemicals and materials. Any business handling or disposing of hazardous and radioactive waste is subject to potential liabilities under certain of these laws.

     7. We Are Dependent on Key Personnel. Our growth is dependent on our ability to continue to attract the services of qualified executive, technical and marketing personnel. We currently do not maintain any life insurance policy on any key personnel. There can be no assurance we will be able to attract and retain the key personnel it requires.

         8. We Have Never Paid Cash Dividends. Our ability to declare or pay such dividends is restricted by certain covenants in the Wells Fargo Credit Agreement. Therefore, our stock may not be a suitable investment for people seeking dividend income. On November 9, 2001, we paid a 10% stock dividend to holders of record of our Common Stock on October 26, 2001. There can be no assurance that any future stock dividend will be declared or paid.

         9. We Face Potential Product Liability Claims. Manufacturing and marketing our products entail a risk of product liability claims. On August 13, 1993, we procured insurance coverage against the risk of product liability arising out of events after such date, but such insurance does not cover claims made after that date based on events that occurred prior to that date. Consequently, for uncovered claims, we could be required to pay any and all costs associated with any product liability claims brought against us, the cost of defense whatever the outcome of the action, and possible settlement or damages if a court rendered a judgment in favor of any plaintiff asserting such a claim against us. Damages may include punitive damages, which may substantially exceed actual damages. The obligation to pay such damages could have a material adverse effect on the Company and exceed our ability to pay such damages.

         Our laboratory testing services are primarily diagnostic and expose the laboratory to the risk of liability claims. We have maintained continuous professional and general liability insurance coverage since 1984. There are no product liability claims that are pending against us currently.

                              AVAILABLE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The Securities and Exchange Commission maintains an internet site at http://www.sec.gov where information regarding issuers (including the Company) may be found.

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (Registration No. 333-_______). The registration statement contains more information than this prospectus regarding the Company and our Common Stock, including exhibits and schedules. You can get a copy of the registration statement at the address listed above or from the internet site.

     You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                  RISKS RELATING TO FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus, including, without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements (or industry results, performance or achievements) expressed or implied by these forward-looking statements to be substantially different from those predicted. The factors that could affect our actual results include the following:

o general economic and business conditions, both nationally and internationally

o        competition

o        changes in business strategy or development plans

o technological, evolving industry standards, or other problems that could delay the sale of our products

o our inability to obtain appropriate licenses from third parties, protect our trade secrets, operate without infringing upon the proprietary rights of others, or prevent others from infringing on our proprietary rights

o our inability to obtain sufficient financing to continue to expand operations

o        changes in demand for products and services by our customers

         Certain of these factors are discussed in more detail elsewhere in this prospectus, including under the caption "Risk Factors." You should also consider carefully the risks described in this prospectus or detailed from time to time in our filings with the Securities and Exchange Commission.

         We do not undertake any obligation to publicly update or revise any forward-looking statements contained in this prospectus or incorporated by reference, whether as a result of new information, future events or otherwise. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.


                                 USE OF PROCEEDS

     We will receive proceeds of an undeterminable amount from the sale of the Shares if and when employees choose to exercise their options and the Company issues Shares from such options.

     We expect to incur expenses of approximately $17,589.73 in connection with the registration of the Shares.

                        HOW THE SHARES MAY BE DISTRIBUTED

     The Shares may from time to time be sold in whole or in part in one or more transactions on the American Stock Exchange, or on any other exchange on which the Company's Common Stock may then be listed, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). Selling shareholders and any participating broker-dealers may be deemed to be "underwriters" within the meaning of Section 2(4) of the Securities Act of 1933.

         Neither selling shareholders nor the Company can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders on account of their sales of the Shares from time to time.

         Because the selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to prospectus delivery requirements under the Securities Act of 1933. Furthermore, in the event of a "distribution" of securities, the selling shareholders, any selling broker-dealer, and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, as amended, which prohibits certain activities for the purpose of pegging, fixing or stabilizing the price of securities in connection with an offering.

         Under the securities laws of certain states, the Shares may be sold only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale or an exemption from such requirement is available and is complied with.

     We will pay certain expenses in connection with this offering, estimated to be approximately $17,589.73.but we will not pay for any underwriting commissions and discounts, if any, or other expenses of the Selling Shareholders.


                            DESCRIPTION OF SECURITIES

     We are authorized to issue 15,840,000 shares of Common Stock, $.15 par value, and 50,000 shares of Preferred Stock, $1.00 par value. As of the date of this Prospectus, there were 4,794,458 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. As of such date, there were approximately 2,244 holders of record of the Common Stock. After the sale of the shares of Common Stock being sold by the Selling Shareholders in this offering, there will be 5,579,623 shares of Common Stock outstanding. This number does not take into account the possible exercise of warrants to purchase an aggregate of 807,708 shares of Common Stock outstanding as of the date of this Prospectus.

         Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by shareholders. Because there are not cumulative voting rights, the holders of shares of Common Stock entitled to exercise more than 50% of the voting rights in the election of directors are able to elect 100% of the directors.

         The holders of shares of our Common Stock are entitled to dividends and other distributions as and when described by the Board of Directors out of funds legally available. Upon the liquidation, dissolution, or winding up of the Company, the holder of each share of Common Stock would be entitled to share pro rata in the distribution of all of the Company's available assets. The holders of Common Stock are not entitled to preemptive rights to purchase Common Stock of the Company by law or under our Certificate of Incorporation. The shares of Common Stock are not subject to any redemption or sinking fund provisions and are not convertible into any other security or other property of the Company. The Common Stock presently outstanding is, and the Common Stock to be issued upon exercise of the outstanding warrants will be, fully paid and nonassessable. No share of Common stock is subject to any further call or assessment.

         The Common Stock currently trades on the American Stock Exchange.

         Our Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, authorized but unissued shares of preferred stock, with any dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the Common Stock.

         The rights of holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our Board of Directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the Company's outstanding voting stock. We have no present plans to issue any shares of or designate any series of preferred stock.


                                    DIVIDENDS

         The current terms of our outstanding loans do not allow the payment of any cash dividends. At such time as we are capable of paying a cash dividend pursuant to such loan arrangements it will determine whether to pay cash such dividend or reinvest earnings in our business to finance growth. Because of our current debt situation, it is anticipated that no cash dividends will be paid to holders of Common Stock in the foreseeable future.


                             SELECTED FINANCIAL DATA

         The following table summarizes certain selected financial data and is qualified in its entirety by the more detailed financial information and notes thereto appearing elsewhere in this Prospectus. The financial data for the quarters ended March 31, 2002 and March 31, 2001 and the years ended December 31, 2001, 2000, 1999, 1998 and 1997 are derived from unaudited financial statements, in the case of the financial data for the quarters ended March 31, 2002 and 2001, and audited financial statements in the case of the financial data for the years ended December 31, 2001, 2000, 1999, 1998, and 1997. In our opinion, the financial data set forth immediately below reflect all adjustments consisting of only normal recurring adjustments necessary for a fair statement of results of operations for such periods.




                                            For the Quarter Ended
                                            March 31,    March 31,                 For the Years Ended December 31,
(In thousands, except share and per            2002          2001         2001        2000         1999         1998        1997
share data)
------------------------------------------ ------------ ----------- ------------ ------------ ------------ ----------- ------------
------------------------------------------ ------------ ----------- ------------ ------------ ------------ ----------- ------------
STATEMENT OF OPERATIONS DATA:
     Revenues                                  $12,351     $11,606      $49,084      $42,880      $35,003     $29,575      $28,594
     Cost of revenues                            7,445       7,448       29,637       27,847       22,749      20,360       17,888
     Selling, general, and administrative        3,778       3,140       14,436       15,480        9,348       8,974        9,510
     Research and development                      274         315        1,292        1,123          834       1,153          965
     Restructuring costs                            --          --           --           --        (164)         712        (397)
     Other expense                                 369         265        1,221          991          817         673          603
                                           ------------ ----------- ------------ ------------ ------------ ----------- ------------
     Net income (loss)                            $485        $438       $2,498     $(2,561)       $1,419    $(2,297)          $25
                                           ============ =========== ============ ============ ============ =========== ============

     Basic earnings (loss) per common            $0.10       $0.10        $0.57      $(0.67)        $0.40     $(0.66)        $0.01
     share
                                           ============ =========== ============ ============ ============ =========== ============

     Diluted earnings (loss) per common          $0.10       $0.10        $0.54      $(0.67)        $0.39     $(0.66)        $0.01
     share
                                           ============ =========== ============ ============ ============ =========== ============

     Weighted average number of shares
     outstanding:
       Basic                                 4,784,006   4,263,114    4,401,950    3,802,531    3,511,526   3,501,013    3,106,029
       Diluted                               5,040,518   4,441,558    4,614,152    3,802,531    3.611,980   3,501,013    3,106,029

BALANCE SHEET DATA:
     Total assets                              $45,246     $37,553      $44,156      $30,024      $26,271     $24,600      $24,881
     Long-term obligations                       9,845       9,212       10,015        2,898        2,146       2,301          295
     Total stockholders' equity                 23,125      15,916       22,520       15,410       12,790      11,326       13,571

SEGMENT DATA:
     Net revenues:
       Laboratory Services                      $9,337       9,304      $37,990      $34,797      $31,012     $27,070      $25,899
       Product Sales                             3,014       2,302       11,094        8,083        3,991       2,505        2,695
                                           ------------ ----------- ------------ ------------ ------------ ----------- ------------
       Total net revenues                      $12,351     $11,606      $49,084      $42,880      $35,003     $29,575      $28,594
                                           ============ =========== ============ ============ ============ =========== ============
     Segment income (loss):
       Laboratory Services                          14         293         $759     $(3,374)       $1,440    $(1,391)         $430
       Product Sales                               471         145        1,739          813         (21)       (906)        (405)
                                           ------------ ----------- ------------ ------------ ------------ ----------- ------------
       Total segment income (loss)                $485        $438       $2,498     $(2,561)       $1,419    $(2,297)          $25
                                           ============ =========== ============ ============ ============ =========== ============
     Assets:
       Laboratory Services                     $40,223     $34,046      $39,358      $26,498      $24,269     $23,289      $23,469
       Product Sales                             5,023       3,507        4,798        3,526        2,002       1,311        1,412
                                           ------------ ----------- ------------ ------------ ------------ ----------- ------------
        Total assets                           $45,246     $37,553      $44,156      $30,024      $26,271     $24,600      $24,881
                                           ============ =========== ============ ============ ============ =========== ============


Share and per share amounts for all periods presented have been restated for the 10% stock dividend paid on July 5, 2002.

Share and per share amounts for the three months ended March 31, 2001 and the years ended December 31, 2000, 1999, 1998, and 1997 have been restated for the 10% stock dividend paid on November 9, 2001.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

     MEDTOX Scientific, Inc. (formerly EDITEK, Inc.), a Delaware corporation, was organized in September 1986. MEDTOX Scientific, Inc. has three wholly-owned subsidiaries, MEDTOX Laboratories, Inc., MEDTOX Diagnostics, Inc., and New Brighton Business Center LLC. We have engaged primarily in two distinct, but very much related businesses. The business of manufacturing and distribution of diagnostic devices is carried on by MEDTOX Diagnostics, Inc. from our facility in Burlington, North Carolina and the business of forensic and clinical laboratory services is conducted by MEDTOX Laboratories, Inc. at our facility in St. Paul, Minnesota.

         We have two reportable segments: "Laboratory Services" conducted by MEDTOX Laboratories, Inc. and "Products Sales" conducted by MEDTOX Diagnostics, Inc. Laboratory Services include forensic toxicology, clinical toxicology, clinical testing for the pharmaceutical industry and heavy metal analyses as well as logistics, data, and overall program management services. Product Sales include sales of a variety of point-of-collection (POC) screening devices for therapeutic drugs and drugs of abuse. For the quarters ended March 31, 2002 and 2001, Laboratory Services revenue accounted for 76% and 80% of our revenues, respectively, and revenue from Product Sales accounted for 24% and 20%, respectively, of our total revenues. For the years ended December 31, 2001, 2000, and 1999, Laboratory Services revenue accounted for 77%, 81% and 89% of our revenues, respectively and revenue from Product Sales accounted for 23%, 19% and 11%, respectively, of our total revenues.

Critical Accounting Policies

         We have identified the policies outlined below as critical to our business operations and an understanding of results of operations. The listing is not intended to be a comprehensive list of all accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Consolidated Financial Statements for the year ended December 31, 2001 beginning on page F-5. Note that the preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Our critical accounting policies are as follows:

Accounts Receivable:
We perform ongoing credit evaluations of our customers and adjusts credit limits based upon payment history and the customers' current credit worthiness, as determined by management's review of their current credit information. We continuously monitors collections and payments from our customers and maintains a provision for estimated credit losses based upon the our historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within our general expectations and the provisions established, we cannot guarantee that it will continue to experience the same credit loss rates that have occurred in the past. Our consolidated trade accounts receivable balance as of March 31, 2002 was $9.4 million, net of allowance for doubtful accounts of $1.3 million.

Off-Site Supplies Inventory:
Off-site supplies represents collection kits and forms located at collections sites throughout the United States used by Laboratory Services' customers to submit specimens for testing services. At March 31, 2002, off-site inventory was $0.8 million The process for estimating off-site inventory involves significant assumptions and judgments. The estimate is based on the historical average time that a collection site uses the inventory, as well as the amount of inventory expected to be scrapped.

Goodwill:
We continually evaluate whether events and changes in circumstances warrant revised estimates of useful lives or recognition of an impairment loss of unamortized goodwill. The conditions that would trigger an impairment assessment of unamortized goodwill include a significant, sustained negative trend in operating results or cash flows, a decrease in demand for our products or services, a change in the competitive environment, and other industry and economic factors. Until January 1, 2002, we measured impairment of unamortized goodwill utilizing the undiscounted cash flow method. The estimated cash flows were then compared to recorded goodwill amounts; if the unamortized balance of the goodwill exceeded the estimated cash flows, the excess of the unamortized balance in excess of the estimated cash flows on a discounted basis would have been written off.

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). We adopted SFAS No. 142 on January 1, 2002. With the adoption of SFAS No. 142, we will assess the impact based on a two-step approach to assess goodwill based on applicable reporting units and will reassess any intangible assets, including goodwill, recorded in connection with previous acquisitions. We recorded approximately $0.2 million of goodwill amortization during the first three months of 2001 and would have recorded approximately $0.2 million of goodwill amortization during the same period of 2002. In lieu of amortization, we will be required to perform an initial impairment review of goodwill by June 30, 2002 and at least annually thereafter. We are currently assessing, but has not yet determined, the impact the adoption of SFAS No. 142 will have on our consolidated financial statements. As of March 31, 2001, we had unamortized goodwill of $15.2 million.

Accounting for Income Taxes:
As part of the process of preparing the consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which it operates. This process involves estimating actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that deferred tax assets will be recovered from future taxable income and, to the extent management believes that recovery is not likely, we must establish a valuation allowance. To the extent we increase or decrease the valuation allowance in a period, we must include an expense or benefit within the tax provision in the consolidated statement of operations.

Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. As of December 31, 2001, we have recorded a full valuation allowance of $13.9 million due to uncertainties related to our ability to utilize the deferred tax assets, primarily consisting of certain net operating losses (NOL) carried forward, before they expire. The valuation allowance is based on management's estimate of taxable income (primarily determined from four-year cumulative historical results) and the period over which deferred tax assets will be recoverable. It is possible that we could be profitable in the future at levels which cause management to conclude that it is more likely than not that we will realize all or a portion of the NOL carryforward. Upon reaching such a conclusion, we would immediately record the estimated net realizable value of the deferred tax asset at that time and would then provide for income taxes at a rate equal to our combined federal and state effective rates, which would approximate 38% under current tax rates. Subsequent revisions to the estimated net realizable value of the deferred tax asset could cause the provision for income taxes to vary significantly from period to period, although our cash payments would remain unaffected until the benefit of the NOL is completely utilized or expires unused.

      Quarter Ended March 31, 2002 Compared to Quarter Ended March 31, 2001

Revenues

         Revenues increased 6% to $12.4 million for the three months ended March 31, 2002, driven by a $0.7 million, or 31% increase in Product Sales revenues, while Laboratory Services revenues were essentially flat quarter over quarter.

         The Product Sales segment achieved higher sales due to increased sales of substance abuse testing products and contract manufacturing services, partially offset by decreased sales of agricultural diagnostic products. Product sales from substance abuse testing products, which incorporates the EZ-SCREEN(R), PROFILE(R)-II, PROFILE(R)-ER, PROFILE-IIA(R) and VERDICT(R)-II on-site test kits and other ancillary products for the detection of abused substances, increased $0.7 million to $2.6 million in the first quarter of 2002. This growth reflected strong sales in the PROFILE-ER(R), PROFILE-IIA(R) and VERDICT-II(R) product lines resulting in a total of 562,000 disposable point of collection devices sold in the first quarter of 2002 compared to 376,000 devices sold in the same period of 2001. The PROFILE(R)-ER device is an on-site, nine drugs-of-abuse panel, targeted at hospital laboratories for emergency response screening in drugs-of-abuse overdose situations. The PROFILE-IIA(R) device, introduced in October 2001, screens for five drugs of abuse and uses a unique lateral flow test strip to screen for the five most common adulterants. The VERDICT(R)-II was developed for the prison, probation, parole and rehabilitation markets. The VERDICT(R)-II product line now consists of 16 different configurations to detect from one to seven drugs of abuse. In the first quarter of 2002, we captured significant new business in California for our VERDICT(R)-II product line related to the implementation of California Proposition 36, "The Substance Abuse and Crime Prevention Act of 2000." An integral part of implementing Proposition 36 involves frequent drug testing of individuals subject to our mandates.

         Sales of contract manufacturing services, microbiological and associated products increased 32% to $0.4 million, reflecting increased revenues from both historical customers and new customers. Product sales from agricultural diagnostic products decreased 45% to $0.1 million primarily as a result of decreased purchases by the U.S. Department of Agriculture (USDA) for our products. The USDA's needs for our products vary from year-to-year and sales to the USDA are expected to fluctuate accordingly.

         Laboratory Services revenues were essentially flat quarter over quarter. Revenues from our specialty laboratory services increased 22% due to the expansion of clinical testing for the pharmaceutical industry and the October 2001 acquisition of Leadtech Corporation (Leadtech), a pediatric lead-testing laboratory. This positive trend was offset by a 9% drop in specimen volume from our occupational health and corporate clients, reflecting the impact of the slowing economy and lower levels of employment hiring. However, this impact has been partially mitigated by our continued success in acquiring new client relationships and gaining market share.

Gross Profit

         Consolidated gross margin improved to 39.7% for the three months ended March 31, 2002 compared to 35.8% for the three months ended March 31, 2001, reflecting improvement in both Product Sales and Laboratory Services gross margins, as well as the continuing shift in the Company's business mix toward Product Sales at significantly higher margins.

         Laboratory Services gross margin was 31.9% for the three months ended March 31, 2002, up from 31.3% for the same period in 2001. This improvement was primarily attributable to the our continued focus on higher margin specialty laboratory testing services. Gross margin from Product Sales improved to 63.9% for the three months ended March 31, 2002 from 54.3% in the comparable period of 2001, driven by an increased mix of higher margin products and manufacturing efficiencies gained at the production facility.

Selling, General and Administrative Expenses

         Selling, general and administrative expenses were $3.8 million, or 30.6% of revenues in the first quarter of 2002, compared to $3.1 million or 27.1% of revenues in the first quarter of 2001. The increase was primarily due to increased sales and marketing expenses related to acquiring new business. The increase in the absolute dollar amount of selling, general and administrative expenses was also attributable to the higher revenue level in the first quarter of 2002.

Research And Development Expenses

         Research and development expenses decreased 13% in the first quarter of 2002, principally due to a reduction in research and development expenses associated with new product development for on-site and other ancillary products in the Product Sales segment.

Other Expense

         Other expense, consisting primarily of interest expense, increased 39% in the first quarter of 2002, reflecting higher average debt levels, partially offset by lower interest rates.

Net Income

         In the first quarter of 2002, we recorded net income of $0.5 million compared to $0.4 million in the first quarter of 2001. This slight improvement was driven by a 6% increase in consolidated revenues and an improving gross margin, partially offset by increased selling, general, and administrative expenses and higher interest expense.

         Laboratory Services net income was $14,000 in the first quarter of 2002 compared to $0.3 million in the first quarter of 2001. The decline in net income was primarily attributable to increased sales and marketing expenses as well as higher interest expense.

         Product Sales net income was $0.5 million in the first quarter of 2002 compared to $0.1 million in the first quarter of 2001. This improvement was driven by the growth in sales and an increased gross margin, partially offset by higher selling, general and administrative expenses.

Liquidity and Capital Resources

         Our working capital requirements have been funded primarily by cash received from bank and debt financing and the sale of equity securities.

         Net cash used in operating activities was $0.7 million in the first quarter of 2002 up slightly from $0.6 million in the first quarter of 2001.

         Net cash used in investing activities, consisting of capital expenditures, was $0.6 million in the first quarter of 2002 compared to $7.1 million in the first quarter of 2001. In the first quarter of 2001, we purchased the three building, 129,039 square foot complex in St. Paul, Minnesota, where our laboratory segment formerly leased 53,576 square feet. The purchase price, exclusive of expenses and closing costs, was $6.35 million and was financed by a mortgage loan from Principal Life Insurance Company of Des Moines, Iowa in the amount of $6.2 million.

         Net cash provided by financing activities of $1.3 million in the first quarter of 2002 primarily represented net proceeds from the revolving credit facility which were used to fund the our operations during the quarter. Net cash provided by financing activities of $7.5 million in the first quarter of 2001 was principally associated with proceeds received under the mortgage loan discussed above and our credit agreement for the purchase of capital equipment.

         In January 1998, we entered into a Credit Security Agreement (the Wells Fargo Credit Agreement) with Wells Fargo Business Credit, Inc. The Wells Fargo Credit Agreement, as amended, consists of (i) a term loan of $3.185 million bearing interest at prime + 1.25%; (ii) a revolving line of credit, payable on demand, of not more than $6.0 million or 85% of our eligible trade accounts receivable bearing interest at prime + 1%; and (iii) a capex note of up to $3.5 million for the purchase of capital equipment bearing interest at prime + 1.25% and (iv) availability of letters of credit in amounts not to exceed the lesser of $300,000 (less outstanding letters of credit) or the unborrowed portion of the revolving line of credit (less outstanding letters of credit).

         The Wells Fargo Credit Agreement requires us to comply with certain covenants and maintain certain quarterly financial ratios as to minimum debt service coverage and maximum debt to book net worth. It also sets minimum quarterly net income and book net worth levels, which restrict the payment of dividends. As of March 31, 2002, we were in compliance with the financial covenants of the Wells Fargo Credit Agreement.

         We are relying on expected positive cash flow from operations, our line of credit and our capex note to fund future working capital needs and asset purchases. The amount of credit on the revolving line of credit is based primarily on our receivables and, as such, varies with the accounts receivable, and to a lesser degree, our inventory. As of March 31, 2002, we had total borrowing capacity of $5.7 million on our line of credit, of which $4.1 million was borrowed, leaving a net availability of $1.6 million as of March 31, 2002.

         In the short term, we believe that the aforementioned capital will be sufficient to fund our planned operations through 2002. While there can be no assurance that the available capital will be sufficient to fund our future operations beyond 2002, we believe that future profitable operations, as well as access to additional capital through debt or equity financings, will be the primary means for funding our operations for the long term.

         We continue to follow a plan which includes (i) aggressively monitoring and controlling costs, (ii) increasing revenue from sales of the our existing products and services (iii) developing new products and services, as well as
(iv) continuing to selectively pursue synergistic acquisitions to increase our critical mass. However, there can be no assurance that costs can be controlled, revenues can be increased, financing may be obtained, acquisitions successfully consummated, or that we will be profitable.

Impact of Inflation and Changing Prices

         The impact of inflation and changing prices has been primarily limited to salary, laboratory and operating supplies and rent increases and has historically not been material to our operations. In the future, we may not be able to increase the prices of laboratory testing by an amount sufficient to cover the cost of inflation, although we are responding to these concerns by refocusing the laboratory operations towards higher margin testing (including clinical and pharmaceutical trials) as well as emphasizing the marketing, sales and operations of the Product Sales business.

Seasonality

         We believe that the laboratory testing business is subject to seasonal fluctuations in pre-employment screening. These seasonal fluctuations include reduced volume in the summer months, year-end holiday periods, and other major holidays. In addition, inclement weather may have a negative impact on volume thereby reducing net revenues and cash flow.

Impact of New Accounting Standards

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for us on January 1, 2003. We are currently in the process of evaluating the impact of the adoption of SFAS No. 143.

      Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Revenues

         Revenues increased 14.5% to $ 49.1 million in 2001, driven by a $3.0 million, or 37% increase in Product Sales revenues and a $3.2 million, or 9.2% increase in Laboratory Services revenues.

         The growth in Laboratory Services was primarily due to a 30% increase in the Company's specialty laboratory services revenues. This increase is due to the expansion of clinical testing for the pharmaceutical industry and the October 2001 acquisition of Leadtech Corporation (Leadtech), a pediatric lead-testing laboratory. Our research and development group continues to improve and add to the over 900 proprietary bio-analytical assays that have been developed. In the past, these tests have largely been marketed to hospitals, clinics and other laboratories. However, in 2001, we increased our efforts to apply the assay development skills to the bio-analytical needs of the pharmaceutical market. Specimen volume growth from the occupational health and corporate clients was relatively flat in 2001. The slowing economy and the impact of the tragic events occurring on September 11, 2001 caused volume from existing occupational health and corporate clients to be below expectations. However, this impact has been largely mitigated by our continued success in acquiring new client relationships and gaining market share. We believe that the current lower volume from existing clients will continue to be offset by successful sales efforts to new clients.

         The Product Sales segment achieved higher sales due to increased sales of substance abuse testing products, partially offset by decreased sales of agricultural diagnostic products. Product sales from substance abuse testing products, which incorporates the EZ-SCREEN(R), PROFILE(R)-II, PROFILE(R)-ER and VERDICT(R)-II on-site test kits and other ancillary products for the detection of abused substances, increased $3.1 million to $9.4 million in 2001. This growth reflected the sales and marketing efforts for our second-generation test kits, PROFILE(R)-II, PROFILE(R)-ER and VERDICT(R)-II. The PROFILE(R)-ER device is an on-site, nine drugs-of-abuse panel, targeted at hospital laboratories for emergency response screening in drugs-of-abuse overdose situations. We received FDA approval for our PROFILE(R)-ER device and for 10 configurations of our VERDICT(R)-II product in January 2001. The VERDICT(R)-II was developed for the prison, probation, parole and rehabilitation markets. The VERDICT(R)-II product line now consists of 16 different configurations to detect from one to seven drugs of abuse. We continue to develop new products in this area, including the PROFILE-IIA(R) device which was introduced in November 2001. The PROFILE-IIA(R) device screens for five drugs of abuse and uses a unique lateral flow test strip to screen for the five most common adulterants.

          Sales of contract manufacturing services, microbiological and associated products remained flat at $1.3 million in both 2001 and 2000. Product sales from agricultural diagnostic products decreased 25% to $0.4 million primarily as a result of decreased purchases by the U.S. Department of Agriculture (USDA) for our products. The USDA's needs for our products vary from year-to-year and sales to the USDA are expected to fluctuate accordingly.

Gross profit

         Consolidated gross margin improved to 39.6% in 2001 compared to 35.0% in 2000, reflecting improvement in both Product Sales and Laboratory Services gross margins, as well as the continuing shift in our business mix toward Product Sales at significantly higher margins.

         Laboratory Services gross margin was 31.9% in 2001, up from 29.0% in 2000. This improvement is primarily due to improved efficiencies and our continued focus on higher margin testing. Gross margin from Product Sales improved to 66.1% from 61.2% in 2000, driven by an increased mix of higher margin products and manufacturing efficiencies gained at the production facility.

Selling, general and administrative expenses

         Selling, general and administrative expenses were $14.4 million, or 29.4% of revenues in 2001, compared to $15.5 million, or 36.1% of revenues in 2000. The decrease in the percentage of revenues and in absolute dollars primarily reflects the continued efforts taken to reduce overall operating costs as well as the impact of charges incurred in the fourth quarter of 2000. (See discussion of Year Ended December 31, 2000 Compared to Year Ended December 31, 1999 below.) This positive trend was offset slightly by the amortization of intangible assets associated with the Leadtech acquisition in October 2001, as well as expenses associated with operating the Leadtech facility in New Jersey prior to it being merged into our existing laboratory facility in December 2001.

Research and development expenses

         Research and development expenses increased by $0.2 million, or 15.1%, in 2001, principally due to higher research and development expenses associated with new product development for on-site and other ancillary products in the Product Sales segment.

Other expense

         Other expense consisted primarily of interest expense, which increased by $0.1 million or 13.3% in 2001, reflecting higher average debt levels offset by lower interest rates. Other expense also included a loss of $98,000 from the Company's rental activities.

Net income (loss)

         In 2001, we recorded net income of $2.5 million compared to a net loss of $2.6 million in 2000, reflecting increased revenues and gross margins in both the Product Sales and Laboratory Services segments, and decreased selling, general and administrative expenses in the Laboratory Services segment.

         Laboratory Services reported net income of $0.8 million in 2001 compared to a net loss of $3.4 million in 2000. The increase was primarily driven by higher sample volume from the Company's specialty laboratory testing services, our continued focus on higher margin testing, and a reduction in selling, general and administrative expenses.

         Product Sales net income was $1.7 million in 2001 compared to $0.8 million in 2000. This improvement was largely attributable to the growth in sales and an improved gross margin.

      Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Revenues

         Revenues increased 23% to $ 42.9 million in 2000, compared to $35.0 million in 1999, driven by a $4.1 million, or 103% increase in Product Sales revenues and a $3.8 million, or 12% increase in Laboratory Services revenues. The Product Sales segment achieved higher sales due to increased sales of substance abuse testing products and contract manufacturing services, partially offset by decreased sales of agricultural diagnostic products. The growth in Laboratory Services revenues was primarily due to a 7% increase in laboratory tests for employment drug testing services, partially offset by a 14% decline in the average price per testing specimen.

Gross profit

         Consolidated gross margin of 35.0% in 2000 remained flat compared to 1999, reflecting improvement in Product Sales gross margin, offset by a decline in Laboratory Services gross margin. Laboratory Services gross margin was 29.0% in 2000, down from 33.7% in 1999. The erosion of the gross margin was primarily attributable to a 14% decline in the average price per testing specimen. The drop in the average price per testing specimen stemmed from competitive market conditions, which restricted the average price that we could charge new customers. Gross margin was also impacted by an increase in our employee health insurance costs. Gross margin from Product Sales improved from 45.5% to 61.2% in 2000, driven by an increased mix of higher margin products and manufacturing efficiencies gained at the production facility.

Selling, general and administrative expenses

         Selling, general and administrative expenses were $15.5 million, or 36.1% of revenues in 2000, compared to $9.3 million or 26.7% of revenues in 1999. The increase, in both the absolute amount and percentage of revenues, was primarily the result of the buildup of our sales and marketing group throughout 2000, which affected both the Laboratory Services and the Product Sales segments.

         We also incurred a charge of $0.6 million related to the reorganization of our laboratory operations. The charge primarily represented severance and other costs associated with certain management changes. Additionally, we recorded a $0.5 million charge to reserve for potential losses attributable to the Chapter 11 bankruptcy filings of two Laboratory Services customers. Both customers remain as clients, and subsequent to bankruptcy filings, are current on their obligations to us.

         The increase in the absolute dollar amount of selling, general and administrative expenses also reflected the higher revenue level in 2000.

Research and development expenses

         Research and development expenses increased by $0.3 million, or 35%, in 2000, principally due to higher research and development expenses associated with new product development for on-site and other ancillary products in the Product Sales segment.

Interest expense

     Interest expense increased by $0.2 million, or 21%, in 2000, reflecting higher average debt levels and increasing interest rates.

Net (loss) income

         In 2000, we recorded a net loss of $2.6 million compared to net income of $1.4 million in 1999, reflecting higher overall operating costs and a reduced gross margin in the Laboratory Services segment, partially offset by higher revenues in both the Product Sales and Laboratory Services segments.

         Laboratory Services reported a net loss of $3.4 million in 2000 compared to net income of $1.4 million in 1999. The decline was primarily due to increased selling, general and administrative expenses associated with the buildup of our sales and marketing group, the reorganization of laboratory operations and the Chapter 11 bankruptcy of two customers. Although revenues increased 12%, this improvement was offset by a reduced gross margin, which was impacted by a reduction in the average price per specimen and an increase in the Company's employee health insurance costs.

         Product Sales net income was $0.8 million in 2000 compared to a net loss of $21,000 in 1999. This improvement was attributable to the growth in sales and an improved gross margin, which was driven by an increased mix of higher margin products and manufacturing efficiencies gained at the production facility.

Liquidity and Capital Resources

         Our working capital requirements have been funded primarily by cash received from debt financing and the sale of equity securities. Cash and cash equivalents at December 31, 2001 were $0.1 million, compared to $0.2 million at December 31, 2000.

         Net cash provided by operating activities was $3.5 million in 2001 compared to net cash used in operating activities of $2.0 million in 2000. Net cash provided by operating activities was $0.7 million in 1999. The increase of $5.5 million in 2001 was primarily due to an improvement in operating results.

         Net cash used in investing activities was $10.9 million in 2001 compared to $3.4 million and $1.2 million in 2000 and 1999, respectively. In 2001, our investing activities consisted of capital expenditures (primarily the building purchase discussed below) and cash paid for the acquisition of Leadtech.

         In March 2001, we purchased the three building, 129,039 square foot complex in St. Paul, Minnesota, where our laboratory segment formerly leased 53,576 square feet. The purchase price, exclusive of expenses and closing costs, was $6.35 million and was financed by a mortgage loan from Principal Life Insurance Company of Des Moines, Iowa in the amount of $6.2 million. The mortgage loan has a term of ten years and is being repaid based on a 20-year amortization schedule with a balloon payment at the end of the ten-year term. The interest rate is fixed at an annual rate of 7.23% for the first five years at which time the rate will be renegotiated by the parties. The facility includes other commercial tenants who have individual leases that range from 4 years to less then 1 year in duration. The current annual rent paid by such third party tenants, excluding their pro-rata share of operating expenses, is approximately $431,000 per year.

         In October 2001, we completed the acquisition of Leadtech, a private company operating as an independent clinical laboratory devoted primarily to the examination of blood lead concentrations in pediatric patients. The purchase price of $6.1 million consisted of $2.5 million in cash, the issuance of $2.7 million of our Common Stock and $0.9 million of seller financing payable over 24 months. The initial cash payment of $2.5 million was funded primarily from proceeds received from private placement of subordinated debt in October 2001, net proceeds from the legal settlement with Morgan Capital LLC, and operating cash flows.

         We expect equipment and capital improvement expenditures to be between $5.0 million and $6.0 million in 2002. These expenditures are intended primarily to continue to improve efficiencies and reduce operating costs within the Laboratory Services and Product Sales businesses. Such expenditures are expected to be funded through borrowings under our credit facilities and cash provided by operating activities.

         Net cash provided by financing activities was $7.3 million in 2001, compared to $5.0 million and $1.0 million in 2000 and 1999, respectively. The increase was principally associated with proceeds received under the mortgage loan discussed above, our credit agreement for the purchase of capital equipment, and the private placement of subordinated debt in October and November 2001(discussed below). In addition, in September 2001, we received net proceeds of $0.6 million as settlement in the Company's lawsuit against Morgan Capital LLC under Section 16(b) of the Securities Exchange Act of 1934. The increase in 2000 over 1999 was primarily due to proceeds of $4.9 million from our private equity placement.

         In January 1998, we entered into a Credit Security Agreement (the Wells Fargo Credit Agreement) with Wells Fargo Business Credit, Inc. The Wells Fargo Credit Agreement, as amended, consists of (i) a term loan of $3.185 million bearing interest at prime + 1.25%; (ii) a revolving line of credit, payable on demand, of not more than $6.0 million or 85% of our eligible trade accounts receivable bearing interest at prime + 1%; and (iii) a capex note of up to $3.5 million for the purchase of capital equipment bearing interest at prime + 1.25% and (iv) availability of letters of credit in amounts not to exceed the lesser of $300,000 (less outstanding letters of credit) or the unborrowed portion of the revolving line of credit (less outstanding letters of credit).

         The Wells Fargo Credit Agreement requires us to comply with certain covenants and maintain certain quarterly financial ratios as to minimum debt service coverage and maximum debt to book net worth. It also sets minimum quarterly net income and book net worth levels, which restrict the payment of dividends. As of December 31, 2001, we were in compliance with the financial covenants of the Wells Fargo Credit Agreement.

         We received a total of $1.05 million from private placements of subordinated debt and warrants in October and November 2001. The notes require payment of the principal amounts on September 30, 2004. Interest at 10% per annum is paid semi-annually on June 30 and December 31. In connection with the issuance of the subordinated notes, we issued warrants to purchase 60,294 shares of Common Stock at $8.7075 per share. We have determined the value of the warrants at the dates of issuance to be $281,000 based upon the Black-Scholes option pricing model. The value of the warrants has been accounted for as additional paid-in capital and deducted from the principal of the subordinated notes as discount on debt issued. The discount will be amortized to interest expense over the term of the debt. The effective interest rate of the subordinated debt including the warrants is 23.0%.

         We are relying on expected positive cash flow from operations and our line of credit to fund our future working capital and asset purchases. The amount available on the revolving line of credit is based primarily on our receivables and, as such, varies with accounts receivable, and to a lesser degree, our inventory. As of December 31, 2001, we had total borrowing capacity of $5.5 million on our line of credit, of which $2.9 million was borrowed, leaving a net availability of $2.6 million.

         In the short term, we believe that the aforementioned capital will be sufficient to fund our planned operations through 2002. While there can be no assurance that the available capital will be sufficient to fund our future operations beyond 2002, we believe that future profitable operations, as well as access to additional capital through debt or equity financings, will be the primary means for funding our operations for the long term.

Impact of Inflation and Changing Prices

         The impact of inflation and changing prices has been primarily limited to salary, laboratory and operating supplies and rent increases and has historically not been material our Company operations. In the future, we may not be able to increase the prices of laboratory testing by an amount sufficient to cover the cost of inflation, although we are responding to these concerns by refocusing the laboratory operations towards higher margin testing (including clinical and pharmaceutical trials) as well as emphasizing the marketing, sales and operations of the Product Sales business.

Impact of New Accounting Standards

     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations." This Statement supersedes APB Opinion No. 16, "Business Combinations" and SFAS No. 38. "Accounting for Preacquisition
Contingencies of Purchased Enterprises" and eliminates the pooling method of accounting for business acquisitions. This Statement requires all business combinations to be accounted for using the purchase method for all transactions initiated after June 30, 2001.

         In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement applies to intangibles and goodwill acquired after June 30, 2001, as well as goodwill and intangibles previously acquired. Under this statement, goodwill as well as other intangibles determined to have an infinite life will no longer be amortized; however, these assets will be reviewed for impairment on a periodic basis. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 is effective for us on January 1, 2002. In accordance with this statement, we are not required to complete the transitional goodwill impairment test until June 30, 2002. We are currently assessing but has not yet determined the impact of SFAS No. 142 on our financial position and results of operations. As of December 31, 2001 we had net goodwill and other intangible assets of approximately $15.2 million and $2.6 million, respectively. Goodwill amortization expense was approximately $0.8 million for each of the years ended December 31, 2001, 2000 and 1999. Amortization expense of other intangible assets was approximately $0.3 million, $0.1 million and $0.1 million for the years ended December 31, 2001, 2000 and 1999 respectively.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for us on January 1, 2003. We are currently in the process of evaluating the impact of the adoption of SFAS No. 143.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for us on January 1, 2002. We are currently in the process of evaluating the impact of the adoption of SFAS No. 144.


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk is the risk that we will incur losses due to adverse changes in interest rates or currency exchange rates and prices. Our primary market risk exposures are to changes in interest rates. During 2001 and through March 31, 2002, we did not have sales denominated in foreign currencies nor did we have any subsidiaries located in foreign countries. As such, we are not exposed to market risk associated with currency exchange rates and product prices.

         As of March 31, 2002 and December 31, 2001, we had $1.05 million and $100,000 of subordinated notes outstanding at fixed interest rates of 10% and 8.5%, respectively. In addition, at March 31, 2002 and December 31, 2001, we had a $6.1 million mortgage loan payable to Principal Life insurance Company at a fixed annual rate of 7.23% for the first five years at which time the rate will be renegotiated by the parties. We also had capital leases at various fixed rates. These financial instruments are subject to interest rate risk and will increase or decrease in value if market interest rates change.

         We had approximately $7.7 million and $6.6 million outstanding on our line of credit and long-term debt issued under the Wells Fargo Credit Agreement as of March 31, 2002 and December 31, 2001, respectively. The debt under the Wells Fargo Credit Agreement is held at variable interest rates. We have cash flow exposure on our committed and uncommitted line of credit and long-term debt due to our variable prime rate pricing. At March 31, 2002 and December 31, 2001, a 1% change in the prime rate would not materially increase or decrease interest expense or cash flows.


                                    BUSINESS

General

     MEDTOX Scientific, Inc. (formerly EDITEK, Inc.), a Delaware corporation, was organized in September 1986 and has three subsidiaries, MEDTOX Laboratories, Inc., MEDTOX Diagnostics, Inc., and New Brighton Business Center, LLC. We are engaged primarily in two distinct, but very much related businesses. The business of manufacturing and distribution of diagnostic devices is carried on by MEDTOX Diagnostics, Inc. from our facility in Burlington, North Carolina and the business of forensic and clinical laboratory services is conducted by MEDTOX

Laboratories, Inc. at our facility in St. Paul, Minnesota. For the year ended December 31, 2001, sales from the forensic and clinical laboratory services conducted by MEDTOX Laboratories, Inc. accounted for 77% of our revenues. Revenue from the manufacture and distribution of diagnostic devices and other similar products, including some contract manufacturing conducted by MEDTOX
Diagnostics, Inc. accounted for 23% of our total revenues for the year ended December 31, 2001.

Principal Services, Products, and Markets

         General. We have two reportable segments: "Laboratory Services" conducted by the Company's wholly owned subsidiaries, MEDTOX Laboratories, Inc. and New Brighton Business Center, LLC and "Products Sales" conducted by the Company's wholly owned subsidiary MEDTOX Diagnostics, Inc. Laboratory Services include forensic toxicology, clinical toxicology, clinical testing for the pharmaceutical industry (central laboratory services, bioanalytical and pharmacokinetic testing), and analysis of heavy and trace metals. In addition, the Laboratory Services segment provides logistical support, data management and overall program management services. Product Sales include sales of a variety of on-site screening products and contract manufacturing. For financial information relating to the our segments, see Note 4 of Notes to the Consolidated Financial Statements.

Laboratory Services

         Employment Drug Testing Laboratory Services. Our primary source of revenues is the provision of laboratory testing services for the identification of drugs of abuse. These tests are conducted using methodologies such as various immunoassays, gas liquid chromatography, gas chromatography/mass spectrometry and high performance liquid chromatography with tandem mass spectrometry (LC/MS/MS). MEDTOX Laboratories, Inc. was one of the charter laboratories to be certified by the federal government to perform drug testing on employees covered by the Federal Workplace Drug Testing Guidelines. We pioneered security and chain of custody procedures, including sample bar coding and automated sample handling as well as stereospecific confirmation methods that assist in maintaining the integrity of the specimens and the confidentiality of the test results.

         Our customers for substance abuse testing include public and private corporations. In addition to public and private corporations, substance abuse testing is also conducted on behalf of service firms such as drug treatment counseling centers, occupational health clinics, third party administrators and hospitals.

         Clinical Toxicology. We have a fully certified clinical toxicology reference laboratory specializing in esoteric therapeutic drug monitoring and emergency toxicology. The tests performed in the clinical laboratory are conducted using methodologies such as various immunoassays, gas liquid chromatography, high performance liquid chromatography, gas chromatography/mass spectrometry and tandem mass spectrometry. We perform analytical testing for a wide variety of drug classes s including: analgesic, antianxiety, anticholinergic, anticoagulant, anticonvulsant, antidepressant, antidiabetic, antiemetic, antihistamine, antiinflammatory, antimicrobial, antipsychotic, bronchodilator, cardiovascular, stimulant, decongestant, immunosuppressant, local anesthetic, muscle relaxant, narcotic analgesic, and sedative medications.

         Our clients for this market consist of hospitals, clinics and other laboratories. Laboratory specimens are delivered to us from clients across the country by our own couriers, contracted delivery services and commercial overnight couriers.

         Clinical Testing for the Pharmaceutical Industry. We provide laboratory testing for Phase 1-4 clinical trials including general laboratory services, assay development, bio-analytical and pharmacokinetic testing. These test are performed in our clinical laboratory and are conducted using methodologies such as immunoassays, gas chromatography, high performance liquid chromatography, gas chromatography/mass spectrometry and tandem mass spectrometry.

         Our clients for this market are clinical trial sponsors and Clinical Research Organizations (CRO's).

         Heavy Metal, Trace Element, and Solvent Analyses. We operate a laboratory in which blood and urine are tested for heavy metals, trace elements, and solvents. The tests are performed using the methodologies such as flame and flameless atomic absorption, inductively coupled plasma-mass spectrometry, and gas chromatography.

         Our clients for this market are other laboratories, occupational health clinics and companies which need to test patients or employees monitored for excess exposure to hazardous materials and pediatricians who need to test children for exposure to lead.

         Logistics, Data, and Program Management Services. We also provide services in the areas of logistics management, data management, and program management. These services support our underlying business of laboratory analysis and provide added value to our clients. Value-added services include courier services for medical specimen transportation, management programs for on-site drug testing, data collection and reporting services, coordination of specimen collection sites, and medical surveillance program management.

Product Sales

         We have taken a leadership role in the development and distribution of diagnostic drug screening devices. The demand for fast, inexpensive screening technology that detects the presence of a number of substances in human urine, blood samples and other biological specimens continues to increase.

         In 1998, we received FDA 510(k) clearance on the first of our second-generation on-site test products, PROFILE(R)-II. PROFILE(R)-II, is a five-drug lateral flow device for the detection of drugs-of-abuse in human urine. This single-step, immunoassay device has been combined with our data delivery system and laboratory confirmation capability to produce the PROFILE(R)-II Test System. This integrated on-site testing system is currently being marketed to occupational health clinics, corporate clients, third party administrators, and drug abuse counseling and treatment centers.

         We also manufactures and distributes the VERDICT(R)-II line of diagnostic drug screening products within the criminal justice, temporary service and drug rehabilitation markets. In 2000, we developed 10 additional panel configurations within the VERDICT(R)-II product line, giving the company 12 FDA 510(k)-cleared products in all. These devices are sold in multiple assay configurations, providing clients with flexibility in terms of drug panel options and potential cost savings.

         We continue to market the EZ-SCREEN(R) tests. These tests are qualitative assays utilized in agricultural diagnostics to detect mycotoxins and antibiotic residues. Mycotoxins are hazardous substances produced by fungal growth and frequently contaminate corn, wheat, rye, barley, peanuts, tree nuts, cottonseed, milk, rice, and livestock feeds. The EZ-SCREEN(R) agridiagnostic tests are marketed to regulatory authorities and producers of foodstuffs and feeds.

         We distribute diagnostic tests for the detection of alcohol with the EZ-SCREEN(R) Breath Alcohol Test. The test consists of a small tube containing chemically treated crystals that change color in the presence of alcohol. The Company purchases the EZ-SCREEN(R) Breath Alcohol Test through a distribution agreement.

Marketing and Sales

         We believe that the combined operations of the Laboratory Services business and the on-site test kits manufactured by the Product Sales segment have created synergy in the marketing of comprehensive, on-site and laboratory testing programs to a common customer base. We are in a position to offer a full line of products and services for the substance abuse testing and occupational medicine marketplace, including (1) on-site tests for the detection of substance of abuse drugs; (2) SAMHSA (Substance Abuse Mental Health Services Administration) certified laboratory testing (screening and confirmation); (3) biological monitoring of occupational toxins; (4) consultation; and (5) logistic, data management and program management services.

         We have expanded our sales effort in the pharmaceutical market by offering testing services for Phase 1-4 clinical trials and working with sponsors and CRO's on assay development and bio-analytical and pharmacokinetic studies. In addition, we have begun to market clinical chemistry testing services to clinics, hospitals and physician offices on a regional basis. With the acquisition of Leadtech in October 2001, we have expanded our presence in the pediatric lead testing market.

         Major Customers. We had no single customer whose sales amounted to more than 10% of our consolidated revenues during the year ended December 31, 2001.

New Products, Research and Development

         Laboratory Services. The research and development group for Laboratory Services develops new assays for new drugs and compounds, develops new assays for existing metabolites of drugs and other toxins, and improves existing assays with the goal of improving the assays' robustness, sensitivity, accuracy, precision, specificity, and cost. Numerous new laboratory-based assays were developed during 2001 using immunochemistry, liquid chromatography (LC), gas chromatography (GC), gas chromatography with mass spectrometry (GC/MS), inductively coupled plasma mass spectrometry (ICP/MS), and LC with tandem mass spectrometry (LC/MS/MS). The many new tests developed during 2001 expanded our capabilities in the esoteric reference clinical toxicology market (providing sophisticated testing for hospitals and other reference laboratories), expanded our capabilities and laboratory services in biological monitoring of toxins in the workplace, enhanced our capabilities in clinical and workplace drugs of abuse testing, and also expanded our capabilities in bioanalytical testing for pharmaceutical companies and clinical trials.

         Much of our new clinical toxicology test development efforts focused on newly marketed anticonvulsant and antidepressant drugs, further strengthening our expertise in neurological drug analysis. In 2001, we developed several sophisticated, multi-component assays utilizing state of the art LC/MS/MS technology which significantly enhances the analyses of these important therapeutic compounds. The growth of the pediatric lead testing volume required development of a more efficient analytical method to accommodate higher sample throughput. In 2001, we purchased a third tandem mass spectrometer (LC/MS/MS) to enhance current capabilities for drugs of abuse testing in urine and to provide the necessary technology to develop more sensitive assays for drugs of abuse in alternative matrices.

         Product Sales. In July 2000, we filed a 510(k) with the FDA for an additional test strip that includes benzodiazepines, barbiturates, methadone and TCA (tricyclic antidepressants). We received pre-marketing approval for this strip in early 2001, incorporated this test strip with the PROFILE(R)-II test strip, and created the PROFILE(R)-II ER, a dual-window device that can test for nine substances in a single device. The PROFILE(R)-II ER is marketed primarily to hospital laboratories.

         In 2001, we brought a number of new products to market, including the seven-panel PROFILE(R)-II and the PROFILE(R)-II LFAS, a five-panel device with an "on-board" lateral flow adulteration strip. The adulteration strip tests for pH, specific gravity, gluteraldehyde, nitrites and a variety of oxidants.

         We continue to develop new and innovative products and services while expanding the laboratory's test menu to meet the demands of both the drug testing and clinical markets.

         Research and Development Expenses. We incurred costs of $1.3 million, $1.1 million and $0.8 million for research and development activities in 2001, 2000 and 1999, respectively.

Raw Materials

         Laboratory Services. The raw materials required by the laboratory for urine drug testing consist primarily of two types: specimen collection supplies and reagents for laboratory analysis. The collection supplies include drug testing custody and control forms that identify the specimen and the client, as well as document the chain-of-custody. Collection supplies also consist of specimen bottles and shipping supplies. Reagents for drug testing are primarily immunoassay screening products and various chemicals used for confirmation testing. We believe all of these materials are available at competitive prices from numerous suppliers.

         Product Sales. The primary raw materials required for the immunoassay-based test kits produced by us consist of antibodies, antigens and other reagents, plastic molded devices, wicking materials, filter materials, absorbent materials, and packaging materials. We maintain an inventory of raw materials which, to date, has been acquired primarily from third parties. Currently, most raw materials are available from several sources. We possess the technical capability to produce our own antibodies and antigens. It has initiated production of antibodies and antigens for certain tests. If we were to change certain raw materials used in a specific test, additional development, validation, and accompanying costs, may be required to adapt the alternate material to the specific diagnostic test.

Patents, Trademarks, Licensing and Other Proprietary Information

         Laboratory Services. We believe that the basic technologies requisite to the production of antibodies are in the public domain and are not patentable. We intend to rely upon trade secret protection of certain proprietary information, rather than patents, where we believe disclosure could cause us to be vulnerable to competitors who could successfully replicate our production and manufacturing techniques and processes.

         Product Sales. We have a patent pending on the system that we developed which integrates on-site scientific analysis with state-of-the-art data collection and delivery. The system is currently being utilized with the our PROFILE(R)-II and VERDICT(R)-II products.

         We hold eight issued United States patents relating to on-site testing technology. Seven of these patents generally form the basis for the EZ-SCREEN(R) and one-step technologies, which include PROFILE(R)-II and VERDICT(R)-II products. The other patent relates to methods of utilizing whole blood as a sample medium on our immunoassay devices. Applications have also been made for additional patents.

         Of the seven U.S. patents mentioned above which generally form the basis for the EZ-SCREEN(R) and one-step technologies, one expires in 2004, five expire in 2007, and one expires in 2010. The patent relating to the methods of utilizing whole blood as a sample medium expires in 2012.

         There can be no guarantee that there will not be a challenge to the validity of one or more of the patents. In the event of such a challenge, we might be required to spend significant funds to defend our patents, and there can be no assurance we would be successful in any such action.

         General. We hold approximately 12 registered trade names and/or trademarks in reference to our products and corporate names. Our trade names and/or trademarks range in duration from 10 years to 20 years with expiration dates ranging from 2003 to 2009. Applications have also been made for additional trade names.

Seasonality

         Laboratory Services. We believe that the laboratory testing business is subject to seasonal fluctuations in pre-employment screening. These seasonal fluctuations include reduced volume in the summer months, year-end holiday periods, and other major holidays. In addition, inclement weather may have a negative impact on volume thereby reducing net revenues and cash flow.

     Product Sales. We do not believe that seasonality is a significant factor in the sale of our on-site immunoassay testing devices.

Backlog

         Laboratory Services. There exists a delay in recognition of revenues when setting up new accounts for Laboratory Services. The time from when an account becomes a client of the Company to the time the laboratory starts receiving specimens may be up to four months. The delay in receiving samples is primarily due to the necessity of establishing communication capabilities between the client and the Company, the requirement to ship out collection kits and forms, and the establishment of a collection site network. At December 31, 2001, we had several accounts, which were in the process of being set up where revenues are not expected to be realized until 2002.

     Product Sales. At December 31, 2001, MEDTOX Diagnostics, Inc. did not have any significant backlog. We do not believe that sales backlog is a significant factor in the Product Sales segment of our business.

Competition

         Laboratory Services. As of December 31, 2001 approximately 59 labs, including MEDTOX Laboratories, Inc. were certified by the Department of Health and Human Services as having met the standards for Subpart C of Mandatory Guidelines for Federal Workplace Drug Testing Programs (59 FR 29916, 29925). Competitors and potential competitors include forensic testing units of large clinical laboratories and other independent laboratories, specialized laboratories, and in-house testing facilities maintained by hospitals.

         Competitive factors include reliability and accuracy of tests, price structure, service, transportation and collection networks and the ability to establish relationships with hospitals, physicians, and users of drug abuse testing programs. It should be recognized, however, that many of the competitors and potential competitors have substantially greater financial and other resources than us.

         The industry in which we compete is characterized by service issues including: turn-around time of reporting results, price, the quality and reliability of results, and an absence of patents or other proprietary protection. In addition, since the tests we perform are not protected by patents or other proprietary rights, any of these tests could be performed by competitors. However, there are proprietary assay protocols for the more specialized testing that are unique to us.

         Our ability to successfully compete in the future and maintain our margins will be based on our ability to maintain our quality and customer service strength while maintaining efficiencies and low operating costs. There can be no assurance that price competitiveness will not increase in importance as a competitive factor in the laboratory testing business.

         Product Sales. The diagnostics market has become highly competitive with respect to the price, quality and ease of use of various tests and is characterized by rapid technological and regulatory changes. We have designed our on-site tests as inexpensive and for use by unskilled personnel, and have not endeavored to compete with laboratory-based systems. Numerous large companies with greater research and development, marketing, financial, and other capabilities, as well as smaller research firms, are engaged in research, development and marketing of diagnostic assays for application in the areas for which we produce our products.

         We have experienced increased competition with respect to our immunoassay tests from systems and products developed by others, many of whom compete solely on price. As the number of firms marketing diagnostic tests has grown, we have experienced increased price competition. A further increase in competition may have a material adverse effect on our business and future financial prospects.

Government Regulations

                  Our products and services are subject to the regulations of a number of governmental agencies as listed below. It is believed that we are currently in compliance with all regulatory authorities. We cannot predict whether future changes in governmental regulations might significantly increase compliance costs or adversely affect the time or cost required to develop and introduce new products.

     1. Substance Abuse and Mental Health Services Administration (SAMHSA). MEDTOX Laboratories, Inc. has been certified by SAMHSA since 1988. SAMHSA certifies laboratories meeting strict standards under Subpart C of Mandatory Guidelines for Federal Workplace Drug Testing Programs. Continued certification is accomplished through periodic inspection by SAMHSA to assure compliance with applicable regulations.

                  2. Food and Drug Administration (FDA). Certain tests for human diagnostic purposes must be cleared by the FDA prior to their marketing for in vitro diagnostic use in the United States. The FDA regulated products produced by the Company are in vitro diagnostic products subject to FDA clearance through the 510(k) process which requires the submission of information and data to the FDA that demonstrates that the device to be marketed is substantially equivalent to a currently marketed device. This data is generated by performing clinical studies comparing the results obtained using our device to those obtained using an existing test product. Although no maximum statutory response time has been set for review of a 510(k) submission, as a matter of policy the FDA has attempted to complete review of 510(k) submissions within 90 days. To date, we have received 510(k) clearance for 16 different products. Products subject to

510(k) regulations may not be marketed for in vitro diagnostic use until the FDA issues a letter stating that a finding of substantial equivalence has been made.

                  As a registered manufacturer of FDA regulated products, we are subject to a variety of FDA regulations including the Good Manufacturing Practices (GMP) regulations which define the conditions under which FDA regulated products are to be produced. These regulations are enforced by FDA and failure to comply with GMP or other FDA regulations can result in the delay of pre-market product reviews, fines, civil penalties, recalls, seizures, injunctions and criminal prosecution.

         3. Centers for Medicare and Medicaid Services (CMS) formerly Health Care Financing Administration (HCFA). The Clinical Laboratory Improvement Act
(CLIA) introduced in 1992 requires that all in vitro diagnostic products be categorized as to level of complexity. A request for CLIA categorization of any new clinical laboratory test system must be made simultaneously with FDA 510(k) submission. The EZ-SCREEN(R), PROFILE(R), PROFILE(R) II, VERDICT(R) and VERDICT(R) II drugs of abuse tests currently marketed by MEDTOX Diagnostics, Inc. have been categorized as moderately complex. The complexity category to which a clinical laboratory test system is assigned may limit the number of laboratories qualified to use the test system thus impacting product sales. MEDTOX Laboratories, Inc. is a CLIA licensed high complexity laboratory and is accredited by the College of American Pathologists (CAP).

     4. Drug Enforcement Administration (DEA). Our primary business involves either testing for drugs of abuse or developing test kits for the detection of drugs/drug metabolites in urine. MEDTOX Laboratories, Inc. is registered with the DEA to conduct chemical analyses with controlled substances. The MEDTOX Diagnostics, Inc. facility in Burlington, N.C. is registered by the DEA to manufacture and distribute controlled substances and to conduct research with controlled substances. Maintenance of these registrations requires that the Company comply with applicable DEA regulations.

                  5. Additional Laboratory Regulations. The laboratories of MEDTOX Laboratories, Inc. and certain of our laboratory personnel are licensed or otherwise regulated by certain federal agencies, states, and localities in which it conducts business. Federal, state and local laws and regulations require MEDTOX Laboratories, Inc., among other things, to meet standards governing the qualifications of laboratory owners and personnel, as well as the maintenance of proper records, facilities, equipment, test materials, and quality control programs. In addition, the laboratories are subject to a number of other federal, state, and local requirements which provide for inspection of laboratory facilities and participation in proficiency testing, as well as govern the transportation, packaging, and labeling of specimens tested by either laboratory. The laboratories are also subject to laws and regulations prohibiting the unlawful rebate of fees and limiting the manner in which business may be solicited.

                  The laboratory receives and uses small quantities of hazardous chemicals and radioactive materials in their operations and are licensed to handle and dispose of such chemicals and materials. Any business handling or disposing of hazardous and radioactive waste is subject to potential liabilities under certain of these laws.

Product and Professional Liability

         Laboratory Services. Our laboratory testing services are primarily diagnostic and expose us to the risk of liability claims. Our laboratories have maintained continuous professional and general liability insurance since 1984. The insurance policy covers those amounts that we are legally obligated to pay for damages resulting from a medical incident, which arises out of a failure to render professional services. To date, we have not paid any material dollar amounts for claims of this type and no material professional service claims are currently pending.

         Product Sales. Manufacturing and marketing of products by us entails a risk of product liability claims. Since 1993, we have maintained insurance coverage against the risk of product liability arising out of events after such date, but such insurance does not cover claims made after that date based on events that occurred prior to that date. The insurance policy covers damages that we are legally obligated to pay as a result from bodily injury and property damage. Consequently, for uncovered claims, we could be required to pay any and all costs associated with any product liability claims brought against it, the cost of defense whatever the outcome of the action, and possible settlement or damages if a court rendered a judgment in favor of any plaintiff asserting such a claim against us. Damages may include punitive damages, which may substantially exceed actual damages. The obligation to pay such damages could have a material adverse effect on us and exceed our ability to pay such damages. No product liability claims are pending.

Employees

         As of December 31, 2001, we had a total of approximately 455 full-time employee equivalents as compared to approximately 453 full-time employee equivalents at December 31, 2000. Of the approximate 455 employees, 407 work at MEDTOX Laboratories, Inc. while the remaining 48 work at MEDTOX Diagnostics, Inc.

         Our employees are not covered by any collective bargaining agreements and we have not experienced any work stoppages. We believe that we maintain good relations with our employees.


                                   PROPERTIES

         The administrative offices and laboratory operations for the Laboratory Services segment of the Company's business are located primarily in a 53,576 square foot facility in St. Paul, Minnesota. Until March 16, 2001, we leased this space at an annual rent, excluding operating costs, of approximately $445,000 per year. On March 16, 2001 we purchased the entire three building complex with a total of 129,039 square feet, which included the 53,576 square feet utilized by our Laboratory Services segment. The purchasing entity was New Brighton Business Center LLC, a wholly owned limited liability company, established by us for the sole purpose of purchasing the entire three building complex. The selling entity was PHL-OPCO, LP a Delaware limited partnership, which was an unrelated third party who had operated the facility as our landlord until the sale of the property to us. The purchase price, exclusive of expenses and closing costs, was $6,350,000 and was financed by a mortgage loan from Principal Life Insurance Company of Des Moines, Iowa in the amount of $6,200,000. The mortgage loan has a term of ten years and is being repaid based on a 20 year amortization schedule with a balloon payment at the end of the ten year term. The interest rate is fixed at an annual rate of 7.23% for the first five years at which time the rate will be renegotiated by the parties. The facility includes other commercial tenants who have individual leases that range from 4 years to less then 1 year in duration. The current annual rent paid by such third party tenants, excluding their pro-rata share of operating expenses, is $431,000 per year. In addition, effective September 1, 2001, the Laboratory Services segment entered into a seven-year lease for 30,000 square feet to be used in connection with our courier business and also as additional warehouse and shipping space. This building is a special purpose facility and enables the Company to store our vehicles indoors, when appropriate, and to perform routine maintenance of the vehicles. The annual base rent on this second facility, exclusive of operating expenses is currently $10,500 per year.

         The operations for the Product Sales segment of our business are located in Burlington, North Carolina where we maintain the offices, research and development laboratories, production operations, and warehouse for MEDTOX Diagnostics, Inc. Effective March 28, 2001, we entered into a 10-year lease of the entire building (approximately 39,500 square feet) for an annual base rent of $197,000, exclusive of operating expenses. This facility has always been owned and leased to us by Dr. Samuel C. Powell, a member of the Board of Directors of the Company. In addition, under the lease we will have up to $600,000 to spend on tenant improvements of the building, which will then be amortized over the 10-year life of the lease as additional rent at an assumed annual interest rate of 9.5%. We believe we are renting this facility in Burlington on terms as favorable as those available from third parties for equivalent premises.

         We believe that our existing facilities are adequate for the purposes being used to accommodate our product development, and manufacturing and laboratory testing requirements.


                                LEGAL PROCEEDINGS

         In March 2000, we were served with a copy of a complaint filed against us in the Circuit Court of Cook County, Illinois, by the Plaintiff, The Methodist Medical Center of Illinois. The Plaintiff alleged that we interfered with various contractual relationships of the Plaintiff in connection with the referral of certain customers to us by other defendants previously sued by the Plaintiff in the same action. We had filed a cross claim against the other defendants in the litigation based on such defendants' contractual obligation to indemnify us against any damages, costs or expenses (including attorney fees) incurred by us, arising out of any claim of contractual interference by us in connection with the referral of the customers to us by such defendants. The parties have reached an agreement to settle the case, whereby we paid $75,000 with a full release of all claims and a dismissal order entered in October 2001. We will voluntarily dismiss our indemnity claims against the co-defendants for reimbursement of the $75,000 paid, with the right of refiling the indemnification claim existing for one year. We will continue to pursue our right of indemnification for the $75,000 during the next year.

                    MARKET FOR THE REGISTRANT'S COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

Common Stock

         Since September 27, 1993, Our Common Stock has been listed on the American Stock Exchange and is currently trading under the symbol "TOX". As of July 1, 2002, the number of holders of record of the Common Stock was approximately 2,244. The following tables set forth, for the calendar quarters indicated, the high and low closing price per share for the Common Stock, as reported by the American Stock Exchange. The quotations shown represent inter dealer prices without adjustment for retail markups, markdowns or commissions, do not necessarily reflect actual transactions, and have been adjusted for the 10% stock dividends paid on July 5, 2002 and November 9, 2001.

         2002:                                       High              Low
         ----                                        ----              ---
         First Quarter                            $  11.36           $ 8.64

         2001:                                       High              Low
         -----                                       ----              ----
         First Quarter..........................  $   7.44           $ 4.85
         Second Quarter........................      10.53             5.99
         Third Quarter                               12.69             7.60
         Fourth Quarter.........................     14.32             9.42

         2000:
         First Quarter.............................$  8.37           $ 6.72
         Second Quarter........................       8.37             5.78
         Third Quarter...........................    10.85             8.68
         Fourth Quarter.........................     10.13             4.85

         No cash dividends have been declared or paid by us since our inception and management has no plans to pay a cash dividend in the foreseeable future. Our financial covenants under our debt instrument may effectively preclude us from paying cash dividends.

         On September 18, 1998, the our Board of Directors authorized and declared a Common Stock dividend of one preferred share purchase right for each share of Common Stock then outstanding. Subsequent to that date we maintain a plan in which one preferred share purchase right (Right) exists for each common share of the Company. These Rights are exercisable only if a person or group acquires beneficial ownership of 20 percent or more of our outstanding Common Stock.

Series A Preferred Stock

         To help finance the acquisition of the predecessor to MEDTOX Laboratories, Inc. and provide working capital, we issued 407 shares of Series A Preferred Stock in January 1996. There were no shares of Series A Preferred Stock outstanding as of March 31, 2002.

         No dividends on the Series A Preferred Stock were declared or paid prior to their conversion to Common Stock, which occurred on, or before January 30, 1998.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                       SUPPLEMENTARY FINANCIAL INFORMATION

                        QUARTERLY INFORMATION (UNAUDITED)
                    (In thousands, except per share amounts)

        2002                                1st Quarter
        -----------------------------------------------
        Revenues                                $12,351
        Gross profit                              4,906
        Net income                                  485
        Basic earnings per share                   0.10
        Diluted earnings per share                 0.10

                                                    First           Second           Third          Fourth
        2001                                        Quarter         Quarter         Quarter         Quarter
        -----------------------------------------------------------------------------------------------------------

        Revenues                                  $ 11,606       $ 12,561      $    12,581     $   12,336
        Gross profit                                 4,158          5,036            4,994          5,259
        Net income                                     438            960              790            310
        Basic earnings per share                      0.10           0.22             0.18           0.07
        Diluted earnings per share                    0.10           0.21             0.17           0.06

                                                    First           Second           Third          Fourth
        2000                                        Quarter         Quarter         Quarter        Quarter (1)
        ------------------------------------------------------------------------------------------------------

        Revenues                                  $  9,676       $ 11,316      $    11,573     $   10,315
        Gross profit                                 3,572          4,414            4,722          2,325
        Net income (loss)                              297            481              477         (3,816)
        Basic earnings (loss) per share               0.08           0.14             0.12          (0.90)
        Diluted earnings (loss) per share             0.08           0.13             0.11          (0.90)

     (1) During the fourth quarter of 2000, we reported a net loss of $3.8 million due to decreased sample volume from existing drugs-of-abuse clients as a result of adverse weather conditions and the slowing economy. We also experienced higher than expected expenses during the quarter relating to the reorganization of laboratory operations and the Chapter 11 bankruptcy filings of two customers.

                                                     MANAGEMENT
Directors and Executive Officers

         The names, ages, and positions of each director and executive officer of the Company are as follows:


Name                                  Age                          Position
Richard J. Braun                      57                           Chairman of the Board of Directors, President,
                                                                   Chief Executive Officer
Kevin J. Wiersma                      40                           Vice President and Chief Operating Officer
                                                                   (MEDTOX Laboratories, Inc.)
James A. Schoonover                   45                           Vice President and Chief Marketing Officer
B. Mitchell Owens                     45                           Vice President and Chief Operating Officer
                                                                   (MEDTOX Diagnostics, Inc.)

                                                     Director
Name                                  Age             Since        Position
Richard J. Braun                      57               1996        Chairman of the Board of Directors, President,
                                                                   Chief Executive Officer
Harry W. Alcorn, Jr.                  46               2001        Director
Samuel C. Powell, Ph.D.               49               1986        Director
Miles E. Efron                        75               1997        Director
James W. Hansen                       47               1996        Director
Brian P. Johnson                      52               2000        Director
Robert Rudell                         53               2002        Director

         Richard J. Braun, MBA, JD, CPA, was named Chairman of the Board of Directors and President on October 26, 2000. Mr. Braun was named a Director and elected as Chief Executive Officer in July 1996. From 1994 until joining the Company, Mr. Braun acted as a private investor and provided management consulting services to the health care and technology industries. From 1992 until 1994, he served as Chief Operating Officer and as a Director of EBP, Inc., a NYSE company engaged in managed care. From 1989 through 1991, Mr. Braun served as Executive Vice President, Chief Operating Officer and Director of Reich and Tang L.P., a NYSE investment advisory and broker dealer firm.

     Samuel C. Powell, Ph.D., served as Chairman of the Board of Directors from November 1987 to June 1994 and has served as a Director of the Company since September 1986. Dr. Powell served as Chairman of the Board and Chief Executive Officer of Granite Technological Enterprises, from January 1984 until its acquisition by the Company in June 1986. Since 1987, he has been President of

Powell  Enterprises,   Burlington,   North  Carolina,   offering  financial  and
management services to a group of businesses and real estate ventures. Dr. Powell sits on the Board of Carolina Biological Supply Co., Inc. and holds an elected seat on the Alamance County Board of Commissioners in North Carolina. Dr. Powell served on the North Carolina Board of Science and Technology from 1989 to 1995, and as a Board Member and Chairman of the N.C. State Alcoholism Research Authority.

     James W. Hansen, MBA, was named as a Director in September 1996. Mr. Hansen has, since November, 1996, been Chairman, CEO and Treasurer of E.mergent, Inc., a NASDAQ traded, technology company. From 1986 to 1992, Mr. Hansen was Senior Vice President and General Manager of the Pension Division of Washington Square Capital, a Reliastar company, which is a NYSE traded financial services company. Prior to 1986, he was a Vice President of Apache Corporation. Since 1992, Mr. Hansen has served as an Investor, Director, President or Vice President of several private companies in medical services and technology. He also serves as a Director of UBIQ, Inc., E.mergent, Inc. and Ciprico Inc. and has taught in the MBA program at the University of St. Thomas since 1984.

         Miles E. Efron was named as a Director in January 1997. From 1988 to 1993, Mr. Efron served as Chief Executive Officer of North Star Universal, a holding company with interests in health care, food products and computer connectivity and networking. From 1993 to 2000, Mr. Efron served as Chairman of North Star Universal. Mr. Efron currently serves on the Board of Directors of several companies, none of which are related to the Company.

     Brian P. Johnson, MBA, was named as a Director in June 2000. Mr. Johnson is a Principal of ArrowHead Capital Management. Mr. Johnson holds a bachelor's degree from the University of South Dakota and a master's degree in business administration in marketing from the University of St. Thomas. He has also served on a number of civic boards in addition to business boards.

     Harry W. Alcorn, Jr., Pharm.D., was named as a Director in July 2001. Since 1998, Dr. Alcorn has served as Chief Operating Officer of DaVita Clinical Research, a Phase I-IV clinical trial site and site management organization. Previously, he was Executive Director of Clinical Programs for GalaGen, Inc., a biotech pharmaceutical company from 1996-1998 and Vice President, Marketing/Sales and Clinical Programs of In Home Health, Inc from 1992 to 1996. Dr Alcorn graduated form Creighton University with his B.S. in Pharmacy and went on to receive his Doctor of Pharmacy degree from the University of Nebraska Medical Center.

         Robert Rudell, MBA, was named as a Director in April 2002. Mr. Rudell began his business career in 1973 with American Express Financial Advisors (IDS) and served in a variety of research, marketing and senior management positions prior to his appointment as President of American Express Institutional Services in 1990. He joined Zurich Scudder Retirement Services as President in 1996 and in 1998 was named Chief Operating Officer and Chairman of the Management Committee or Zurich Scudder Investments, a New York City-based asset management firm that is part of Deutsche Asset Management, a global investment manager with more than 500 portfolio managers and analysts worldwide. Mr. Rudell received his

MBA degree from the University of Minnesota in 1975, following the receipt of his undergraduate degree from the University of Minnesota in 1970.

                             EXECUTIVE COMPENSATION

The following table discloses the compensation earned by our Chief Executive Officer and Former Chairman of the Board and President and the four other most highly compensated executive officers whose total annual salary exceeded $100,000 for the fiscal year ended December 31, 2001.

                           SUMMARY COMPENSATION TABLE

-------------------------- ------------------------------------------- ------------------------------------------------
         Payouts                      Annual Compensation                       Long Term Compensation Awards
-------------------------- ------------------------------------------- ------------------------------------------------
                                                           Other        Restricted
                                                           Annual         Stock      Options/     LTIP     All Other
   Name and Principal                                    Compensation   Awards($)    SAR's      Payouts    Compensa-
        Position            Year     Salary      Bonus       (1)         (2)(3)        (#)        (4)         tion
 -------------------------- -------- ---------- ----------- ----------- ------------ ----------- --------- -------------

Richard J. Braun            2001    $250,000       --          --       $ 78,701      22,916       --      $15,060 (5)
Chairman of the Board of    2000    $250,000       --          --       $133,781      18,334       --      $15,060 (5)
Directors, President,       1999    $200,000       --          --           --        97,778       --      $11,910 (5)
Chief Executive Officer

Kevin J. Wiersma            2001    $140,000       --          --        $47,220      14,666       --          --
Vice President and Chief    2000    $131,346       --          --        $76,734      12,222       --          --
Operating Officer of        1999    $115,000       --          --          --         21,390       --          --
MEDTOX
Laboratories, Inc.

James A. Schoonover         2001    $140,000       --          --        $47,220      14,666       --          --
Vice President and Chief    2000    $131,346       --          --        $68,859       9,166       --          --
Marketing Officer


B. Mitchell Owens           2001    $140,000       --          --        $47,220      14,666       --          --
Vice President and Chief    2000    $131,346       --          --        $68,859      12,222       --          --
Operating Officer of
MEDTOX
Diagnostics, Inc.

James B. Lockhart           2001    $ 48,462       --          --          --           --         --      $73,769 (6)
Former Chief Financial      2000    $121,731   $43,000 (7)     --        $60,984      39,722       --          --
Officer and Vice
President Finance and
Administration

(1) Other Annual Compensation for executive officers is not reported as it is less than the required reporting threshold of the Securities and Exchange Commission.

(2) 2001 and 2000 restricted stock awards were made pursuant to the Restated Equity Compensation Plan adopted by the Board of Directors effective May 10, 2000. The value of each award shown is based upon the closing market price of our Common Stock on the date of grant ($6.50 per share on May 1, 2001, $9.97 per share on November 1, 2000 and $6.51 per share on May 1,
     2000). Awards granted under the Restated Equity Compensation Plan vest over a three-year period. In 2001, a total of 33,880 shares of restricted stock were granted to the executives named in the table in the respective numbers indicated: Richard J. Braun, 12,100 shares; Kevin J. Wiersma, 7,260 shares; James A. Schoonover, 7,260 shares; and B. Mitchell Owens, 7,260 shares. In 2000, a total of 41,444 shares of restricted stock were granted to the executives named in the table in the respective numbers indicated: Richard
     J.  Braun,  15,730  shares;  Kevin  J.  Wiersma,  9,378  shares;  James  A.
     Schoonover, 8,168 shares; and B. Mitchell Owens, 8,168 shares. Any dividends declared on our Common Stock will be paid on all shares of restricted stock granted under the Restated Equity Compensation Plan.

(3) As of December 31, 2001, the number and fair market value, based on the closing market price of our Common Stock of $10.27 on December 31, 2001, of the aggregate restricted stock holdings granted to the named executive officers were: Richard J. Braun, 27,830 shares and $285,889; Kevin J. Wiersma, 16,638 shares and $170,917; James A. Schoonover, 15,428 shares and $158,487; and B. Mitchell Owens, 15,428 shares and $158,487.

(4)  Not applicable. No compensation of this type received.

(5) Includes $15,060, $15,060 and $11,910 of premiums paid for by the Company for a life and disability insurance policy on Mr. Braun in 2001, 2000 and 1999, respectively.

(6) Mr. Lockhart's employment with the Company was terminated effective April 30, 2001. As part of Mr. Lockhart's separation agreement, he received $73,769 payable over six months.

(7) Mr. Lockhart received a guaranteed bonus payment in 2000 as part of his compensation in the initial year of employment with the Company.

                    Stock Options Granted During Fiscal Year

         The following table sets forth information about the stock options granted to the named executive officers of the Company during 2001.


                        OPTION GRANTS IN LAST FISCAL YEAR

------------------------------------------------------------------------------------- --------------------------------
                                                                                        Potential Realized Value at
                                                                                       Assumed Annual Rates of Stock
                                 Individual Grants                                     Price Appreciation for Option
                                                                                                   Term
------------------------------------------------------------------------------------- --------------------------------
                                      % of Total
                                        Options
                      Number of       Granted to
                   Options Granted   Employees in       Exercise
      Name                            Fiscal Year     Price ($/Sh)   Expiration Date    5% ($) (1)      10% ($) (1)
------------------ ---------------- ---------------- --------------- ---------------- ---------------- ---------------
Richard J. Braun       22,916             23%            $6.38          05/01/11          $91,974         $233,081
------------------ ---------------- ---------------- --------------- ---------------- ---------------- ---------------
Kevin J. Wiersma       14,666             15%            $6.38          05/01/11          $58,863         $149,171
------------------ ---------------- ---------------- --------------- ---------------- ---------------- ---------------
    James A.
   Schoonover          14,666             15%            $6.38          05/01/11          $58,863         $149,171
------------------ ---------------- ---------------- --------------- ---------------- ---------------- ---------------
B. Mitchell Owens
                       14,666             15%            $6.38          05/01/11          $58,863         $149,171
------------------ ---------------- ---------------- --------------- ---------------- ---------------- ---------------
James B. Lockhart
                          -                -               -                -                -               -
------------------ ---------------- ---------------- --------------- ---------------- ---------------- ---------------

(1) The potential realizable value of the options reported above was calculated by assuming 5% and 10% annual rates of appreciation of our Common Stock from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of our Common Stock. We chose not to report the present value of the options, which is an alternative under Securities and Exchange Commission rules, because we do not believe any formula will determine with reasonable accuracy a present value based on unknown or volatile factors. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options.


Stock Options Exercised During Fiscal Year and Year-End Values of Unexercised Options

         The following table sets forth information about the stock options held by the named executive officers of the Company at December 31, 2001.

-------------------------- --------------- ------------ ----------------------------- --------------------------------
                             Number of
                               Shares
                            Acquired on       Value        Number of Unexercised           Value of Unexercised
          Name                Exercise      Realized         Options at FY-End        In-the-Money Options at FY-End
-------------------------- --------------- ------------ ----------------------------- --------------------------------
                                                         Exercisable/Unexercisable     Exercisable/Unexercisable(1)
-------------------------- --------------- ------------ ----------------------------- --------------------------------
Richard J. Braun                --             --              166,201/33,939               $972,325/$113,961
-------------------------- --------------- ------------ ----------------------------- --------------------------------
Kevin J. Wiersma                --             --              34,256/20,134                $177,298/$52,828
-------------------------- --------------- ------------ ----------------------------- --------------------------------
James A. Schoonover             --             --              35,901/18,487                 $172,426/$58,477
-------------------------- --------------- ------------ ----------------------------- --------------------------------
B. Mitchell Owens               --             --              35,836/21,612                 $165,446/$64,680
-------------------------- --------------- ------------ ----------------------------- --------------------------------

----------------------------

 (1) The closing price of the Common Stock of the Company at December 31, 2001 was $10.27 per share.

                   Long-Term Incentive Plans and Pension Plans

         The Company does not contribute to any Long-Term Incentive Plan or Pension Plan for our executive officers as those terms are defined in the rules of the Securities and Exchange Commission. We rely on our stock option and restricted stock plans to provide long-term incentives for executive officers. We have three stock option plans: a 1983 Stock Option Plan for employees which expired on June 23, 1993; the Restated Equity Compensation Plan which was originally adopted by the shareholders of the annual meeting in 1993 to replace the 1983 Incentive Stock Option Plan and was restated and adopted by the Board of Directors on May 10, 2000; and a 1991 Non-Employee Director's Plan for members of the Board of Directors who are not our employees. In addition, we have granted separately to various existing and former executive employees, including Mr. Braun, non-qualified options to purchase shares of Common Stock.

                            Compensation of Directors

         All directors who are not our employees receive $500 per month for their service as a director. All directors are also reimbursed for expenses incurred in attending board of directors' meetings and participating in other activities.

Employment Contracts

         Richard J. Braun, Chairman of the Board of Directors, President, and Chief Executive Officer, has an employment agreement with us dated January 1, 2000. The initial term of the agreement is through December 31, 2002, and thereafter is renewed automatically for one-year terms unless otherwise terminated in accordance with the terms of the agreement. The agreement provides for an annual base salary of $250,000 and additional bonuses, fringe benefits and grants of restricted stock which, except for the fringe benefits, are performance based. The agreement also provides for a Severance Award equal to base salary, health insurance and bonus plan payments for the greater of twelve
(12) months or the then remaining term of employment under the agreement. The Severance Award is payable following termination by us other than for cause, or if the employee voluntarily terminates following (i) a change in control; (ii) any relocation of greater than fifty (50) miles; or (iii) any material reduction in the level of the employee's responsibility, position, authorities or duties; or (iv) we breach any of our obligations under the Agreement.

         The employment agreement contains a covenant not to compete whereby for a period of twelve (12) months after the termination of employment with us, the employee agrees that they will not, directly or indirectly, either (a) have any interest in (b) enter the employment of, (c) act as agent, broker, or distributor for or advisor or consultant to, or (d) provide information useful in conducting the business of the Company to solicit customers or employees on behalf of the Company to any person, firm, corporation or business entity which is engaged, or which employee reasonably knows is undertaking to become engaged, in the United States in the business of the Company.

         We have entered into severance agreements with Kevin J. Wiersma, James
A. Schoonover and B. Mitchell Owens, at various times in 2000 as each individual was appointed to the position of Vice President. The initial term of the severance agreement is one year and each shall automatically be extended for one additional year unless, not later than July 1 of the preceding year, either the Company or the individual provides written notice to the other party or unless the agreement is otherwise terminated due to death, permanent disability, or for "cause." If during the term of the severance agreement, we terminate the employment of the individual other than for "cause," the individual shall be entitled to a severance award. The severance award consists of payment of an amount equal to the individual's then current base salary plus certain health benefits over the course of the twelve month period following the date of the individual's termination.

         The severance agreements for Mr. Wiersma, Mr. Schoonover and Mr. Owens agreement contain a covenant not to compete whereby the individual agrees that during the twelve (12) month period following the Date of Termination during which the individual receives severance payments, the individual will not directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business providing or delivering products or services which compete with our business, products or services or our affiliates, in the geographic markets in which we operate.

Compensation Committee and Decision Making

     The compensation of our executive officers for 2001 was determined by the Compensation Committee, which is currently comprised of James W. Hansen, Miles
E. Efron, and Samuel C. Powell. Two meetings were held in 2001 and a full industry review of total compensation was undertaken and changes were made to reflect those results. Stock options are awarded under the Company's Restated Equity Compensation Plan by the Compensation Committee

Report of the Compensation Committee on Executive Compensation

In General

         The Committee has three primary goals for executive compensation at the Company.

o        Retaining good performers,
o        Rewarding executives appropriately for annual performance, and
o        Aligning executives' long-term interests with those of stockholders.

         Currently, executive pay consists of three elements that are designed to meet those objectives:

o Base salary is paid based primarily on job responsibilities and industry job comparison. The Committee believes that base salaries at approximately industry averages are essential to retaining good performers.
o Stock options or restricted stock awards, which allow executives to benefit when the market price of the Company's stock increases over a multi-year period.
o Bonuses to be paid upon the attainment of certain annual financial objectives and individual circumstances when warranted.

Following is additional information regarding each of the above elements.

Base Salary

         Base salary increases for executive officers have been modest and consistent with industry norms, job performance and increases in responsibility. Our stated objective is to have base salaries at or near the midpoint of similar industry specific or market based positions.

Bonus

         No bonuses were paid in 2001 despite significant improvement in financial results as compared to 2000 but still below threshold values. The bonus program for 2002 has been modified to incent the management team to improve earnings per share.

Stock Options

         In 2001, certain executive officers received incentive stock options to purchase a total of 66,914 shares. The number of options granted to the executive officers represented 68% of the total options granted in 2001 to all employees.

Restricted Stock

         In 2001, certain executive officers received restricted stock awards for a total of 33,880 shares. The number of restricted stock awards granted to the executive officers represented 79% of the total restricted stock awards granted in 2001 to all employees.

Summary

         Currently, our executive compensation program rewards the following elements of performance.

o Individual performance is rewarded through continued employment with the Company.
o Stock price performance is rewarded through increases in the value of stock options or restricted stock awards.
o Financial performance of the Company is rewarded through payments of bonuses upon the attainment of financial goals set annually by the independent directors.

         Benefits also are offered to officers that are not based on performance. Such benefits provide a safety net of protection in the event of illness, disability, death, retirement, etc. Such a safety net is provided to all of our full-time employees.

         The Compensation Committee believes that the current program has been effective in rewarding executives appropriately for performance, retaining good performers, and aligning executives' interests with those of stockholders. While the Compensation Committee is satisfied with the current compensation system, it reserves the right to make changes to the program as are necessary to continue to meet our stated goals in future years.

Chief Executive Officer Pay

         Amounts earned during 2001 by the Chief Executive Officer, Richard J. Braun, are shown in the Summary Compensation Table. Achievements by the Company which were deemed material to the Chief Executive Officer's compensation include record increases in total revenue, record growth of our Diagnostics segment and a significantly positive operating earnings performance improvement. For the year ended December 31, 2001, the Compensation Committee used, in its deliberations on executive compensation, these criteria and other accomplishments.

   Submitted by the Compensation Committee of the Company's Board of Directors

                                 James W. Hansen
                                 Miles E. Efron
                                Samuel C. Powell


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Private Placement of Subordinated Debt

       In October and November 2001, we received approximately $1.05 million from private placements of subordinated debt. Of this amount, $290,000 was received from an officer and two directors of the Company.

Separation Agreement with James B. Lockhart

     In April 2001, Mr. Lockhart, former Chief Financial Officer and Vice President Finance and Administration, was terminated pursuant to a separation agreement between the Company and Mr. Lockhart. Under the agreement, we paid Mr. Lockhart $73,769 over a six month period.

Lease Agreement with Dr. Samuel C. Powell

       In March 2001, we entered into a 10-year lease of the Burlington, North Carolina production facility for an annual base rent of $197,000, exclusive of operating expenses. This facility has always been owned and leased to us by Dr. Powell. In addition, under the lease, we will have up to $600,000 to spend on tenant improvements of the building, which will then be amortized over the 10-year life of the lease as additional rent at an assumed annual interest rate of 9.5%. We believe we are renting this facility on terms as favorable as those available from third parties for equivalent premises.

 Employment Contract with Dr. Harry G. McCoy

         In October 2000, Mr. McCoy was replaced as Chairman and President of the Company but continued to receive payments as an employee under an employment agreement with the Company. At that time, we recorded $600,000 as the estimated amount payable to Mr. McCoy under the employment agreement. The Company and Mr. McCoy disputed the effect of the termination of his employment with us. In September 2001, we entered into an agreement with Mr. McCoy resolving these issues. The parties agreed to a mutual release of claims. Mr. McCoy resigned his position on the Board of Directors and agreed to serve as an ongoing consultant to the Company. In exchange, we agreed to provide Mr. McCoy with a lump sum payment of $250,000, and an additional amount of $250,000 in restricted Common Stock. In exchange for Mr. McCoy's ongoing consulting relationship, he will receive $35,000 annually over the next five years. We also advanced Mr. McCoy $102,500 in cash, subject to a five-year promissory note, representing the amount necessary for Mr. McCoy to exercise his previously held options to 48,400 shares of our Common Stock.


                        COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information available to us as of July 1, 2002 regarding the beneficial ownership of our Common Stock by (i) each person known by us to beneficially own more than five percent (5%) of the outstanding Common Stock, (ii) each of the Directors, (iii) the Chief Executive Officer and all executive officers whose compensation was $100,000 or greater during 2001, and (iv) all executive officers and Directors of the Company as a group:




                                                                        Number of Shares            Percent of Common
Name                                                                  Beneficially Owned            Stock Outstanding

Richard J. Braun**                                                      234,424 (1)                      4.53 %
  Chairman of the Board of Directors, President,
  Chief Executive Officer
Samuel C. Powell, Ph.D., Director**                                     148,423 (2)                      2.87 %
James W. Hansen, Director**                                              27,151 (3)                           *
Miles E. Efron, Director**                                               18,016 (4)                           *
Brian P. Johnson, Director**                                             24,659 (5)                           *
Harry W. Alcorn, Jr., Director**                                          2,808 (6)                           *
Robert A. Rudell, Director**                                                743 (7)                           *
Kevin J. Wiersma**                                                       62,531 (8)                      1.21 %
  Vice President and Chief Operating Officer
   of MEDTOX Laboratories, Inc.
James A. Schoonover**                                                    71,523 (9)                      1.38 %
   Vice President and Chief Marketing Officer
B. Mitchell Owens**                                                      65,213 (10)                     1.26 %
   Vice President and Chief Operating Officer
    of MEDTOX Diagnostics, Inc.
All Directors and Executive Officers
   as a Group (9 in number)                                             655,491 (11)                     12.68 %
Perkins Capital Management, Inc.                                        519,975 (12)                     10.06 %
   730 East Lake Street
   Wayzata, MN  55391
Pyramid Trading Limited Partnership                                     384,686 (13)                      7.44 %
   440 South LaSalle, Suite 300
   Chicago, IL  60605
----------

*        Less than one percent (1%)
** The address for contacting officers or directors is 402 West County Road D, St. Paul, MN 55112.

1. Includes 182,638 shares of Common Stock issuable under options which are or which will become exercisable within the next 60 days. Also includes

      39,746 shares of restricted stock which will vest as follows: 6,655 shares at 5/1/03; 9,075 shares at 11/1/03; 12,100 shares at 5/1/04; 8,250 shares at 1/1/05; and 3,666 shares at 3/1/05.

2. Includes 14,394 shares of Common Stock issuable under stock options which are or which will become exercisable within the next 60 days. Also includes 1,513 shares of restricted stock which will not become vested until 5/1/04.

3. Includes 19,588 shares of Common Stock issuable under stock options which are or which will become exercisable within the next 60 days. Also includes 1,513 shares of restricted stock which will not become vested until 5/1/04.

4. Includes 13,478 shares of Common Stock issuable under stock options which are or which will become exercisable within the next 60 days. Also includes 1,513 shares of restricted stock which will not become vested until 5/1/04.

5. Includes 9,369 shares of Common Stock issuable under stock options which are or which will become exercisable within the next 60 days. Also includes 1,513 shares of restricted stock which will not become vested until 5/1/04.

6. Includes 2,808 shares of Common Stock issuable under stock options which are or which will become exercisable within the next 60 days.

7. Includes 743 shares of Common Stock issuable under stock options which are or which will become exercisable within the next 60 days.

8. Includes 42,901 shares of Common Stock issuable under stock options which are or which will become exercisable within the next 60 days. Also includes 19,388 shares of restricted stock which will vest as follows:
      4,840 shares at 5/1/03; 4,538 shares at 11/1/03; 7,260 shares at 5/1/04 and 2,750 shares at 1/1/05.

9. Includes 44,093 shares of Common Stock issuable under stock options which are or which will become exercisable within the next 60 days. Also includes 18,178 shares of restricted stock which will vest as follows:
      3,630 shares at 5/1/03; 4,538 shares at 11/1/03; 7,260 shares at 5/1/04 and 2,750 shares at 1/1/05.

10. Includes 45,653 shares of Common Stock issuable under options which are or which will become exercisable within the next 60 days. Also includes 18,178 shares of restricted stock which will vest as follows: 3,630 shares at 5/1/03; 4,538 shares at 11/1/03; 7,260 shares at 5/1/04 and 2,750 shares at 1/1/05.

11. Includes 375,665 shares of Common Stock issuable under options which are or which will become exercisable within the next 60 days and 101,542 shares of restricted stock.

12. Includes 270,000 shares of Common Stock issuable under Common Stock purchase warrants which are or will become exercisable within the next 60 days.

13. Includes 155,556 shares of Common Stock issuable under Common Stock purchase warrants which are or will become exercisable within the next 60 days.

                                     EXPERTS

         The financial statements of the Company as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Leadtech Corporation included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the issuance of the shares offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota 55402.



=======================================================       ======================================================
No dealer, salesman or other person has been authorized
to give any information or to make any representations
other than those contained in this Prospectus in
connection with the offering herein
contained and, if given or made,  such  information or                           966,665 Shares
representations  must  not be  relied  upon as  having
been   authorized   by  the   Company,   the   Selling                                 of
Shareholders   or  any  of   the   Underwriter.   This
Prospectus  does not  constitute  an offer to sell, or                            Common Stock
solicitation  of  an  offer  to  buy,  the  securities
offered  hereby in any  jurisdiction  to any person to
whom  it  is   unlawful   to  make   such   offer   or                       MEDTOX Scientific, Inc.
solicitation.    Neither   the    delivery   of   this
Prospectus nor any sales made hereunder  shall,  under
any  circumstances,  create any implication that there
has  been no  change  in the  affairs  of the  Company
since the date of the Prospectus.
                --------------------
                  TABLE OF CONTENTS
                                               Page

Available Information.............................
Incorporation of Certain Documents
   by Reference...................................
Prospectus Summary................................
Risk Factors.......................................                            ___________________
Use of Proceeds....................................
Price Range of Common Stock........................                                PROSPECTUS
Dividend Policy....................................                            ___________________
Capitalization.....................................
Dilution...........................................
Selected Financial Data............................
Management's Discussion and Analysis of
   Financial Condition and Results of Operations...
Business...........................................
Management.........................................
Certain Transactions...............................
Description of Capital Stock.......................
Shares Eligible for Future Sale....................
Underwriting.......................................
Legal Matters......................................
Experts............................................
Index to Financial Statements
                 ------------------


                                                             July_____, 2002
=======================================================       =============

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution(1)

SEC registration fee............................    $   789.73
Accounting fees and expenses....................      6,500.00
Legal fees and expenses.........................     10,000.00
Miscellaneous...................................        300.00
                                                    ----------
TOTAL...........................................    $17,589.73
                                                    ==========


----------------------

(1) Except for the SEC registration fees, all of the foregoing expenses have been estimated.

Item 14. Indemnification of Directors and Officers

         Our Certificate of Incorporation and Bylaws include provisions that (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware and (ii) indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

     During the last three years, we sold the following securities (as adjusted for a stock split, effective July 5, 2002 and November 9, 2001) which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

         (1) On December 13, 1998, we sold Subordinated Notes with a Face Value of $1,500,000 and Warrants to purchase a number of shares of Common Stock each to 25% of the Face Value of the Subordinated Notes; and

         (2) In July and August 2000, we sold 550,000 shares of Common Stock and warrants to purchase 550,000 shares of Common Stock.

         (3) In October and November 2001, we sold Subordinated Notes with a Face Value of $1,050,000 and Warrants to purchase a number of shares of Common Stock each to 50% of the Face Value of the Subordinated Notes.

         Commissions were paid to the placement agents with respect to sales of the unregistered securities described herein.

         The sales of Common Stock and the issuance of options and warrants described above were made in reliance upon Section 4(2) of the Securities Act, which provides exemptions for transactions not involving a public offering.

         With regard to our reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of the sale of securities disclosed above, certain inquiries were made by us to establish that such sales qualified for such exemption. In particular, we confirmed that with respect to the exemption claimed under Section 4(2) of the Securities Act (i) all offers of sale and sales were made by personal contact from our officers or directors of or other persons closely associated with us; (ii) each investors made representations that he or she was sophisticated in relation to this investment) and we have no reason to believe such representations were incorrect); (iii) each purchaser gave written assurance of investment intent, and the certificates for the shares bear a legend accordingly; and (iv) sales within any offering were made to a limited number of persons.

         In addition to the sales of unregistered securities as set forth above, during the period from January 1, 1999 through March 31, 2002, we issued options to purchase an aggregate of 627,204 shares of Common Stock to certain employees and non-employee directors pursuant to our 1993 Equity Compensation Plan and our Non-Employee Director Plan. As of March 31, 2002, options to purchase 573,022 shares of Common Stock were outstanding.

Item 16. Exhibits and Financial Statement Schedules

         (a)      Exhibits

                  3.1      Bylaws of the Registrant  (incorporated by reference
                          to Exhibit 4.2 filed with the Registrant's  Report on
                           Form 10-Q for the quarter ended December 31, 1986).

                  3.2 Restated Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on July 29, 1994 (incorporated by reference to Exhibit 3.8 filed with the Registrant's Form 10-K for fiscal year ended December 31, 1994).

                  3.3 Certificate of Amendment of Certificate of Incorporation of the Registrant, filed with the Delaware Secretary of State on November 27, 1995 (incorporated by reference to Appendix A filed with the Registrant's Proxy Statement on September 29,
                           1995).

                  3.4 Amended Certificate of Designations of Preferred Stock (Series A Convertible Preferred Stock) of the Registrant, filed with the Delaware Secretary of State on January 29, 1996 (incorporated by reference to Exhibit 3.1 filed with the Registrant's report on Form 8-K dated January 30, 1996).

                  3.5 Certificate of Amendment of Certificate of Incorporation of MEDTOX Scientific, Inc. filed with Delaware Secretary of State on September 17, 1998 (incorporated by reference to Exhibit 3.5 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1998).

                  3.6 Certificate of Amendment of Certificate of Incorporation of MEDTOX Scientific, Inc. filed with Delaware Secretary of State on November 19, 1999 (incorporated by reference to Exhibit 3.6 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1999).

                  4.1 Form of 12% Subordinated Notes issued by the Registrant through the first quarter of 1999 to raise an aggregate amount of $575,000 in subordinate debt, all with a maturity date of December 31, 2001 (incorporated by reference to Exhibit 4.1 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1999).

                  4.2 Form of Warrant accompanying the 12% Subordinated Notes issued through the first quarter of 1999 (incorporated by reference to Exhibit 4.2 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1999).

                  4.3 Form of Warrant accompanying the Stock Purchase Agreement dated July 31, 2000. (incorporated by reference to Exhibit 4.3 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 2000).

                  4.4 Form of 10% Subordinated Notes issued by the Registrant in October and November 2001 to raise an aggregate amount of $1.5 million in subordinate debt, all with a maturity of September 30, 2004. (incorporated by reference to Exhibit 4.4 filed with the Registrant's Report on Form 10-Q for the quarter ended September 30, 2001).

                  4.5 Form of Warrant accompanying the 10% Subordinated Notes issued in October and November 2001. (incorporated by reference to Exhibit 4.5 filed with the Registrant's Report on Form 10-Q for the quarter ended September 30, 2001).

                  4.6 Rights Agreement dated September 18, 1998 between the Registrant and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 filed with the Registrant's Report on Form 8-K dated September 21, 1998).

                  5* Opinion of Fredrikson & Byron, P.A., including consent.

                  10.1 Registrant's Stock Option Plan (as amended and restated) (incorporated by reference to Exhibit 10.2 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 30, 1990).

                  10.2 Second Amendment dated December 31, 1986 to Exclusive License Agreement amending and restating exclusive license granted by the Registrant to Disease Detection International, Inc. (incorporated by reference to Exhibit 10.25 filed with the Registration Statement on Form S-1 dated August 26, 1987, Commission File No. 33-15543).

                  10.3 Non-Qualified Stock Option Agreement between the Registrant and James D. Skinner dated as of July 1, 1987 (incorporated by reference to Exhibit 10.26 filed with the Registrant's Registration Statement on Form S-1 dated August 26, 1987, Commission File No. 33-15543).

                  10.4 Non-Qualified Stock Option Agreement between the Registrant and James D. Skinner (incorporated by reference to Exhibit 10.17 filed with the Registrant's Form 10-K for the fiscal year ended December 31, 1988).

                  10.5 Non-Qualified Stock Option Agreement between the Registrant and James D. Skinner dated as of August 10, 1988 (incorporated by reference to Exhibit 10.18 filed with the Registrant's Form 10-K for the fiscal year ended December 31, 1987).

                  10.6 Lease Agreement, dated as of June 1, 1989 between Samuel C. Powell, as lessor, and EDITEK, as lessee relating to premises located at 1238 Anthony Road, Burlington, North Carolina (incorporated by reference as filed with the Registrant's report on Form 10-Q for the quarter ended June 30, 1989).

                  10.7 Stock Option Agreement dated May 4, 1990 between the Registrant and Samuel C. Powell amending and restating the Non-Qualified Stock Option Agreement between the Registrant and Samuel C. Powell dated as of May 23, 1988. (incorporated by reference to Exhibit 10.34 filed with the Registrant's Form 10-K for the fiscal year ended December 31, 1990).

                  10.8 Loan Modification Agreement dated May 3, 1990 between the Registrant and James D. Skinner regarding the Promissory Note dated as of September 10, 1988 by James D. Skinner to the Registrant. (incorporated by reference to Exhibit 10.36 filed with the Registrant's Form 10-K for the fiscal year ended December 31, 1990).

                  10.9 Stock Purchase Agreements dated as of July 19, 1991 between the Registrant and Walter O. Fredericks, Peter J. Heath, Samuel C. Powell, and James D. Skinner. (incorporated by reference to Exhibit (a) filed with the Registrant's Form 10-Q for the quarter ended June 30, 1991).

                  10.10 Form of Stock Purchase Agreement dated as of September 3, 1992 between the Registrant and Purchasers of EDITEK's Common Stock in a private placement on September 3, 1992. (incorporated by reference in Exhibit 10.46 filed with the Registrant's Form 10-K for the fiscal year ended December 31, 1992).

                  10.11 Agreement and Plan of Merger between the Registrant, PDLA Acquisition Corporation, and Princeton Diagnostic Laboratories of America, Inc. dated October 12, 1993. (incorporated by reference to Exhibit (a) filed with the Registrant's Form 10-Q for the quarter ended December 31, 1993.)

                  10.12* Registrant's Amended and Restated Stock Option Plan for non-employee directors.

                  10.13 Registrant's Equity Compensation Plan (incorporated by reference to Exhibit 4 filed with the Registrant's Registration Statement on Form S-8 dated November 11, 1993, Commission File No. 33-71490).

                  10.14* Registrant's Amended and Restated Qualified Employee Stock Purchase Plan.

                  10.15 Non-Qualified Stock Option Agreement between the Registrant and Mark D. Dibner dated January 14, 1993 (incorporated by reference to Exhibit 4.2 filed with the Registrant's Registration Statement on Form S-8 dated February 21, 1995, Commission File No. 33-89646).

                  10.16 Asset Purchase Agreement dated as of July 1, 1995 between the Registrant and MEDTOX Laboratories, Inc. (incorporated by reference to Exhibit 10.1 filed with the Registrant's Report on Form 8-K dated January 30,
                           1996).

                  10.17 Amendment Agreement dated as of January 2, 1996 between the Registrant and MEDTOX Laboratories, Inc. (incorporated by reference to Exhibit 10.2 filed with the Registrant's Report on Form 8-K dated January 30,
                           1996).

                  10.18 Assignment Agreement dated as of January 10, 1996 between and among the Registrant, MEDTOX Laboratories, Inc. and Psychiatric Diagnostic Laboratories of America, Inc. (incorporated by reference to Exhibit 10.3 filed with the Registrant's Report on Form 8-K dated January 30,
                           1996).

                  10.19 Amendment Agreement dated as of January 30, 1996 among the Registrant, MEDTOX Laboratories, Inc. and Psychiatric Diagnostic Laboratories of America, Inc. (incorporated by reference to Exhibit 10.25 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1996.)

                  10.20 Loan and Security Agreement (together with the Exhibits and Schedules thereto) by and between the Registrant, Psychiatric Diagnostic Laboratories of America, Inc., diAGnostix, inc. and Heller Financial, Inc. dated January 30, 1996 (incorporated by reference to Exhibit 10.4 filed with the Registrant's Report on form 8-K dated January 30, 1996).

                 10.21 Term Note A executed by the Registrant, Psychiatric Diagnostic Laboratories of America, Inc. and diAGnostix in favor of Heller Financial, Inc. dated January 30, 1996 (incorporated by reference to Exhibit 10.5 filed with the Registrant's Report on Form 8-K dated January 30, 1996).

                 10.22 Term Note B executed by the Registrant, Psychiatric Diagnostic Laboratories of America, Inc. and diAGnostix in favor of Heller Financial, Inc., dated January 30, 1996 (incorporated by reference to Exhibit 10.6 filed with the Registrant's Report on Form 8-K dated January 30, 1996).

                  10.23 Assignment for Security (Patents) executed by the Registrant in favor of Heller Financial, Inc., dated January 30, 1996 (incorporated by reference to
                           Exhibit 10.7 filed with the Registrant's Report on Form 8-K dated January 30, 1996).

                  10.24 Assignment for Security - EDITEK (Trademarks) executed by the Registrant in favor of Heller Financial, Inc., dated January 30, 1996 (incorporated by reference to Exhibit 10.8 filed with the Registrant's Report on Form 8-K dated January 30,
                           1996).

                  10.25 Assignment for Security - Princeton (Trademarks) executed by Princeton Diagnostic Laboratories of America, Inc. in favor of Heller Financial, Inc., dated January 30, 1996 (incorporated by reference to Exhibit
                         10.9 filed with the Registrant's Report on Form 8-K dated January 30, 1996).

                  10.26 Lease Agreement between MEDTOX Laboratories, Inc. and Phoenix Home Life Mutual Ins. Co. dated April 1, 1992, and amendments thereto (incorporated by reference to Exhibit 10.10 filed with the Registrant's Report on Form 8-K dated January 30, 1996).

                  10.27    Employment Agreement between the Registrant and Harry
                           G. McCoy dated January 30, 1996. (incorporated by reference to Exhibit 10.33 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.28 Registrant's Amended and Restated Equity Compensation Plan (increasing shares to 3,000,000). (incorporated by reference to Exhibit 10.34 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.29 Asset Purchase Agreement dated as of May 31, 1995 between the Registrant, Bioman Products, Inc. and NOVAMANN International, Inc. (incorporated by reference to Exhibit 10.35 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.30 Securities Purchase Agreement dated January 31, 1996 between the Registrant and Harry G. McCoy. (incorporated by reference to Exhibit 10.36 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.31 Registration Rights Agreement dated February 1, 1996 between the Registrant and Harry G. McCoy. (incorporated by reference to Exhibit 10.37 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.32 Agreement regarding rights to "MEDTOX" name dated as of January 30, 1996 between the Registrant and Harry
                           G. McCoy. (incorporated by reference to Exhibit 10.38 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.33 Warrant Agreement dated as of December 18, 1995 between Samuel C. Powell and the Registrant. (incorporated by reference to Exhibit 10.39 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.34 Termination and Settlement Agreement dated as of July 3, 1996 between the Registrant and James D. Skinner. (incorporated by reference to Exhibit 10.40 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1996.)

                  10.35 Agreement dated as of March 17, 1997 between the Registrant and Harry G. McCoy whereby Dr. McCoy assigns his rights to the name "MEDTOX" to the Registrant. (incorporated by reference to Exhibit
                           10.41 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1996.)

                  10.36 Employment Agreement dated January 1, 1997 between the Registrant and Harry G. McCoy. (incorporated by reference to Exhibit 10.42 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 1997.)

                  10.37 Employment Agreement dated January 1, 1997 between the Registrant and Richard J. Braun. (incorporated by reference to Exhibit 10.43 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 1997.)

                  10.38 Employment Agreement dated January 1, 2000 between the Registrant and Richard J. Braun. (incorporated by reference to Exhibit 10.44 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 1999.)

                  10.39 Employment Agreement dated January 1, 2000 between the Registrant and Harry G. McCoy. (incorporated by reference to Exhibit 10.45 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 1999.)

                  10.40* Registrant's Restated Equity Compensation Plan dated May 10, 2000.

                  10.41 Form of Severance Agreement between the Registrant and James B. Lockhart, James A. Schoonover, B. Mitchell Owens, and Kevin J. Wiersma. (incorporated by reference to exhibit 10.47 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 2000).

                  10.42 Purchase and Sale Agreement dated July 27, 2000 by and between the Registrant and NMRO, Inc. (incorporated by reference to exhibit 10.48 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 2000).

                  10.43 Registration Rights Agreement dated July 31, 2000 among the Registrant, certain investors, and Miller, Johnson, & Kuehn, Inc. ("MJK"). (incorporated by reference to exhibit 10.50 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 2000).

                  10.44 Stock Purchase Agreement dated July 31, 2000 between the Registrant and certain investors. (incorporated by reference to exhibit 10.51 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 2000).

                  10.45 Purchase and Sale Agreement dated December 29, 2000 by and between MEDTOX Laboratories, Inc. and PHL-OPCO, LP. (incorporated by reference to exhibit 10.52 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 2000).

                  10.46 Mortgage and Security Agreement dated March 16, 2001 by and between New Brighton Business Center LLC and Principal Life Insurance Company. (incorporated by reference to exhibit 10.53 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 2000).

                  10.47 Secured Promissory Note dated March 16, 2001 by and between New Brighton Business Center LLC and Principal Life Insurance Company. (incorporated by reference to exhibit 10.54 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 2000).

                  10.48 Nova Building Lease dated March 28, 2001 by and between Samuel C. Powell and Karen G. Powell and MEDTOX Diagnostics, Inc. (incorporated by reference to exhibit 10.55 filed with the Registrant's Report on Form 10-Q for The quarter ended September 30, 2001.

                  10.49 Amendment No. 1 to Nova Building Lease dated April 1, 2001 by and between Samuel C. Powell and Karen G. Powell and MEDTOX Diagnostics, Inc. (incorporated by reference to exhibit 10.56 filed with the Registrant's Report on Form 10-Q for the quarter ended September 30, 2001.

                  10.50 Amended and Restated Credit and Security Agreement dated March 31, 2001 by and among MEDTOX Scientific, Inc., MEDTOX Laboratories, Inc., MEDTOX Diagnostics, Inc., Consolidated Medical Services, Inc. and Wells Fargo Business Credit, Inc. (incorporated by reference to exhibit 10.57 filed with the Registrant's Report on form 10-Q for the quarter ended September 30, 2001).

                  12*      Statement re:  computation of ratios

                  21*      List of Subsidiaries

                  23.1*    Consent of Deloitte & Touche LLP

                  23.2*    Consent of Deloitte & Touche LLP

                  24*      Power of Attorney - contained on Signatures page

----------------
*Denotes exhibits filed herewith.

         All other schedules have been omitted because of the absence of conditions under which they are required or because the required information is included in the financial statements or notes thereto.

Item 17. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To include any prospectus required by section 10(a)
                  (3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered ) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, State of Minnesota, on the 17th day of July, 2002.


                             MEDTOX SCIENTIFIC, INC.



               By /s/ Richard J. Braun
                  ----------------------------------
                 Richard J. Braun,
                 Chief Executive Officer (Principal Executive Officer)

         Each person whose signature appears below constitutes and appoints Richard J. Braun and Kevin Wiersma, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or amendments (including post-effective amendments) to the Registration Statement of Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signatures                                       Title                                         Date

  /s/ Richard J. Braun                           Chairman and Chief Executive Officer          July 17, 2002
------------------------------------
Richard J. Braun

  /s/ Kevin J. Wiersma                           Principal Financial Officer                   July 17, 2002
------------------------------------
Kevin J. Wiersma

  /s/ Kari Golembeck                             Principal Accounting Officer                  July 17, 2002
------------------------------------
Kari Golembeck

  /s/ Samuel C. Powell, Ph.D.                    Director                                      July 17, 2002
------------------------------------
Samuel C. Powell, Ph.D.

  /s/ Miles E. Efron                             Director                                      July 17, 2002
------------------------------------
Miles E. Efron





  /s/ James W. Hansen                            Director                                      July 17, 2002
------------------------------------
James W. Hansen

  /s/ Brian Johnson                              Director                                      July 17, 2002
------------------------------------
Brian Johnson

  /s/ Harry Alcorn                               Director                                      July 17, 2002
------------------------------------
Harry Alcorn

  /s/ Robert Rudell                              Director                                      July 17, 2002
------------------------------------
Robert Rudell


                                    PART III

                                  EXHIBIT INDEX

                  3.1 Bylaws of the Registrant (incorporated by reference to Exhibit 4.2 filed with the Registrant's Report on Form 10-Q for the quarter ended December 31, 1986).

                  3.2 Restated Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on July 29, 1994 (incorporated by reference to Exhibit 3.8 filed with the Registrant's Form 10-K for fiscal year ended December 31, 1994).

                  3.3 Certificate of Amendment of Certificate of Incorporation of the Registrant, filed with the Delaware Secretary of State on November 27, 1995 (incorporated by reference to Appendix A filed with the Registrant's Proxy Statement on September 29,
                           1995).

                  3.4 Amended Certificate of Designations of Preferred Stock (Series A Convertible Preferred Stock) of the Registrant, filed with the Delaware Secretary of State on January 29, 1996 (incorporated by reference to Exhibit 3.1 filed with the Registrant's report on Form 8-K dated January 30, 1996).

                  3.5 Certificate of Amendment of Certificate of Incorporation of MEDTOX Scientific, Inc. filed with Delaware Secretary of State on September 17, 1998 (incorporated by reference to Exhibit 3.5 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1998).

                  3.6 Certificate of Amendment of Certificate of Incorporation of MEDTOX Scientific, Inc. filed with Delaware Secretary of State on November 19, 1999 (incorporated by reference to Exhibit 3.6 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1999).

                  4.1 Form of 12% Subordinated Notes issued by the Registrant through the first quarter of 1999 to raise an aggregate amount of $575,000 in subordinate debt, all with a maturity date of December 31, 2001 (incorporated by reference to Exhibit 4.1 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1999).

                  4.2 Form of Warrant accompanying the 12% Subordinated Notes issued through the first quarter of 1999 (incorporated by reference to Exhibit 4.2 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1999).

                  4.3 Form of Warrant accompanying the Stock Purchase Agreement dated July 31, 2000. (incorporated by reference to Exhibit 4.3 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 2000).

                  4.4 Form of 10% Subordinated Notes issued by the Registrant in October and November 2001 to raise an aggregate amount of $1.5 million in subordinate debt, all with a maturity of September 30, 2004. (incorporated by reference to Exhibit 4.4 filed with the Registrant's Report on Form 10-Q for the quarter ended September 30, 2001).

                  4.5 Form of Warrant accompanying the 10% Subordinated Notes issued in October and November 2001. (incorporated by reference to Exhibit 4.5 filed with the Registrant's Report on Form 10-Q for the quarter ended September 30, 2001).

                  4.6 Rights Agreement dated September 18, 1998 between the Registrant and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 filed with the Registrant's Report on Form 8-K dated September 21, 1998).

                  5* Opinion of Fredrikson & Byron, P.A., including consent.

                  10.1 Registrant's Stock Option Plan (as amended and restated) (incorporated by reference to Exhibit 10.2 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 30, 1990).

                  10.2 Second Amendment dated December 31, 1986 to Exclusive License Agreement amending and restating exclusive license granted by the Registrant to Disease Detection International, Inc. (incorporated by reference to Exhibit 10.25 filed with the Registration Statement on Form S-1 dated August 26, 1987, Commission File No. 33-15543).

                  10.3 Non-Qualified Stock Option Agreement between the Registrant and James D. Skinner dated as of July 1, 1987 (incorporated by reference to Exhibit 10.26 filed with the Registrant's Registration Statement on Form S-1 dated August 26, 1987, Commission File No. 33-15543).

                  10.4 Non-Qualified Stock Option Agreement between the Registrant and James D. Skinner (incorporated by reference to Exhibit 10.17 filed with the Registrant's Form 10-K for the fiscal year ended December 31, 1988).

                  10.5 Non-Qualified Stock Option Agreement between the Registrant and James D. Skinner dated as of August 10, 1988 (incorporated by reference to Exhibit 10.18 filed with the Registrant's Form 10-K for the fiscal year ended December 31, 1987).

                  10.6 Lease Agreement, dated as of June 1, 1989 between Samuel C. Powell, as lessor, and EDITEK, as lessee relating to premises located at 1238 Anthony Road, Burlington, North Carolina (incorporated by reference as filed with the Registrant's report on Form 10-Q for the quarter ended June 30, 1989).

                  10.7 Stock Option Agreement dated May 4, 1990 between the Registrant and Samuel C. Powell amending and restating the Non-Qualified Stock Option Agreement between the Registrant and Samuel C. Powell dated as of May 23, 1988. (incorporated by reference to Exhibit 10.34 filed with the Registrant's Form 10-K for the fiscal year ended December 31, 1990).

                  10.8 Loan Modification Agreement dated May 3, 1990 between the Registrant and James D. Skinner regarding the Promissory Note dated as of September 10, 1988 by James D. Skinner to the Registrant. (incorporated by reference to Exhibit 10.36 filed with the Registrant's Form 10-K for the fiscal year ended December 31, 1990).

                  10.9 Stock Purchase Agreements dated as of July 19, 1991 between the Registrant and Walter O. Fredericks, Peter
                         J. Heath, Samuel C. Powell, and James D. Skinner. (incorporated by reference to Exhibit (a) filed with the Registrant's Form 10-Q for the quarter ended June 30, 1991).

                  10.10 Form of Stock Purchase Agreement dated as of September 3, 1992 between the Registrant and Purchasers of EDITEK's Common Stock in a private placement on September 3, 1992. (incorporated by reference in Exhibit 10.46 filed with the Registrant's Form 10-K for the fiscal year ended December 31, 1992).

                  10.11 Agreement and Plan of Merger between the Registrant, PDLA Acquisition Corporation, and Princeton Diagnostic Laboratories of America, Inc. dated October 12, 1993. (incorporated by reference to Exhibit (a) filed with the Registrant's Form 10-Q for the quarter ended December 31, 1993.)

                  10.12* Registrant's Amended and Restated Stock Option Plan for non-employee directors.

                  10.13 Registrant's Equity Compensation Plan (incorporated by reference to Exhibit 4 filed with the Registrant's Registration Statement on Form S-8 dated November 11, 1993, Commission File No. 33-71490).

                  10.14* Registrant's Amended and Restated Qualified Employee Stock Purchase Plan.

                  10.15 Non-Qualified Stock Option Agreement between the Registrant and Mark D. Dibner dated January 14, 1993 (incorporated by reference to Exhibit 4.2 filed with the Registrant's Registration Statement on Form S-8 dated February 21, 1995, Commission File No. 33-89646).

                  10.16 Asset Purchase Agreement dated as of July 1, 1995 between the Registrant and MEDTOX Laboratories, Inc. (incorporated by reference to Exhibit 10.1 filed with the Registrant's Report on Form 8-K dated January 30,
                           1996).

                  10.17 Amendment Agreement dated as of January 2, 1996 between the Registrant and MEDTOX Laboratories, Inc. (incorporated by reference to Exhibit 10.2 filed with the Registrant's Report on Form 8-K dated January 30,
                           1996).

                  10.18 Assignment Agreement dated as of January 10, 1996 between and among the Registrant, MEDTOX Laboratories, Inc. and Psychiatric Diagnostic Laboratories of America, Inc. (incorporated by reference to Exhibit
                         10.3 filed with the Registrant's Report on Form 8-K dated January 30, 1996).

                  10.19 Amendment Agreement dated as of January 30, 1996 among the Registrant, MEDTOX Laboratories, Inc. and Psychiatric Diagnostic Laboratories of America, Inc. (incorporated by reference to Exhibit 10.25 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1996.)

                  10.20 Loan and Security Agreement (together with the Exhibits and Schedules thereto) by and between the Registrant, Psychiatric Diagnostic Laboratories of America, Inc., diAGnostix, inc. and Heller Financial, Inc. dated January 30, 1996 (incorporated by reference to Exhibit 10.4 filed with the Registrant's Report on form 8-K dated January 30, 1996).

                   10.21 Term Note A  executed  by the  Registrant,  Psychiatric
                         Diagnostic Laboratories of America, Inc. and diAGnostix in favor of Heller Financial, Inc. dated January 30, 1996 (incorporated by reference to Exhibit 10.5 filed with the Registrant's Report on Form 8-K dated January 30, 1996).

                   10.22 Term Note B  executed  by the  Registrant,  Psychiatric
                         Diagnostic Laboratories of America, Inc. and diAGnostix in favor of Heller Financial, Inc., dated January 30, 1996 (incorporated by reference to Exhibit 10.6 filed with the Registrant's Report on Form 8-K dated January 30, 1996).

                  10.23 Assignment for Security (Patents) executed by the Registrant in favor of Heller Financial, Inc., dated January 30, 1996 (incorporated by reference to
                           Exhibit 10.7 filed with the Registrant's Report on Form 8-K dated January 30, 1996).

                  10.24 Assignment for Security - EDITEK (Trademarks) executed by the Registrant in favor of Heller Financial, Inc., dated January 30, 1996 (incorporated by reference to Exhibit 10.8 filed with the Registrant's Report on Form 8-K dated January 30,
                           1996).

                  10.25 Assignment for Security - Princeton (Trademarks) executed by Princeton Diagnostic Laboratories of America, Inc. in favor of Heller Financial, Inc., dated January 30, 1996 (incorporated by reference to Exhibit
                         10.9 filed with the Registrant's Report on Form 8-K dated January 30, 1996).

                  10.26 Lease Agreement between MEDTOX Laboratories, Inc. and Phoenix Home Life Mutual Ins. Co. dated April 1, 1992, and amendments thereto (incorporated by reference to Exhibit 10.10 filed with the Registrant's Report on Form 8-K dated January 30, 1996).

                  10.27    Employment Agreement between the Registrant and Harry
                           G. McCoy dated January 30, 1996. (incorporated by reference to Exhibit 10.33 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.28 Registrant's Amended and Restated Equity Compensation Plan (increasing shares to 3,000,000). (incorporated by reference to Exhibit 10.34 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.29 Asset Purchase Agreement dated as of May 31, 1995 between the Registrant, Bioman Products, Inc. and NOVAMANN International, Inc. (incorporated by reference to Exhibit 10.35 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.30 Securities Purchase Agreement dated January 31, 1996 between the Registrant and Harry G. McCoy. (incorporated by reference to Exhibit 10.36 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.31 Registration Rights Agreement dated February 1, 1996 between the Registrant and Harry G. McCoy. (incorporated by reference to Exhibit 10.37 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.32 Agreement regarding rights to "MEDTOX" name dated as of January 30, 1996 between the Registrant and Harry
                           G. McCoy. (incorporated by reference to Exhibit 10.38 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.33 Warrant Agreement dated as of December 18, 1995 between Samuel C. Powell and the Registrant. (incorporated by reference to Exhibit 10.39 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1995.)

                  10.34 Termination and Settlement Agreement dated as of July 3, 1996 between the Registrant and James D. Skinner. (incorporated by reference to Exhibit 10.40 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1996.)

                  10.35 Agreement dated as of March 17, 1997 between the Registrant and Harry G. McCoy whereby Dr. McCoy assigns his rights to the name "MEDTOX" to the Registrant. (incorporated by reference to Exhibit
                           10.41 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1996.)

                  10.36 Employment Agreement dated January 1, 1997 between the Registrant and Harry G. McCoy. (incorporated by reference to Exhibit 10.42 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 1997.)

                  10.37 Employment Agreement dated January 1, 1997 between the Registrant and Richard J. Braun. (incorporated by reference to Exhibit 10.43 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 1997.)

                  10.38 Employment Agreement dated January 1, 2000 between the Registrant and Richard J. Braun. (incorporated by reference to Exhibit 10.44 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 1999.)

                  10.39 Employment Agreement dated January 1, 2000 between the Registrant and Harry G. McCoy. (incorporated by reference to Exhibit 10.45 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 1999.)

                  10.40* Registrant's Restated Equity Compensation Plan dated May 10, 2000.

                  10.41 Form of Severance Agreement between the Registrant and James B. Lockhart, James A. Schoonover, B. Mitchell Owens, and Kevin J. Wiersma. (incorporated by reference to exhibit 10.47 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 2000).

                  10.42 Purchase and Sale Agreement dated July 27, 2000 by and between the Registrant and NMRO, Inc. (incorporated by reference to exhibit 10.48 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 2000).

                  10.43 Registration Rights Agreement dated July 31, 2000 among the Registrant, certain investors, and Miller, Johnson, & Kuehn, Inc. ("MJK"). (incorporated by reference to exhibit 10.50 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 2000).

                  10.44 Stock Purchase Agreement dated July 31, 2000 between the Registrant and certain investors. (incorporated by reference to exhibit 10.51 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 2000).

                   10.45 Purchase and Sale Agreement  dated December 29, 2000 by and between MEDTOX Laboratories, Inc. and PHL-OPCO, LP. (incorporated by reference to exhibit 10.52 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 2000).

                  10.46 Mortgage and Security Agreement dated March 16, 2001 by and between New Brighton Business Center LLC and Principal Life Insurance Company. (incorporated by reference to exhibit 10.53 filed with the Registrant's Report on form 10-K for the fiscal year ended December 31, 2000).

                  10.47 Secured Promissory Note dated March 16, 2001 by and between New Brighton Business Center LLC and Principal Life Insurance Company. (incorporated by reference to exhibit 10.54 filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 2000).

                  10.48 Nova Building Lease dated March 28, 2001 by and between Samuel C. Powell and Karen G. Powell and MEDTOX Diagnostics, Inc. (incorporated by reference to exhibit 10.55 filed with the Registrant's Report on Form 10-Q for The quarter ended September 30, 2001.

                 10.49 Amendment No. 1 to Nova Building Lease dated April 1, 2001 by and between Samuel C. Powell and Karen G. Powell and MEDTOX Diagnostics, Inc. (incorporated by reference to exhibit 10.56 filed with the Registrant's

                         Report on Form 10-Q for the quarter ended September 30, 2001.

                 10.50 Amended and Restated Credit and Security Agreement dated March 31, 2001 by and among MEDTOX Scientific, Inc., MEDTOX Laboratories, Inc., MEDTOX Diagnostics, Inc., Consolidated Medical Services, Inc. and Wells Fargo Business Credit, Inc. (incorporated by reference to exhibit 10.57 filed with the Registrant's Report on form 10-Q for the quarter ended September 30, 2001).

                  12*      Statement re:  computation of ratios

                  21*      List of Subsidiaries

                  23.1*    Consent of Deloitte & Touche LLP

                  23.2*    Consent of Deloitte & Touche LLP

                  24*      Power of Attorney - contained on Signatures page

----------------
*Denotes exhibits filed herewith.

                          INDEX TO FINANCIAL STATEMENTS


MEDTOX Scientific, Inc.:

Independent Auditors' Report

Consolidated Balance Sheets as of March 31, 2002, December 31, 2001, and 2000

Consolidated Statements of Operations for the Three Months Ended March 31, 2002 and 2001, and the Years Ended December 31, 2001, 2000, and 1999

Consolidated Statement of Stockholders' Equity for the Years Ended December 31, 1999, 2000, 2001 and the Three Months Ended March 31, 2002

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2002 and 2001, and the Years Ended December 31, 2001, 2000, and 1999

Notes to Consolidated Financial Statements

Schedule II - Valuation & Qualifying Accounts


Leadtech Corporation:

Independent Auditors' Report

Balance Sheet as of September 30, 2001

Statements of Operations for the Nine Months Ended September 30, 2001 and 2000

Statements of Cash Flows for the Nine Months Ended September 30, 2001 and 2000

Notes to Financial Statements


Pro Forma Combined Condensed Financial Statements (Unaudited)

Pro Forma Combined Condensed Statement of Operations for the Nine Months Ended September 30, 2001

Notes to Pro Forma Combined Condensed Financial Information

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
MEDTOX Scientific, Inc.

We have audited the accompanying consolidated balance sheets of MEDTOX Scientific, Inc. (the Company) as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the index as Schedule II. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MEDTOX Scientific, Inc. as of December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP


Minneapolis, Minnesota
February 22, 2002
(July 15, 2002 as to Note 1 and the second paragraph of Note 8)

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
-----------------------------------------------------------------------------

                                                                                December 31,            March 31,
                                                                          ------------------------      ---------
                                                                             2001          2000           2002
                                                                                                       (unaudited)

ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                              $       67    $      213      $       -
   Accounts receivable:
     Trade, less allowance for doubtful accounts of $1,069, $1,131,
     and $1,297                                                                8,439         7,873           9,394
     Other                                                                       181           264             113
                                                                          ----------    ----------      ----------
           Total accounts receivable                                           8,620         8,137           9,507
   Inventories                                                                 3,897         3,052           4,017
   Prepaid expenses and other                                                  1,617           830           1,648
                                                                          ----------    ----------      ----------
                                                                              14,201        12,232          15,172

BUILDING, EQUIPMENT, AND IMPROVEMENTS, net                                    12,200         5,211          12,428

GOODWILL, net of accumulated amortization of $5,133, $4,438, and $5,133       15,197        12,291          15,197

OTHER INTANGIBLE ASSETS, net of accumulated of $187, $7, and $321              2,213           290           2,079

OTHER ASSETS                                                                     345            -              370
                                                                          ----------    ----------      ----------

TOTAL ASSETS                                                              $   44,156    $   30,024      $   45,246
                                                                          ==========    ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Checks written in excess of bank balances                              $       -     $       -       $      328
   Line of credit                                                              2,914         3,724           4,099
   Accounts payable                                                            2,914         2,819           3,225
   Accrued expenses                                                            3,450         3,213           2,265
   Restructuring accrual                                                          -            160              -
   Current portion of long-term debt                                           2,120         1,579           2,163
   Current portion of capital leases                                             223           221             196
                                                                          ----------    ----------      ----------
           Total current liabilities                                          11,621        11,716          12,276

LONG-TERM DEBT, net of current portion                                         9,749         2,480           9,604

LONG-TERM PORTION OF CAPITAL LEASES, net of current portion                      266           418             241

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Preferred stock, $1.00 par value; authorized shares, 50,000; none
     issued and outstanding                                                       -             -               -
   Common stock, $0.15 par value; authorized shares, 15,840,000;
     issued and outstanding shares, 4,746,732, 4,244,863, and 4,789,661          647           526             653
   Additional-paid-in capital                                                 75,199        65,422          75,609
   Deferred stock-based compensation                                            (463)         (472)           (759)
   Accumulated deficit                                                       (52,584)      (49,890)        (52,099)
   Note receivable from related party                                           (103)           -             (103)
   Treasury stock                                                               (176)         (176)           (176)
                                                                          ----------    ----------      ----------
           Total stockholders' equity                                         22,520        15,410          23,125
                                                                          ----------    ----------      ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $   44,156    $   30,024      $   45,246
                                                                          ==========    ==========      ==========

See notes to consolidated financial statements.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF operations
(In thousands, except share and per share data)
-----------------------------------------------------------------------------

                                                                                                  Three
                                                                                              Months Ended
                                                         Years Ended December 31,              March 31,
                                                    ----------------------------------   ----------------------
                                                        2001       2000        1999          2002       2001
                                                                                               (unaudited)
REVENUES:
   Laboratory service revenues                      $   37,990  $   34,797  $   31,012   $    9,337  $    9,304
   Product sales                                        11,094       8,083       3,991        3,014       2,302
                                                    ----------  ----------  ----------   ----------  ----------
                                                        49,084      42,880      35,003       12,351      11,606
COST OF REVENUES:
   Cost of services                                     25,878      24,713      20,572        6,356       6,395
   Cost of sales                                         3,759       3,134       2,177        1,089       1,053
                                                    ----------  ----------  ----------   ----------  ----------
                                                        29,637      27,847      22,749        7,445       7,448
                                                    ----------  ----------  ----------   ----------  ----------

GROSS PROFIT                                            19,447      15,033      12,254        4,906       4,158

OPERATING EXPENSES:
   Selling, general, and administrative                 14,436      15,480       9,348        3,778       3,140
   Research and development                              1,292       1,123         834          274         315
   Restructuring costs                                       -           -        (164)          -           -
                                                    ----------  ----------  ----------   ----------  ----------
                                                        15,728      16,603      10,018        4,052       3,455
                                                    ----------  ----------  ----------   ----------  ----------

INCOME (LOSS) FROM OPERATIONS                            3,719      (1,570)      2,236          854         703

OTHER INCOME (EXPENSE):
   Interest expense, net                                (1,123)       (991)       (817)        (353)       (240)
   Other expense, net                                      (98)         -           -           (16)        (25)
                                                    ----------  ----------  ----------   ----------  ----------
                                                        (1,221)       (991)       (817)        (369)       (265)
                                                    ----------  ----------  ----------   ----------  ----------

NET INCOME (LOSS)                                   $    2,498  $   (2,561) $    1,419   $      485  $      438
                                                    ==========  ==========  ==========   ==========  ==========

BASIC EARNINGS (LOSS) PER COMMON
   SHARE (1)                                        $     0.57  $    (0.67) $     0.40   $     0.10  $     0.10
                                                    ==========  ==========  ==========   ==========  ==========

WEIGHTED AVERAGE NUMBER OF BASIC
   COMMON SHARES OUTSTANDING (1)                     4,401,950   3,802,531   3,511,526    4,784,006   4,263,114
                                                    ==========  ==========  ==========   ==========  ==========

DILUTED EARNINGS (LOSS) PER
   COMMON SHARE (1)                                 $     0.54  $    (0.67) $     0.39   $     0.10  $     0.10
                                                    ==========  ==========  ==========   ==========  ==========

WEIGHTED AVERAGE NUMBER OF DILUTED
   COMMON SHARES OUTSTANDING (1)                     4,614,152   3,802,531   3,611,980    5,040,518   4,441,558
                                                    ==========  ==========  ==========   ==========  ==========

(1) Share and per share amounts for all periods presented have been restated for the 10% stock dividend paid on July 5, 2002. Share and per share amounts for the years ended December 31, 2000 and 1999 and the three months ended March 31, 2001 have been restated for the 10% stock dividend paid on November 9, 2001.

See notes to consolidated financial statements.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands, except share data)
-------------------------------------------------------------------------

                                                                                         Note
                                    Common Stock   Additional Deferred                   from
                                              Par    Paid-in  Stock-Based   Accumulated  Related  Treasury
                                     Shares  Value   Capital  Compensation  Deficit      Party    Stock    Total

BALANCE AT DECEMBER 31, 1998      2,899,669  $ 435  $ 59,815   $    -      $(48,748)     $  -     $(176)   $11,326

 Issuance of common stock under
   employee stock plans               2,241                6                                                     6
 Stock issued for settlement          2,500     1          9                                                    10
 Value of warrants issued                                 29                                                    29
 Net income                                                                   1,419                          1,419
                                    -------   ----   --------    -----     --------      -----     ------  --------


BALANCE AT DECEMBER 31, 1999      2,904,410   436      59,859       -       (47,329)        -      (176)    12,790

   Issuance of common stock under
     employee stock plans            37,660     5          47                                                   52
   Private placement of common
     stock (net of offering costs
     of $0.6 million)               550,000    83       4,795                                                4,878
   Stock issued in connection with
     acquisition                     15,152     2         175                                                  177
   Exercise of stock options            929                 5                                                    5
   Deferred stock-based compensation                      541     (541)                                          -
   Amortization of deferred
     compensation                                                   69                                          69
   Net loss                                                                  (2,561)                        (2,561)
                                    -------   ----   --------    -----      --------    -----     ------    --------


BALANCE AT DECEMBER 31, 2000      3,508,151   526      65,422    (472)      (49,890)       -       (176)    15,410

   Issuance of common stock under
     employee stock plans            18,853     3         125                                                  128
   Stock issued in connection with
     acquisition                    206,994    31       2,627                                                2,658
   Settlement of lawsuit                                  628                                                  628
   Value of warrants issued                               281                                                  281
   Note receivable from former
     Director                                                                            (103)                (103)
   Exercise of stock options        127,419    19         566                                                  585
   Deferred stock-based
     compensation                    67,619    10         416    (174)                                         252
   Amortization of deferred
     compensation                                                 183                                          183
   Issuance of 10% stock dividend   386,175    58       5,134                (5,192)                           -
   Net income                                                                 2,498                          2,498
                                    -------  ----     --------   -----      --------    -----     ------   --------

BALANCE AT DECEMBER 31, 2001      4,315,211   647      75,199    (463)      (52,584)     (103)     (176)    22,520

   Issuance of common stock
     under employee stock plans
     (unaudited)                      4,145     1         29                                                    30
   Deferred stock-based
    compensation (unaudited)         34,583     5         381    (386)                                           -
   Amortization of deferred
    compensation (unaudited)                                       90                                           90
   Net income (unaudited)                                                       485                            485
                                  ---------  ----     -------   -----      --------      -----    ------   --------

BALANCE AT MARCH 31, 2002
  (unaudited)                     4,353,939  $653     $75,609   $(759)     $(52,099)     (103)    $ 176)   $23,125

  Issuance of 10% stock
   dividend (paid July 5,
   2002) (unaudited)                435,722    65       4,946                (5,011)                             -
                                  ---------  ----     -------   ------     ---------     -----    ------   -------
ADJUSTED BALANCE AT MARCH
31, 2002 (unaudited)              4,789,661  $718     $80,555   $(759)     $(57,110)     (103)    $ 176)   $23,125
                                  =========  ====     =======   ======     =========     =====    ======   =======


See notes to consolidated financial statements.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

                                                                                                     Three
                                                                                                 Months Ended
                                                               Years Ended December 31,            March 31,
                                                           ------------------------------    ----------------------
                                                             2001       2000       1999        2002         2001
                                                                                                   (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                       $  2,498   $ (2,561)  $  1,419    $      485   $     438
   Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities:
     Depreciation and amortization                            2,595      2,420      2,124           614         620
     Provision for losses on accounts receivable                384        879        229            75          46
     Gain on sale of equipment                                    1        (35)        -             -           -
     Deferred compensation                                      183         69         -             90          45
     Changes in operating assets and liabilities
        (net of acquisitions):
       Accounts receivable                                     (422)    (1,909)    (1,348)         (962)     (1,095)
       Inventories                                             (845)    (1,256)      (689)         (120)        173
       Prepaid expenses and other current assets                (87)       (15)      (291)          (31)       (409)
       Other assets                                            (508)       (54)        -            (25)         -
       Accounts payable and accrued expenses                   (138)       796        (19)         (874)       (280)
       Restructuring accruals                                  (160)      (309)      (687)           -         (150)
                                                             --------   --------   --------    ----------   ---------
           Net cash provided by (used in) operating
            activities                                        3,501     (1,975)       738          (748)       (612)


CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of building, equipment and improvements          (8,459)    (3,353)    (1,119)         (622)     (7,076)
   Proceeds from sale of equipment                                1         35         -             -           -
   Payment for acquisition of business, net of cash
     acquired                                                (2,473)       (75)        -             -           -
                                                             ---------  ------     -------       ------      --------

           Net cash used in investing activities            (10,931)    (3,393)    (1,119)         (622)     (7,076)

CASH FLOWS FROM FINANCING ACTIVITIES:
   (Decrease) increase in checks in excess of bank
     balances                                                    -          -        (142)          328         285
   Net proceeds from sale of common stock                       595      4,935          6            30          22
   Net proceeds from legal settlement                           628         -          -             -           -
   Net (payments) proceeds on revolving credit facility        (810)      (483)     1,113         1,185         243
   Proceeds from long-term debt                               9,010      4,479      1,521           360       7,278
   Principal payments on long-term debt                      (1,930)    (3,669)    (1,472)         (548)       (287)
   Principal payments on capital leases                        (225)      (257)      (107)          (52)        (66)
   Other                                                         16         -          38            -           -
                                                           --------   --------   --------    ----------   ---------
           Net cash provided by financing activities          7,284      5,005        957         1,303       7,475
                                                           --------   --------   --------    ----------   ---------

(DECREASE) INCREASE IN CASH AND CASH
   EQUIVALENTS                                                 (146)      (363)       576           (67)       (213)

CASH AND CASH EQUIVALENTS AT BEGINNING
   OF YEAR                                                      213        576         -             -           -
                                                           --------   ---------- --------    ----------   ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                   $     67   $    213   $    576    $       -    $      -
                                                           ========   ========   ========    ==========   =========

SUPPLEMENTAL NONCASH ACTIVITIES:
   Additions to capital leases                             $     75   $    557   $    101    $       -    $      -
   Note receivable for exercise of stock options                103         -          -             -           -
   Acquisitions:
     Fair value of assets acquired                            6,088        252
     Cash paid                                               (2,473)       (75)
     Note payable                                              (957)        -
     Common stock issued                                     (2,658)      (177)
                                                           --------   ---------
                                                           $     -    $     -
                                                           ========   ========

Cash paid for interest                                     $  1,153   $    943   $    784    $      316   $     218
                                                           ========   ========   ========    ==========   =========

See notes to consolidated financial statements.

MEDTOX SCIENTIFIC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.      Summary of significant accounting policies

        The Company - The consolidated financial statements include the accounts of MEDTOX Scientific, Inc. and its wholly owned subsidiaries, MEDTOX Laboratories, Inc. (MEDTOX Laboratories), MEDTOX Diagnostics, Inc. (MEDTOX Diagnostics), and New Brighton Business Center LLC (NBBC), (collectively referred to as the Company).

        MEDTOX Laboratories provides laboratory analyses, logistics management, data management, and program management services. Laboratory analyses include clinical testing services for the detection of substances of abuse and other toxins in biological fluids and tissues. Logistics, data, and program management services include courier services for medical specimen transportation, management programs for on-site drug testing, data collection and reporting services, coordination of specimen collection sites, and medical surveillance program management.

        MEDTOX Diagnostics is engaged in the research, development, and sale of products based upon enzyme immunoassay technology for the detection of antibiotic residues, mycotoxins, drugs of abuse and other hazardous substances as well as distribution of agridiagnostic and food safety testing products.

        NBBC conducts the Company's building rental activities. The operations of NBBC are shown in the statements of operations as "other expense."

        All significant intercompany transactions and balances have been eliminated.

        Use of Estimates - The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        Cash and Cash Equivalents - Cash equivalents include highly liquid investments maturing within three months of purchase.

        Trade Accounts Receivable - Sales are made to local and national customers including corporations, clinical laboratories, government agencies, medical professionals, law enforcement agencies, and health care facilities. The Company extends credit based on an evaluation of the customer's financial condition, and receivables are generally unsecured. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable.

        Inventories - Inventories are valued at the lower of cost (first-in, first-out method) or market.

        Equipment and Improvements - Equipment and improvements are stated at cost. Provisions for depreciation have been computed using the straight-line method to amortize the cost of depreciable assets over their estimated useful lives. Leasehold improvements are amortized over the lesser of the lease term or the economic useful lives of the improvements.

        Intangible Assets - Goodwill represents the cost in excess of fair value of net assets acquired in business combinations accounted for by the purchase method and is amortized on a straight-line basis over 20 years for acquisitions prior to July 1, 2001. Customer lists are amortized on a straight-line basis over the expected periods to be benefited or amortized based upon projected cash flows. The carrying value of intangible assets is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that an asset will not be recoverable, as determined based on the undiscounted cash flows to be generated by the asset over the remaining amortization period, the Company's carrying value of the asset is reduced by the estimated shortfall of discounted cash flows. Based on the Company's analysis of future cash flows, the carrying value of goodwill and customer lists appeared recoverable as of December 31, 2001 and 2000.

        Impairment of Long-Lived Assets - The Company periodically evaluates the carrying value of long-lived assets for potential impairment. The Company considers projected future operating results, cash flows, trends, and other circumstances in making such estimates and evaluations. When the carrying value of any long-lived asset exceeds its projected undiscounted cash flows, an impairment is recognized to reduce the carrying value to its fair market value.

        Revenue Recognition - Revenues from Laboratory Services are recognized as earned at such time as the Company has completed services. The Company's services are considered to be complete when it has performed the applicable laboratory testing services and the results have been sent to the Company's customers or posted to the Company's secure website. Revenues from Product Sales are recognized FOB shipping point. When shipment occurs, the sales price is fixed and determinable, and collection of the resulting receivable is reasonably assured.

        Freight charges to customers are included in product sales and freight costs are included in cost of sales.

        Research and Development - Research and development expenditures are charged to expense as incurred.

        Income Taxes - The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

        Earnings (Loss) per Common Share - Basic earnings (loss) per common share equals net earnings (loss) divided by the weighted average common shares outstanding during the period. Diluted earnings (loss) per common share equals net earnings (loss) divided by the sum of weighted average common shares outstanding during the period plus Common Stock equivalents. Common stock equivalents are shares assumed to be issued if outstanding stock options or warrants were exercised. Common stock equivalents that are anti-dilutive are excluded from net earnings per common share. Common stock equivalents are not considered in periods with a net loss as the effect would be anti-dilutive.

        Fair Value of Financial Instruments - The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values due to their short-term nature. The carrying amount of the line of credit and long-term debt approximated fair value at December 31, 2001 and 2000. The fair value of the Company's debt was estimated using interest rates that are representative of debt with similar terms and maturities.

       Concentrations of Credit Risk - Concentrations of credit risk with respect to accounts receivable are limited due to the diversity of the Company's clients as well as their dispersion across many different geographic regions. The Company had no customers that accounted for more than 10% of consolidated revenues in 2001, 2000, or 1999.

       Stock-Based Compensation - Statement of Financial Accounting Standards
       (SFAS) No. 123, "Accounting for Stock-Based Compensation," requires companies to measure employee stock compensation plans and non-employee stock-based compensation based on the fair value method of accounting. However, for stock compensation granted to employees, SFAS No. 123 allows the alternative of continued use of Accounting Principles Board Opinion
       (APBO) No. 25, "Accounting for Stock Issued to Employees," with pro forma disclosure of net income and earnings per share determined as if the fair value method had been applied in measuring compensation cost. The Company elected the continued use of APBO No. 25.

        Comprehensive Earnings (Loss) - Comprehensive earnings (loss) is a measure of all nonowner changes in shareholders' equity and includes such items as net earnings (loss), certain foreign currency translation items, minimum pension liability adjustments, and changes in the value of available-for-sale securities. In 2001, 2000 and 1999, comprehensive earnings (loss) for the Company were equivalent to net earnings (loss) as reported.

        Derivative Instruments and Hedging Activities - Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivatives, including those embedded in other contracts, be recognized as either assets or liabilities and that those financial instruments be measured at fair value. The accounting for changes in the fair value of derivatives depends on their intended use and designation. Management has reviewed the requirements of SFAS No. 133 and has determined that they have no free-standing or embedded derivatives. All contracts that contain provisions meeting the definition of a derivative also meet the requirements of, and have been designated as, normal purchases or sales. The Company's policy is to not use free-standing derivatives and to not enter into contracts with terms that cannot be designated as normal purchases or sales.

        New Accounting Standards - In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Financial Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets." This statement requires that goodwill and intangible assets deemed to have an indefinite life not be amortized. Instead of amortizing goodwill and intangible assets deemed to have an indefinite life, the statement requires a test for impairment to be performed annually, or immediately if conditions indicate that such an impairment could exist. The Company adopted the provisions of SFAS 142 effective January 1, 2002, and as a result, will no longer record goodwill amortization of approximately $0.8 million per year. The Company is currently in the process of completing the first step of the initial goodwill impairment test required by SFAS 142 and will complete this assessment in the second quarter of 2002.

        The following table provides the comparable effects of the adoption of SFAS No. 142.

                                                                               Three months ended
                                                   Years ended December 31,        March 31,
                                                   2001     2000     1999       2002       2001

        (In thousands, except per share data)
        Reported net income                       $2,498  $(2,561)  $1,419     $  485   $  438
        Add back goodwill amortization               819      819      819          -      207
                                                  ------  -------   ------     ------   ------
        Adjusted net income                       $3,317  $(1,742)  $2,238     $  485   $  645
                                                  ======  ========  ======     ======   ======

        Reported earnings per share - basic       $ 0.57  $ (0.67)  $ 0.40     $ 0.10   $ 0.10
        Goodwill amortization                       0.18     0.21     0.24          -     0.05
                                                  ------  -------   ------     ------   ------
        Adjusted earnings per share-basic         $ 0.75  $ (0.46)  $ 0.64     $ 0.10   $ 0.15
                                                  ======  ========  ======     ======   ======

        Reported earnings per share-diluted       $ 0.54  $ (0.67)  $ 0.39     $ 0.10   $ 0.10
        Goodwill amortization                       0.18     0.21     0.23          -     0.05
                                                  ------  -------    -----     ------   ------
        Adjusted earnings per share-diluted       $ 0.72  $ (0.46)  $ 0.62     $ 0.10   $ 0.15
                                                  ======  ========  ======     ======   ======

          In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for the Company on January 1, 2003. The Company is currently in the process of evaluating the impact of the adoption of SFAS No. 143.

          On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material effect on the Company's financial position or results of operations.

        Reclassifications - Certain reclassifications have been made to the 2000 and 1999 consolidated financial statements to conform with the 2001 presentation. These reclassifications had no effect on net earnings
        (loss) or total stockholders' equity as previously reported.

2.     ACQUISITIONS

       In October 2001, the Company completed the acquisition of Leadtech Corporation, (Leadtech), a private company operating as an independent clinical laboratory devoted primarily to the examination of blood lead concentrations in pediatric patients. For the year ended December 31, 2000, Leadtech had unaudited net revenue of approximately $1.8 million and unaudited earnings before interest, taxes, depreciation and amortization, adjusted for certain shareholder distributions, of $1.0 million. Operations at the Leadtech facility in New Jersey were merged into the MEDTOX laboratory facility in St. Paul, Minnesota in December 2001. The purchase price of $6.1 million consisted of $2.5 million in cash, the issuance of 250,462 shares of the Company's Common Stock valued at $2.7 million, and $0.9 million of seller financing payable over 24 months. The value of the 250,462 shares issued was determined based on the average market price of the Company's Common Stock over the two-day period before and after the number of shares issuable became fixed and determinable.

       The following table summarizes the fair value of the Leadtech assets acquired:

       (In thousands)

       Goodwill                          $  3,727
       Customer list                        2,141
       Non-compete agreement                  250
                                         --------
                                         $  6,118

       In accordance with SFAS No. 142, the goodwill will be assessed for impairment annually and will not be amortized, the customer list will be amortized over a ten-year period based upon projected cash flows, and the non-compete agreement will be amortized on a straight-line basis over a two-year period. Goodwill is not expected to be tax deductible.

       The following unaudited pro forma information presents a summary of combined results of operations of the Company and Leadtech as if the acquisition had occurred on January 1, 2000, along with certain pro forma adjustments to give effect to amortization of intangible assets, interest expense on acquisition debt and the stock issued to purchase Leadtech. The pro forma results were derived using Leadtech's unaudited results. The pro forma information also does not attempt to show how we would actually have performed on a combined basis had the companies been combined throughout these periods. The following pro forma information, therefore, although helpful in illustrating the financial characteristics of our combined company under one set of assumptions, does not attempt to predict or suggest future results:

       (In thousands, except share and per share data)
       (Unaudited)
                                           Nine months ended     Year ended
                                             Sept. 30, 2001    Dec. 31, 2000
                                             --------------    -------------
      Net sales                                    $38,448           $44,721
      Net earnings (loss)                            2,028           (3,175)
      Net earnings (loss) per share:
           Basic                                     $0.45           $(0.78)
           Diluted                                    0.42            (0.78)
      Weighted average shares outstanding:
           Basic                                 4,540,253         4,052,993
           Diluted                               4,794,539         4,052,993


       In August 2000, the Company purchased customer lists and certain other assets of National Medical Review Offices, Inc. (NMRO), a Minnesota-based company specializing in specimen collection services. The purchase price of approximately $252,000 included an initial payment of $75,000 in cash plus the issuance of 16,667 shares of the Company's Common Stock at $10.63 per share. The Company accounted for its acquisition of NMRO using the purchase method of accounting. The following table summarizes the fair value of the NMRO assets acquired:

       (In thousands)

       Equipment                         $      9
       Non-compete agreement                   21
       Customer lists                         222
                                         --------
                                         $    252

       The Company is depreciating/amortizing the equipment, non-compete agreement, and customer lists on a straight-line basis over periods of five, three, and twenty years, respectively. Pro forma results related to the NMRO acquisition are not material to the financial condition or results of operations of the Company.

3.     RELATED PARTY TRANSACTIONS

       In October and November 2001, the Company received approximately $1.05 million from private placements of subordinated debt. Of this amount, $290,000 was received from an officer and two directors of the Company (see Note 7).

       In March 2001, the Company entered into a 10-year lease of the Burlington, North Carolina production facility for an annual base rent of $197,000, exclusive of operating expenses. This facility has always been owned and leased to the Company by a director of the Company. In addition, under the lease the Company will have up to $600,000 to spend on tenant improvements of the building, which will then be amortized over the 10-year life of the lease as additional rent at an assumed annual interest rate of 9.5%. The Company believes it is renting this facility in Burlington on terms as favorable as those available from third parties for equivalent premises.

       In October 2000, Harry McCoy was replaced as Chairman and President of the Company but continued to receive payments as an employee under an employment agreement with the Company. At that time, the Company recorded $600,000 as the estimated amount payable to Mr. McCoy under the employment agreement. The Company and Mr. McCoy disputed the effect of the termination of his employment with the Company. In September 2001, the Company entered into an agreement with Mr. McCoy resolving these issues. The parties agreed to a mutual release of claims. Mr. McCoy resigned his position on the Board of Directors and agreed to serve as an ongoing consultant to the Company. In exchange, the Company agreed to provide Mr. McCoy with a lump sum payment of $250,000, and an additional amount of $250,000 in restricted Common Stock. In exchange for McCoy's ongoing consulting relationship, he will receive $35,000 annually over the next five years. The Company also advanced Mr. McCoy $102,500 in cash, subject to a five-year promissory note, representing the amount necessary for Mr. McCoy to exercise his previously held options to 48,400 shares of the Company's Common Stock.

4.     SEGMENTS

        The Company has two reportable segments: Laboratory Services and Product Sales. The Laboratory Services segment consists of MEDTOX Laboratories, Inc. Services provided include forensic toxicology, clinical toxicology, clinical testing for the pharmaceutical industry, pediatric lead testing, heavy metals analyses, courier delivery, and medical surveillance. Providing revenues from external customers for each group of services within the Laboratory Services segment is impracticable. The Product Sales segment consists of MEDTOX Diagnostics, Inc. Products manufactured include easy to use, inexpensive, on-site drug tests such as PROFILE(R)-II, EZ-SCREEN(R), and VERDICT(R)-II.

        The Company's reportable segments are strategic business units that offer different products and services. They are managed separately as each business requires different products, services and marketing strategies.

        In evaluating financial performance, management focuses on income before income tax benefit as a segment's measure of profit or loss. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 1).

                                                                                            Three months ended
                                                     Years ended December 31,                    March 31,
                                               -----------------------------------         ---------------------
                                                2001           2000           1999          2002           2001
        Laboratory Services:
         Revenues                             $37,990         $34,797        $31,012       $9,337         $9,034
         Interest expense                       1,075             917            752          340            227
         Depreciation and amortization          2,459           2,329          2,042          572            590
         Segment net income (loss)                759          (3,374)         1,440           14            293
         Segment assets                        39,358          26,498         24,269       40,223         34,046
         Expenditures for segment assets        8,108           2,892          1,025          462          6,980

        Product Sales:
         Revenues                              11,094           8,083          3,991        3,014          2,302
         Interest expense                          48              74             65           13             13
         Depreciation and amortization            136              91             82           42             30
         Segment net income (loss)              1,739             813            (21)         471            145
         Segment assets                         4,798           3,526          2,002        5,023          3,507
         Expenditures for segment assets          351             461             94          160             96

        Company:
         Revenues                              49,084          42,880         35,003       12,351         11,606
         Interest expense                       1,123             991            817          353            240
         Depreciation and amortization          2,595           2,420          2,124          614            620
         Segment net income (loss)              2,498          (2,561)         1,419          485            438
         Segment assets                        44,156          30,024         26,271       45,246         37,553
         Expenditures for segment assets        8,459           3,353          1,119          622          7,076

        The following is a summary of revenues from external customers for each group of products and services provided within the Product Sales segment:
        (In thousands)

                                                                                            Three months ended
                                                     Years ended December 31,                    March 31,
                                               -----------------------------------         ---------------------
                                                2001           2000           1999          2002           2001

        Substance abuse testing products       $9,427          $6,339         $2,471       $2,583         $1,890
        Contract manufacturing services         1,318           1,278            972          350            266
        Agricultural diagnostic products          349             466            548           81            146
                                              --------------------------------------      ----------------------
                                              $11,094          $8,083         $3,991       $3,014         $2,302
                                              =======================================      ======================

5.       INVENTORIES

       Inventories consisted of the following:
        (In thousands)

                                                                  December 31,                   March 31,
                                                            ----------------------         ---------------------
                                                             2001             2000                 2002
                                                                                                (unaudited)

        Raw materials                                       $1,570            $910                $1,607
        Work in process                                        414             322                   495
        Finished goods                                         460             373                   417
        Supplies, including off-site inventory               1,453           1,447                 1,498
                                                             -----           -----                 -----
                                                            $3,897          $3,052                $4,017
                                                             =====           =====                 =====

6.       BUILDING, EQUIPMENT AND IMPROVEMENTS

       Building, equipment and improvements consisted of the following at December 31:
        (In thousands)

                                                                                            2001           2000

        Furniture and equipment                                                           $13,645        $12,222
        Building                                                                            6,886
        Leasehold improvements                                                              1,836          1,566
                                                                                            -----          -----
                                                                                           22,367         13,788
        Less accumulated depreciation                                                     (10,167)        (8,577)
                                                                                          --------        -------
                                                                                          $12,200         $5,211
                                                                                          =======        ========

        Depreciation expense was $1.5 million, $1.5 million and $1.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

7.       DEBT

        Long-term debt consisted of the following at December 31:
        (In thousands)

                                                                                            2001           2000

        Term loan, due March 2003, 6.0% at December 31, 2001                               $1,858         $2,412
        Capex note, due March 2003, 6.0% at December 31, 2001                               1,853            841
        Subordinated notes, due December 2002, 8.5% at December 31, 2001                      100            556
        Subordinated notes, due September 2004, 10.0% at December 31, 2001
          (discount is based on imputed  interest rate of 23.0%)                              786
        Non-interest bearing promissory notes issued in connection with acquisition, due October 2003 (discount is based on imputed interest
           rate of 23.0%)                                                                     874
        Mortgage loan, due April 2011, 7.23% at December 31, 2001                           6,105
         Various vehicle loans, due from October 2002
           through April 2006, 0.0% to 10.3%                                                  293            250
                                                                                              ---            ---
                                                                                           11,869          4,059
         Less current portion                                                              (2,120)        (1,579)
                                                                                          -------        -------
                                                                                           $9,749         $2,480
                                                                                            =====          =====

        Long-term debt maturities at December 31, 2001 were as follows:

         2002                                              $   2,120
         2003                                                  3,144
         2004                                                  1,005
         2005                                                    217
         2006 and thereafter                                   5,383
                                                           ---------
                                                           $  11,869
                                                           =========

        Wells Fargo Credit Agreement - In January 1998, the Company entered into a Credit Security Agreement (the Wells Fargo Credit Agreement) with Wells Fargo Business Credit, Inc. The Wells Fargo Credit Agreement, as amended, consists of (i) a term loan of $3.185 million bearing interest at prime + 1.25%; (ii) a revolving line of credit, payable on demand, of not more than $6.0 million or 85% of the Company's eligible trade accounts receivable bearing interest at prime + 1%; and
        (iii) a capex note of up to $3.5 million for the purchase of capital equipment bearing interest at prime + 1.25% and (iv) availability of letters of credit in amounts not to exceed the lesser of $300,000 (less outstanding letters of credit) or the unborrowed portion of the revolving line of credit (less outstanding letters of credit).

        At December 31, 2001, $2.9 million was outstanding under the revolving line of credit, and $2.6 million was available to be advanced under the borrowing base formula. The Wells Fargo Credit Agreement is secured by virtually all of the Company's assets, including equipment, general intangibles, inventories, and receivables. The weighted average interest rate on borrowings outstanding under the revolving line of credit was 6.8%, 9.5% and 8.5% for the years ended December 31, 2001, 2000, and 1999, respectively.

        The Wells Fargo Credit Agreement requires the Company to comply with certain covenants and maintain certain quarterly financial ratios as to minimum debt service coverage and maximum debt to book net worth. It also sets minimum quarterly net income and book net worth levels, which restrict the payment of dividends. As of December 31, 2001, the Company was in compliance with the provisions of the financial covenants of the Wells Fargo Credit Agreement.

     Subordinated Debt - In October and November 2001, the Company received approximately $1.05 million from private placements of subordinated debt. The notes require payment of the principal amounts on September 30, 2004. Interest at 10% per annum is paid semi-annually on June 30 and December 31. In connection with the issuance of the subordinated notes, the Company issued warrants to purchase 60,294 shares of Common Stock at $8.7075 per share. The Company has determined the value of the warrants at the dates of issuance to be $281,000 based upon the Black-Scholes option-pricing model. The value of the warrants has been accounted for as additional paid-in capital and deducted from the principal of the subordinated notes as discount on debt issued. The effective interest rate of the subordinated debt including the warrants is 23.0%.

       The Company received a total of $575,000 from private placements of subordinated debt and warrants from 1998 through 1999. The notes require payment of the principal amounts on December 31, 2001. Interest at 12% per annum is paid semi-annually on June 30 and December 31. In connection with the issuance of the subordinated notes, the Company issued warrants to purchase 54,604 shares of Common Stock at $2.6325 per share. At December 31, 2001, the Company had repaid $475,000 of the principal amount of the notes. The remaining $100,000 was renewed at 8.5% interest per annum paid semi-annually and requires payment of the principal amount on December 31, 2002.

        Cash paid for interest for all outstanding debt was $1.2 million, $0.9 million and $0.8 million for the years ended December 31, 2001, 2000 and 1999, respectively.

8.      STOCKHOLDERS' EQUITY

        On September 26, 2001, the Board of Directors declared a 10% stock dividend on the Company's Common Stock, which was paid on November 9, 2001 to stockholders of record on October 26, 2001. The dividend was charged to retained earnings in the amount of $5.2 million, which was based on the fair value of the Company's Common Stock. Accordingly, all stock option, warrant, share, and per share data included in the consolidated financial statements have been restated to reflect the 10% stock dividend.

     On April 23, 2002, the Board of Directors declared a 10% stock dividend on the Company's Common Stock, which was paid on July 5, 2002 to stockholders of record on May 22, 2002. The dividend was charged to retained earnings in the amount of $5.0 million, which was based on the fair value of the Company's Common Stock. Accordingly, all stock option, warrant, share, and per share data included in the consolidated financial statements have been restated to reflect the 10% stock dividend.

        The Board of Directors declared a one-for-twenty reverse stock split effective February 24, 1999. Accordingly, all stock option, warrant, share, and per share data included in the consolidated financial statements have been restated to reflect the reverse split.

     In July and August 2000, the Company completed a private equity placement through the sale, exclusively to accredited investors, of 679,013 units at an aggregate price of $5.5 million, or $8.10 per unit, resulting in net proceeds of approximately $4.9 million after deducting agents' commissions of $0.6 million and other expenses. Each unit consisted of one share of Common Stock and one warrant to purchase one additional share of Common Stock at an exercise price of $10.125.In connection with the private placement, the Company also issued warrants to the placement agent to purchase 67,901 shares of Common Stock at an exercise price of $10.125 per share. The warrants are currently exercisable and expire five years from the date of issuance.

       At December 31, 2001, shares of Common Stock reserved for future issuance upon exercise of outstanding Common Stock warrants are as follows:


                                                                                                      Number of
                                            Exercise Price                   Period                    Shares
                                               Per Share                   Exercisable                Reserved


        Private equity placement               $  10.125                 July 31, 2000 to               611,111
                                                                          July 30, 2005

        Private equity placement               $  10.125                August 31, 2000 to              135,802
                                                                         August 30, 2005

        Subordinated notes 10%                 $  8.7075               September 20, 2002 to             60,294
                                                                        September 30, 2004


        In addition, at December 31, 2001, 170,147 shares of Common Stock were reserved for future issuances under the stock option plans discussed in
        Note 9.

        In September 1998, the Company's Board of Directors declared a dividend of one preferred share purchase right for each common share then outstanding. The Rights were distributed pursuant to a Rights Agreement between the Company and American Stock Transfer & Trust Company. Each Right entitles the holder to purchase one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $29.80, subject to adjustment. The Rights are exercisable only if a person or group acquires beneficial ownership of 20 percent or more of the Company's outstanding Common Stock.

9.      STOCK OPTION AND PURCHASE PLANS

        The Company has stock option plans to provide incentives to eligible employees, officers, and directors in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted and unrestricted stock awards, performance shares, and other stock-based awards. The Compensation Committee of the Board of Directors determines the exercise price (not to be less than the fair market value of the underlying stock) of stock options at the date of grant. Options generally become exercisable in installments over a period of one to five years and expire ten years from the date of grant. Restricted stock awards are awarded with a fixed restriction period.

        The following table summarizes information about stock options outstanding at December 31, 2001:

                                                        Plan Options Outstanding
                                                 -------------------------------------------
                                                                    1993            Non-       Weighted
                                                                   Equity         employee      Average
                                                 1983 ISO       Compensation      Director     Exercise
                                                   Plan             Plan            Plan         Price

       Balance at December 31, 1998               6,663            89,233         11,206        $11.82

         Granted                                                  268,006          1,800          2.78
         Canceled                                  (620)           (5,644)                        2.80
                                                  ------          --------        -------

       Balance at December 31, 1999               6,013           351,595         13,006          5.83

         Granted                                                  146,663                         8.77
         Exercised                                                 (1,135)                        4.45
         Canceled                                  (274)                            (816)        59.77
                                                  ------          -------         -------

       Balance at December 31, 2000               5,739           497,123         12,190          6.58

         Granted                                                  124,362                         6.63
         Exercised                                                (84,715)                        3.97
         Canceled                                (2,460)          (61,677)                       10.39
                                                 -------         ---------       -------

       Balance at December 31, 2001               3,279           475,093         12,190       $  6.55
                                                 =======         =========       ========



                                                           Plan Options Outstanding           Options Exercisable
                                                  ---------------------------------------   ----------------------
                                                                                Weighted
                                                                   Weighted      Average                  Weighted
                                                                    Average     Remaining                  Average
           Range of                                 Number         Exercise    Contractual    Number      Exercise
        Exercise Prices                           Outstanding        Price        Life      Exercisable     Price

         $2.10 - $2.26                               168,057       $   2.14        7.2        159,058      $  2.14
         $3.10 - $6.39                               148,198           6.23        8.8         58,727         6.08
         $6.76 - $7.17                                88,924           7.11        6.7         78,921         7.13
         $9.88 - $125.96                              85,383          15.22        8.2         36,189        22.24
                                                    --------                                  -------
                                                     490,562           6.55        7.8        332,895         6.21
                                                    ========                                  =======


        Nonqualified Stock Options - At December 31, 2001, 2000 and 1999, the Company had 122,224, 134,740 and 136,776, respectively, of nonqualified stock options outstanding to certain current and former officers of the Company. The weighted average exercise price of nonqualified stock options outstanding was $7.16, $7.16 and $7.97, at December 31, 2001, 2000, and 1999, respectively. The shares of Common Stock covered by nonqualified options are restricted as to transfer under applicable securities laws.

        Restricted Stock Awards- Restricted stock awards are issued to certain key employees as an incentive for the performance of future services that will contribute materially to the successful operation of the Company. Owners of restricted stock awards have the rights of shareowners, including the right to vote. The Company awarded 49,007 and 66,853 restricted shares in 2001 and 2000, respectively, to certain key employees with a restriction period of three years. The market value of the awards on the date of the grant was recorded as deferred stock-based compensation and additional paid-in capital. Compensation is charged to operations on a straight-line basis over the restriction periods and amounted to $183,000 and $69,000 in 2001 and 2000, respectively. Restricted stock awards outstanding totaled 97,409 and 66,853 at December 31, 2001 and 2000, respectively, with a weighted average grant date fair value of $7.35 and $8.02 in 2001 and 2000, respectively.

        Qualified Employee Stock Purchase Plan - The Company has a Qualified Employee Stock Purchase Plan (the Purchase Plan) under which all employees meeting certain criteria may subscribe to and purchase shares of Common Stock. The number of shares of Common Stock authorized to be issued under the Purchase Plan is 181,500. The subscription price of the shares is 85% of the fair market value of the Common Stock on the day the executed subscription form is received by the Company. The purchase price for the shares is the lesser of the subscription price or 85% of the fair market value of the shares on the day the right to purchase is exercised. Payment for Common Stock is made through a payroll deduction plan. Shares issued under the Purchase Plan were 22,812, 9,320, and 2,924 during the years ended December 31, 2001, 2000, and 1999, respectively. As of December 31, 2001, 121,689 shares of Common Stock were available for issuance under the Purchase Plan.

        The Company applies APBO No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its stock-based compensation plan. Accordingly, no compensation expense has been recognized for its stock option awards, because the exercise price of all options equals the market price of the stock on the grant date. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below:

        (In thousands, except per share data)

                                                                            2001           2000           1999
                                                                            ----           ----           ----

        Net income (loss) ..............         As reported             $   2,498     $  (2,561)       $  1,419
                                                 Pro forma                   2,000        (2,976)            987

        Basic earnings (loss) per share.....     As reported             $    0.57     $   (0.67)       $   0.40
                                                 Pro forma                    0.45         (0.78)           0.28

        Diluted earnings (loss) per share ...    As reported             $    0.54     $   (0.67)       $   0.39
                                                 Pro forma                    0.43         (0.78)           0.27

        The fair value of the options at the grant date was estimated using the Black-Scholes model with the following assumptions:


                                                                           2001            2000            1999
                                                                           ----            ----            ----

       Expected life (years)                                                  4              5              5
       Interest rate                                                          4.0%          5.75%         5.875%
       Volatility                                                           123.6%          61.4%          61.9%
       Dividend yield                                                           0%             0%             0%

        The weighted average fair value of options granted in 2001, 2000, and 1998, using the above assumptions, was $5.30, $5.05, and $1.61 and per share, respectively.

10.     EARNINGS (LOSS) PER SHARE

        The following table sets forth the computation of basic and diluted earnings (loss) per common share:

        (Dollars in thousands, except per share amounts)

                                                                                            Three months ended
                                                     Years ended December 31,                    March 31,
                                               -----------------------------------         ---------------------
                                                2001           2000           1999          2002           2001

        Net income (loss) (A)                  $2,498        $(2,561)       $1,419           $485         $438
                                                =====         =======        =====            ===          ===
        Weighted average number of basic
         common shares outstanding (B)      4,401,950      3,802,531     3,511,526      4,784,006    4,263,114
        Dilutive effect of stock options and
         warrants computed based on the
         treasury stock method using
         average market price                 212,202                      100,454        256,512      178,444
                                              -------       -------        ------        -------      -------
        Weighted average number of diluted
         common shares outstanding (C)      4,614,152      3,802,531     3,611,980      5,040,518    4,441,558
                                            =========      =========     =========      =========    =========
        Basic earnings (loss) per common
           share (A/B)                          $0.57        $(0.67)         $0.40          $0.10        $0.10
                                                 ====         ======          ====           ====         ====
        Diluted earnings (loss) per common
           share (A/C)                          $0.54        $(0.67)         $0.39          $0.10        $0.10
                                                 ====         ======          ====           ====         ====

          Options and warrants to purchase 828,160, 307,028, 841,028 and 1,077,887 shares of Common Stock were outstanding during 2001, 1999 the three months ended March 31, 2002, and the three months ended March 31, 2001, respectively, but were not included in the computation of diluted earnings per share as their exercise prices were greater than the average market price of the common shares. Options and warrants to purchase an aggregate 1,400,413 shares of Common Stock were outstanding during 2000 and were excluded from the computation of dilutive earnings per share as their inclusion would have been anti-dilutive due to a net loss in that year.

11.     LEASES

        The Company leases office and research facilities from a director under a fixed term operating lease. Rental payments to the director were approximately $138,000, $121,000, and $121,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

        The Company leases other offices and facilities and office equipment under certain operating leases, which expire on various dates through April 2011. Under the terms of the facility leases, a pro rata share of operating expenses and real estate taxes are charged as additional rent.

        As of December 31, 2001, the Company is obligated for future minimum lease payments without regard for sublease payments under noncancelable leases as follows:

       (In thousands)
                                                     Capital          Operating
                                                      Leases            Leases

        2002                                         $    260       $     583
        2003                                              103             525
        2004                                               87             440
        2005                                               80             341
        2006                                               21             346
        2007 and thereafter                                23             939
                                                     --------       ---------
                                                          574       $   3,174
                                                                    =========
        Amount representing interest                       85
                                                     --------
        Present value of net minimum lease payments       489
        Less current portion                              223
                                                     --------
        Long-term capital lease obligations          $    266
                                                     ========
        Rent expense (including amounts for the facilities leased from the director) amounted to $1.4 million, $1.2 million and $0.8 million for the years ended December 31, 2001, 2000 and 1999, respectively.

12.      INCOME TAXES

        Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Significant components of the Company's deferred tax liabilities and assets are as follows:

        (In thousands)

                                                              2001         2000
        Deferred tax liability -
         Building, equipment and improvements             $    (310)   $   (205)

        Deferred tax assets:
         Goodwill                                               745         971
         Medical expense accrual                                 90         112
         Bad debt reserve                                       406         430
         Accrued severance                                                  249
         Net operating loss carryforwards                    12,178      13,393
         Research and experimental credit carryforwards         203         173
         Restructuring costs                                                 61
         Legal reserve                                           13
         Other                                                  609         286
                                                          ---------   ---------
        Total net deferred tax assets                        13,934      15,470
        Valuation allowance for deferred tax assets         (13,934)    (15,470)
                                                          ---------  ---------
        Net deferred tax asset                            $      -    $       -
                                                          =========   =========

        Following is a reconciliation of federal income tax at the statutory rate of 34% to the actual income taxes provided for:

                                                                          2001              2000             1999

       Computed expected federal income tax
         expense (benefit)                                             $     849        $    (871)            $482
       State tax, net of federal effect                                      101              (98)              40
       Permanent differences                                                  18               23               10
       Change in valuation allowance                                      (1,536)             499             (739)
       Adjustment to prior year provision                                      1               10
       Expired net operating loss carryforwards                              680              454              249
       Other                                                                (113)             (17)             (42)
                                                                       ----------            ----              ----
                                                                       $      -         $      -          $      -
                                                                       ==========       ==========        ==========


        At December 31, 2001, the Company had net operating loss carryforwards
        (NOL) of approximately $32.0 million, which are available to offset taxable income through 2014 and began to expire in 1999. For financial reporting purposes, a valuation allowance has been recorded to offset deferred tax assets that more likely than not will not be realized based on the Company's projected future taxable income.

        Section 382 of the Internal Revenue Code restricts the annual utilization of the NOLs incurred prior to a change in ownership. Such a change in ownership may have occurred in connection with stock transactions in 1996, and another change in ownership may have occurred in connection with the conversion of Series A Preferred Stock in 1997 and 1998. As a result of these changes in ownership, the future availability of the NOL to offset taxable income is likely substantially curtailed.

13.      EMPLOYEE BENEFIT PLAN

        The Company has a defined contribution benefit plan that covers substantially all employees who meet certain age and length of service requirements. Contributions to the plan are at the discretion of the Board of Directors. The 401(k) expense for the years ended December 31, 2001, 2000 and 1999 was $0.2 million, $0.2 million and $0.1 million, respectively.

14.      COMMITMENTS AND CONTINGENCIES

       In March 2000, the Company was served with a copy of a complaint filed against the Company in the Circuit Court of Cook County, Illinois, by the Plaintiff, The Methodist Medical Center of Illinois. The Plaintiff alleged that the Company interfered with various contractual relationships of the Plaintiff in connection with the referral of certain customers to the Company by other defendants previously sued by the Plaintiff in the same action. The Company had filed a cross claim against the other defendants in the litigation based on such defendants' contractual obligation to indemnify the Company against any damages, costs or expenses (including attorney fees) incurred by the Company, arising out of any claim of contractual interference by the Company in connection with the referral of the customers to the Company by such defendants. The parties have reached an agreement to settle the case, whereby the Company paid $75,000 with a full release of all claims and a dismissal order entered in October 2001. The Company will voluntarily dismiss its indemnity claims against the co-defendants for reimbursement of the $75,000 paid, with the right of refiling the indemnification claim existing for one year. The Company will continue to pursue its right of indemnification for the $75,000 during the next year.

15.      QUARTERLY INFORMATION (UNAUDITED)
        (In thousands, except per share amounts)

                                                    First           Second           Third          Fourth
        2001                                        Quarter         Quarter         Quarter         Quarter
        ---------------------------------------------------------------------------------------------------

        Revenues                                  $ 11,606       $  12,561       $  12,581       $  12,336
        Gross profit                                 4,158           5,036           4,994           5,259
        Net income                                     438             960             790             310
        Basic earnings per share                      0.10            0.22            0.18            0.07
        Diluted earnings per share                    0.10            0.21            0.17            0.06

                                                    First           Second           Third          Fourth
        2000                                        Quarter         Quarter         Quarter       Quarter (1)
        -----------------------------------------------------------------------------------------------------

        Revenues                                  $  9,676       $  11,316       $  11,573       $  10,315
        Gross profit                                 3,572           4,414           4,722           2,325
        Net income (loss)                              297             481             477          (3,816)
        Basic earnings (loss) per share               0.08            0.14            0.12           (0.90)
        Diluted earnings (loss) per share             0.08            0.13            0.11           (0.90)


     (1) During the fourth quarter of 2000, the Company reported a net loss of $3.8 million due to decreased sample volume from existing drugs-of-abuse clients as a result of adverse weather conditions and the slowing economy. The Company also experienced higher than expected expenses during the quarter relating to the reorganization of laboratory operations and the Chapter 11 bankruptcy filings of two customers.

SCHEDULE II-VALUATION & QUALIFYING ACCOUNTS


                                              Balance at    Charged to       Charged to                       Balance at
                                              Beginning      Costs and          Other                         the End of
                                              of Period      Expenses         Accounts     Deductions           Period
                                           ------------------------------   -----------------------------------------------
Year ended December 31, 2001
     Deducted from Asset Accounts
          Allowance for Doubtful Accounts  $  1,131,000    $ 384,000        $     -     $     446,000  (1) $   1,069,000
     Restructuring Accrual                 $    160,000    $    -           $     -     $     160,000  (3) $          -

Year ended December 31, 2000
     Deducted from Asset Accounts
          Allowance for Doubtful Accounts  $    274,000    $ 879,000        $     -     $      22,000  (1) $   1,131,000
      estructuring Accrual                 $    469,000    $    -           $     -     $     309,000  (3) $     160,000

Year ended December 31, 1999
     Deducted from Asset Accounts
          Allowance for Doubtful Accounts  $    245,000    $ 229,000        $     -     $     200,000 (1)  $     274,000
     Restructuring Accrual                 $  1,155,000    $(165,000)(2)    $     -     $     521,000 (3)  $     469,000



(1)  Uncollectable accounts written off, net of recoveries.
(2) Represents a decrease in reserves due to a more favorable settlement of certain lease contingencies originally accrued for in 1998.
(3)  Represents payments of lease obligations.

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors
Leadtech Corporation

We have audited the accompanying balance sheet of Leadtech Corporation (the Company) as of September 30, 2001 and the related statements of operations and cash flows for the nine months ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Leadtech Corporation as of September 30, 2001 and the results of its operations and its cash flows for the nine months ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP


Minneapolis, Minnesota
April 26, 2002

LEADTECH CORPORATION

BALANCE SHEET
SEPTEMBER 30, 2001

ASSETS

CURRENT ASSETS:
   Cash                                                                                                $     37,883
   Certificate of deposit                                                                                    57,833
   Accounts receivable less allowance for doubtful accounts and
     contractual adjustments of $40,293 and $181,942, respectively                                          451,236
   Inventories                                                                                                9,257
   Prepaid expenses and other                                                                                 1,266
                                                                                                        -----------
           Total current assets                                                                             557,475

EQUIPMENT, net                                                                                               12,798

OTHER ASSETS                                                                                                  2,164
                                                                                                        -----------

           Total assets                                                                                 $   572,437
                                                                                                        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Line of credit                                                                                       $    26,859
   Accounts payable                                                                                          33,871
   Accrued expenses                                                                                          64,358
   Accrued income taxes                                                                                      14,663
   Deferred income taxes                                                                                     90,555
                                                                                                        -----------
           Total current liabilities                                                                        230,306

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock (no par value; authorized shares, 120; issued and
     outstanding shares, 120)                                                                                48,000
   Retained earnings                                                                                        294,131
                                                                                                        -----------
           Total stockholders' equity                                                                       342,131
                                                                                                        -----------

           Total liabilities and stockholders' equity                                                   $   572,437
                                                                                                        ===========


See notes to financial statements.

LEADTECH CORPORATION

STATEMENTS OF operations
NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                                                                                         2001             2000
                                                                                                       (unaudited)

REVENUES                                                                          $     1,700,442   $    1,523,681

COST OF REVENUES                                                                          207,235           159,781
                                                                                    -------------    --------------

GROSS PROFIT                                                                            1,493,207         1,363,900

OPERATING EXPENSES:
   Officer salaries                                                                       798,077           613,445
   Other selling, general, and administrative                                             553,314           506,413
                                                                                    -------------    --------------
                                                                                        1,351,391         1,119,858
                                                                                    -------------    --------------
INCOME FROM OPERATIONS                                                                    141,816           244,042

OTHER INCOME (EXPENSE):
   Interest income                                                                          1,184             2,731
   Interest expense                                                                        (2,325)           (4,475)
                                                                                    -------------    --------------
                                                                                           (1,141)           (1,744)
                                                                                    -------------    --------------

INCOME BEFORE INCOME TAXES                                                                140,675           242,298

PROVISION FOR INCOME TAXES                                                                 43,418            46,408
                                                                                    -------------    --------------

NET INCOME                                                                                 97,257           195,890

RETAINED EARNINGS AT JANUARY 1                                                            196,874           150,360
                                                                                    -------------    --------------

RETAINED EARNINGS AT SEPTEMBER 30                                                   $     294,131    $      346,250
                                                                                    =============    ==============


See notes to financial statements.

LEADTECH CORPORATION

STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                                                                                           2001            2000
                                                                                                        (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                           $    97,257     $   195,890
   Adjustments to reconcile net income to net cash
       provided by operating activities:
     Depreciation                                                                               441           3,500
     Provision for losses on accounts receivable                                             69,920          77,695
     Deferred income taxes                                                                   28,542          41,546
   Changes in operating assets and liabilities:
       Accounts receivable                                                                 (207,935)       (281,492)
       Inventories                                                                             (604)         (3,760)
       Prepaid expenses and other current assets                                             (2,450)         (4,265)
       Accounts payable and accrued expenses                                                 61,713          31,954
                                                                                        -----------     -----------
           Net cash provided by operating activities                                         46,884          61,068

CASH FLOWS FROM INVESTING ACTIVITIES -
   Purchase of equipment                                                                    (13,239)         (3,500)

CASH FLOWS FROM FINANCING ACTIVITIES -
   Net payments on revolving credit facility                                                 (8,025)         (6,377)
                                                                                        -----------     -----------

INCREASE IN CASH                                                                             25,620          51,191

CASH AT JANUARY 1                                                                            12,263           4,872
                                                                                        -----------     -----------

CASH AT SEPTEMBER 30                                                                    $    37,883     $    56,063
                                                                                        ===========     ===========


See notes to financial statements.

LEADTECH CORPORATION

NOTES TO FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
------------------------------------------------------------------------------

1.      Summary of significant accounting policies

        The Company - Leadtech Corporation is a private company that was incorporated in New Jersey in 1991. The Company operates as an independent clinical laboratory devoted primarily to the examination of blood lead concentrations in pediatric patients. The Company is located in North Bergen, New Jersey, but services a nationwide clientele of pediatricians, various health care organizations, industrial clients, and physician offices.

        Use of Estimates - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Accounts Receivable - Laboratory services are provided to local and national customers including pediatricians, various health care organizations, industrial clients, and physician offices. The Company extends credit based on an evaluation of the customer's financial condition, and receivables are generally unsecured. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable.

        Inventories - Inventories are valued at the lower of cost (first-in, first-out method) or market.

        Equipment - Equipment is stated at cost. Provisions for depreciation have been computed using the straight-line method to amortize the cost of depreciable assets over their estimated useful lives ranging from five to seven years.

        Impairment of Long-Lived Assets - The Company periodically evaluates the carrying value of long-lived assets for potential impairment. The Company considers projected future operating results, cash flows, trends, and other circumstances in making such estimates and evaluations. When the carrying value of any long-lived asset exceeds its projected undiscounted cash flows, an impairment is recognized to reduce the carrying value to its fair market value.

        Revenue Recognition and Contractual Allowances - Revenues from laboratory services are recognized as earned at such time as the Company has completed services. The Company's services are considered to be complete when it has performed the applicable laboratory testing services and the results have been sent to the Company's customers.

        Net revenues and accounts receivable are reported at estimated net realizable value due from the Company's customers, including estimated adjustments under reimbursement agreements with third-party payors. Contractual allowances are accrued on an estimated basis in the period the related services are provided and adjusted in future periods as final settlements are determined.

        Income Taxes - The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

        Fair Value of Financial Instruments - The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable are considered to be representative of their respective fair values due to their short-term nature. The carrying amount of the line of credit approximated fair value at September 30, 2001. The fair value of the Company's line of credit was estimated using interest rates that are representative of debt with similar terms and maturities.

        Concentrations of Credit Risk - Concentrations of credit risk with respect to accounts receivable are limited due to the diversity of the Company's clients as well as their dispersion across many different geographic regions. The Company had no customers that accounted for more than 10% of revenues in the nine months ended September 30, 2001 or 2000.

        Comprehensive Income - Comprehensive income is a measure of all nonowner changes in stockholders' equity and includes such items as net income, certain foreign currency translation items, minimum pension liability adjustments, and changes in the value of available-for-sale securities. For the nine months ended September 30, 2001 and 2000, comprehensive income for the Company was equivalent to net income as reported.

        Derivative Instruments and Hedging Activities - Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards
        (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivatives, including those embedded in other contracts, be recognized as either assets or liabilities and that those financial instruments be measured at fair value. The accounting for changes in the fair value of derivatives depends on their intended use and designation. Management has reviewed the requirements of SFAS No. 133 and has determined they have no freestanding or embedded derivatives. All contracts that contain provisions meeting the definition of a derivative also meet the requirements of, and have been designated as, normal purchases or sales. The Company's policy is to not use freestanding derivatives and to not enter into contracts with terms that cannot be designated as normal purchases or sales.

        New Accounting Standards - In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for the Company on January 1, 2003. The Company is currently in the process of evaluating the impact of the adoption of SFAS No. 143.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for the Company on January 1, 2002. The Company is currently in the process of evaluating the impact of the adoption of SFAS No. 144.

2.      INVENTORIES

        Inventories consisted of supplies used in the laboratory testing process of $9,257 at September 30, 2001.

3.      EQUIPMENT

        Equipment consisted of the following at September 30, 2001:

        Furniture and equipment                                     $   68,062
        Software                                                         2,517
                                                                    ----------
                                                                        70,579
        Less accumulated depreciation                                  (57,781)
                                                                    ----------
                                                                    $   12,798
                                                                    ==========
        Depreciation expense was $441 and $3,500 for the nine months ended September 2001 and 2000, respectively.

4.      DEBT

        The Company has a $50,000 revolving credit agreement with Fleet Blank that is secured by a certificate of deposit of approximately equal value. At September 30, 2001, $26,859 was outstanding under the revolving line of credit, and $23,141 was available to be advanced. The interest rate on the revolving line of credit is variable at prime +2% and was 8.0% at September 30, 2001. The weighted average interest rate on borrowings outstanding under the revolving line of credit was 9.5% and 11.2% for the nine months ended September 30, 2001 and 2000, respectively.

        Cash paid for interest for outstanding debt was $2,325 and $4,475 for the nine months ended September 30, 2001, and 2000, respectively.

5.      LEASES

        The Company leases an office and office equipment under certain operating leases, which expire on various dates through December 2004. Under the terms of the facility leases, a pro rata share of operating expenses and real estate taxes are charged as additional rent.

        As of September 30, 2001, the Company is obligated for future minimum lease payments without regard for sublease payments under noncancelable operating leases as follows:

        October - December 2001                                      $   11,295
        2002                                                             45,180
        2003                                                             19,073
        2004                                                                118
                                                                     ----------
                                                                     $   75,666
                                                                     ==========
        Rent expense amounted to $35,760 and $27,163 for the nine months ended September 30, 2001 and 2000, respectively.

6.      INCOME TAXES

        The provision for income taxes for the nine months ended September 30, 2001 and 2000 consisted of the following:

                                                        2001          2000

        Current                                    $   14,876     $    4,862
        Deferred                                       28,542         41,546
                                                    ----------    ----------
                                                   $   43,418     $   46,408
                                                   ==========     ==========

        The Company's income tax expense for the nine months ended September 31, 2000 differs from the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes due primarily to the graduated tax rates and state income taxes (net of federal benefit). The Company's income tax expense for the nine months ended September 30, 2000 differs from the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes. This difference is due to the fact that the Company has provided for taxes for the nine months ended September 30, 2001 using the Company's estimated annual effective rate because of significant salary expense incurred in the fourth quarter of 2000 and the resulting graduated rates.

        Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        Significant components of the Company's deferred tax assets and liabilities at September 30, 2001 were as follows:

        Deferred tax assets:
          Accounts receivable allowances                         $      55,359
          Accrued expenses                                              16,032
          Accounts payable                                               8,437
                                                                  -------------
                                                                        79,828

        Deferred tax liabilities:
          Accounts receivable                                         (167,762)
          Inventory                                                     (2,306)
          Prepaid expenses                                                (315)
                                                                  -------------
                                                                      (170,383)
        Total net deferred tax liabilities                       $     (90,555)
                                                                  =============

        No cash was paid for income taxes during the nine months ended September 30, 2001 and 2000.

7.      SUBSEQUENT EVENT

        On October 24, 2001, MEDTOX Scientific, Inc. (MEDTOX) completed the acquisition of the Company. Operations at the Company's facility in New Jersey were merged into the MEDTOX laboratory facility in Saint Paul, Minnesota in December 2001. The purchase price of $6.1 million consisted of $2.5 million in cash, the issuance of 250,462 shares of MEDTOX common stock valued at $2.7 million, and $0.9 million of seller financing payable over 24 months.

        UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

        The following unaudited pro forma combined condensed financial statement is presented to give effect to the purchase agreement and the acquisition of Leadtech Corporation (Leadtech) under the purchase method of accounting. The statement of operations for the nine months ended September 30, 2001 assumes that the acquisition of Leadtech had been consummated on January 1, 2001. The pro forma financial statements are not necessarily indicative of the results of operations which would have occurred had the Leadtech acquisition been consummated at such time, nor are they necessarily indicative of the results of future operations. The allocation of the purchase price of Leadtech reflects the fair value of any adjustments to assets and liabilities. The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of MEDTOX Scientific, Inc. and subsidiaries (MEDTOX), including notes thereto, and the financial statements of Leadtech included herein, including the notes thereto.

        PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

        FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
        (IN THOUSANDS)

        (UNAUDITED)

                                                                                    Pro Forma         Pro Forma
                                                                                   Adjustments       as Adjusted
                                                         Historical               for Leadtech      for Leadtech
                                                 --------------------------
                                                   MEDTOX          Leadtech         (Note 2)         Acquisition

        Revenues                                 $    36,748      $   1,700                          $  38,448
        Cost of revenues                              22,560            207                             22,767
                                                 -----------      ---------                          ---------

        Gross profit                                  14,188          1,493                             15,681

        Selling, general, and administrative
         expense                                       9,527          1,351                             10,878
        Research and development expense                 956                                               956
        Amortization expense                             651                        $     328 (a)          979
                                                 -----------      ---------         ---------        ---------
                                                      11,134          1,351               328           12,813
                                                 -----------      ---------         ---------        ---------

        Income from operations                         3,054            142              (328)           2,868

        Interest expense, net                            791              1                62 (b)          854
        Other expense, net                                75                                                75
                                                 -----------      ---------         ---------        ---------

        Income before income taxes                     2,188            141              (390)           1,939
        Income tax provision (benefit)                                   44              (133) (c)         (89)
                                                 -----------      ---------         ---------        ---------

        Net income                               $     2,188      $      97         $    (257)       $   2,028
                                                 ===========      =========         =========        =========

        Basic earnings per common share          $      0.51                                         $    0.45
                                                 ===========                                         =========
        Diluted earnings per common share        $      0.48                                         $    0.42
                                                 ===========                                         =========

        Weighted average shares outstanding:
         Basic                                     4,289,791                                         4,540,253
         Diluted                                   4,544,077                                         4,794,539

        See notes to unaudited pro forma combined condensed financial information.

NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
(UNAUDITED)

1.       ACQUISITION

         On October 24, 2001, MEDTOX Scientific, Inc. (MEDTOX) acquired Leadtech Corporation (Leadtech) in a business combination accounted for as a purchase. Under the stock purchase agreement, the stockholders of Leadtech received $6.1 million consisting of $2.5 million in cash, the issuance of 250,462 shares of MEDTOX common stock valued at $2.7 million, and $0.9 million of seller financing payable over 24 months.

         The following table summarizes the fair value of the Leadtech assets acquired (in thousands):

         Goodwill                                           $ 3,727
         Customer list                                        2,141
         Non-compete agreement                                  250
                                                            -------
                                                            $ 6,118
                                                            =======

         The goodwill acquired in the acquisition of Leadtech will not be amortized since the acquisition occurred subsequent to July 1, 2001, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Thus, no amortization expense is reflected in the unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2001.

2.       PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS

         Details of the pro forma adjustments relating to the acquisition and financing are set forth below:

         (a) Adjustment to record the amortization expense related to the amortizable intangible assets described in Note 1. The customer list will be amortized over a ten-year period on an accelerated basis based upon projected future cash flows. The non-compete agreement will be amortized on a straight-line basis over a two-year period.

         (b) Adjustment to record the interest expense, due to the use of $0.9 million in seller financing described in Note 1.

         (c) Adjustment to record an income tax provision (benefit) for pro forma adjustments using a 34% tax rate.